AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  NOVEMBER 21, 2001
                                            REGISTRATION STATEMENT NO. 333-71052

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------
                               SAXON CAPITAL, INC.

             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                       6162                 54-2036376
  (State or jurisdiction of         (Primary Standard        (I.R.S. Employer
incorporation or organization)   Industrial Code Number)  Identification Number)

                                  4880 COX ROAD
                           GLEN ALLEN, VIRGINIA 23060
                                 (804) 967-7400
     (Address and telephone number of issuer's principal executive offices)

        Agent for Service:                                   Copy to:
         MICHAEL L. SAWYER                               R. NICHOLAS SINGH
      Chief Executive Officer                            McKee Nelson, LLP
        Saxon Capital, Inc.                             1919 M Street, N.W.
           4880 Cox Road                                     Suite 800
    Glen Allen, Virginia 23060                        Washington, D.C. 20036
          (804) 967-7400                                  (202) 775-4134

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of
                        Registrant's Agent for Service)

Approximate date of proposed sale to public: AS SOON AS THE REGISTRATION
                                             STATEMENT IS EFFECTIVE.


                                                 CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                                  ESTIMATED      PROPOSED MAXIMUM     AMOUNT OF
                     TITLE OF EACH CLASS OF                     AMOUNT TO BE       OFFERING         AGGREGATE       REGISTRATION
                  SECURITIES TO BE REGISTERED                   REGISTERED(1)   PRICE PER UNIT  OFFERING PRICE(2)        FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value, held by selling
stockholders..................................................   28,050,100         $10.10         $283,306,010      $70,826.50
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value, underlying warrants............    1,200,000         $10.10         $ 12,120,000      $ 3,030.00
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value, underlying
selling stockholders' options.................................    3,213,000         $10.10          $32,451,300       $8,112.83
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                            32,463,100                        $327,877,310      $81,969.33(3)
===================================================================================================================================

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2) In accordance with Rule 457(c), the aggregate offering price of our stock is estimated solely for calculating the registration fees due for this filing. No exchange or over-the-counter market exists for Saxon Capital, Inc.'s common stock. Our stockholders have privately sold some of our shares using the PORTAL system. Sales using PORTAL have been at prices per share ranging from a low of $10.00 to a high of $10.45 with an average of $10.10. In accordance with Rule 457(g), the shares issuable upon the exercise of outstanding warrants and options are determined by the higher of (1) the exercise price of the warrants and options, (2) the offering price of the common stock in the registration statement, or (3) the average sales price of the common stock as determined by 457(c).


(3)      $1,585.70 paid herewith and $80,383.63 previously paid.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

                  SUBJECT TO COMPLETION DATED NOVEMBER 21, 2001

PROSPECTUS

                                32,463,100 SHARES

                               SAXON CAPITAL, INC.

                                  COMMON STOCK

                            -------------------------

         This prospectus covers the resale of up to 32,463,100 shares of our common stock, including common stock to be issued upon the exercise of options and warrants held by our current stockholders. These shares may be offered and sold from time to time by the selling stockholders listed on page 73 of this prospectus, following the effective date of the registration statement of which this prospectus is part.


         Investing in the shares involves a high degree of risk. "Risk Factors" begin on page 6.

                            -------------------------

         o There is currently no public market for our shares. Our stockholders have privately sold shares of our common stock using the PORTAL system. We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol SAXN.

         o The selling stockholders are selling all of the shares of common stock offered in this prospectus. We will not receive any of the proceeds from the sale of these shares.


                            -------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is November 21, 2001.

         You may rely only on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                                TABLE OF CONTENTS

                                                                                           PAGE
PROSPECTUS SUMMARY........................................................................    1
RISK FACTORS..............................................................................    6
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS..........................................   15
USE OF PROCEEDS...........................................................................   15
DETERMINATION OF OFFERING PRICE...........................................................   15
DIVIDEND POLICY...........................................................................   16
SELECTED FINANCIAL DATA...................................................................   17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....   20
BUSINESS..................................................................................   36
MANAGEMENT................................................................................   64
RELATED PARTY TRANSACTIONS................................................................   71
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............................   72
SELLING STOCKHOLDERS......................................................................   73
DESCRIPTION OF CAPITAL STOCK..............................................................   78
SHARES ELIGIBLE FOR FUTURE SALE...........................................................   79
PLAN OF DISTRIBUTION......................................................................   80
EXPERTS...................................................................................   82
LEGAL MATTERS.............................................................................   82
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.....................   82
WHERE YOU CAN FIND MORE INFORMATION.......................................................   82
INDEX TO FINANCIAL STATEMENTS.............................................................  F-1

                               PROSPECTUS SUMMARY

         The following summary highlights basic information about our business and this offering. It may not contain all of the information you consider important. You should read the entire prospectus, including the "Risk Factors" and our financial statements and the accompanying notes, before making an investment decision. Unless the context requires otherwise reference to "Saxon," "we," "us," and "our" as used in this prospectus includes Saxon Capital, Inc. and its subsidiaries.

OUR COMPANY

         As a result of the merger of Dominion Resources and Consolidated Natural Gas Company (Consolidated) in January 2000, Dominion Resources became a registered public utility holding company subject to the requirements of the Public Utility Holding Company Act of 1935. One of these requirements restricts investments in non-regulated businesses that are not functionally related to the public utility business. As a result, the order of the Securities and Exchange Commission, or SEC, authorizing the acquisition of Consolidated required divestiture of Dominion Capital's financial services businesses (including Saxon) within three years.


         Saxon Capital, Inc. is a Delaware corporation organized on April 23, 2001. Our original name was Saxon Capital Acquisition Corp., and we changed our name to Saxon Capital, Inc. on October 5, 2001. We acquired all of the issued and outstanding capital stock of SCI Services, Inc. (SCI Services), a Virginia corporation (formerly known as Saxon Capital, Inc.), from Dominion Capital, Inc. (Dominion Capital), a wholly owned subsidiary of Dominion Resources, Inc. (Dominion Resources) on July 6, 2001. We maintain our principal executive offices at 4880 Cox Road, Glen Allen, Virginia 23060, and our telephone number is (804) 967-7400. Upon the effectiveness of the registration statement of which this prospectus is a part, we expect our common stock will be listed on the Nasdaq National Market under the symbol SAXN.

         Through our operating subsidiaries, we originate, purchase, securitize, and service primarily non-conforming residential mortgage loans. These loans are secured primarily by first mortgages. We believe we deliver superior value and service to our borrowers through our disciplined credit, pricing, and servicing process, which we call "Life of the Loan Credit Risk Management" strategy. Our borrowers typically have limited credit histories, have high levels of consumer debt, or have experienced credit difficulties in the past. Mortgage loans to these types of borrowers are generally classified as "sub-prime" and/or "non-conforming" because they generally do not conform to or meet the underwriting guidelines of one or more of the government-sponsored entities such as Fannie Mae or the Federal Home Loan Mortgage Corporation (Freddie Mac). We originate and purchase loans on the basis of the borrower's ability to repay the mortgage loan, the borrower's historical patterns of debt repayment, and the collateral value of the borrower's property (as measured by the borrower's loan-to-value ratio or LTV). The range of interest rates and maximum loan amount are determined based upon our underwriting and risk-based pricing matrices. We have been originating and purchasing sub-prime mortgage loans since May 1996, when we were acquired by Dominion Capital, and believe the proprietary data that we have accumulated in our data warehouse enables us to analyze the characteristics that drive loan performance to ensure that we meet or exceed our return on investment requirements. We also believe our Life of the Loan Credit Risk Management strategy increases the consistency of our loan performance and financial returns.

         We originate or purchase mortgage loans through three separate origination channels. Our wholesale channel originates and purchases loans through our network of approximately 3,000 brokers throughout the country. These brokers rely on our centralized processing teams who, we believe, provide them with superior and consistent customer service. Our retail channel originates mortgage loans directly to borrowers through our wholly-owned subsidiary, America's MoneyLine, Inc. (America's MoneyLine), which has a retail branch network of 16 locations, and uses direct mail and the Internet to originate loans. Our correspondent channel purchases mortgage loans from approximately 375 correspondents following a complete re-underwriting of each loan. For the year ended December 31, 2000, we originated or purchased and securitized a total of $2.1 billion of residential mortgage loans. For the nine months ended September 30, 2001, we originated or purchased approximately $1.8 billion, and securitized approximately $1.3 billion of residential mortgage loans.


         Once we originate or purchase a mortgage loan, our wholly-owned subsidiary, Meritech Mortgage Services, Inc. (Meritech), begins the process of performing the day-to-day administrative services for the loan. Meritech seeks to ensure that the loan is repaid in accordance with its terms. Beginning with an introductory call made as soon as seven days following the origination or purchase of a mortgage loan, we attempt to establish a consistent payment relationship with the borrower. In addition, our call center uses a predictive dialer to create calling campaigns for delinquent loans based upon the borrower's historical payment patterns and the loan's risk profile. If the normal loan collection process fails to establish a timely payment pattern for the borrower, we use our proprietary, third generation computer-based loss mitigation decision support engine, "Asset Planner," to assist us in seeking appropriate potential alternatives to foreclosure to maximize recovery on the defaulted loan. At September 30, 2001, our servicing portfolio totaled $6.3 billion.

         We now generate our earnings primarily from the net interest income and fees we earn from the mortgage loans we originate or purchase. Net interest income is comprised of the interest income we collect on the mortgages each month less the interest expense on the mortgage warehouse debt or the securitization debt which finance the loans less the provisions we make for anticipated loan losses. The fees we collect include origination points and fees as well as fees we collect in servicing the loans such as late payment fees and prepayment penalties.


         Initially, we finance our loans under one of several different secured and committed warehouse-financing facilities. For a description of our warehouse financing, see "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources--Liquidity Resources." We then securitize our loans and pay off the associated warehouse borrowings. For a description of the securitization process, see "Business--Securitization and Financing." Historically, SCI Services's securitizations were structured as a sale of the loans, with a corresponding one-time recognition of gain or loss, under generally accepted accounting principles (GAAP). As a result of this accounting treatment, the loans were removed from our balance sheet and SCI Services recorded any retained residual interests from the securitizations.
See "Business--Securitization and Financing." Since May 1996, when we were acquired by Dominion Capital, we have securitized approximately $10.2 billion in mortgage loans through our quarterly securitization program.



         Following our divestiture from Dominion Resources on July 6, 2001, we now structure our securitizations as financing transactions. Accordingly, following a securitization, the loans remain on our balance sheet, and the securitization indebtedness replaces the warehouse debt associated with the securitized loans. Also, we now record interest income on the loans and interest expense on the asset-backed securities issued in the securitization over the life of the securitization, instead of recognizing a gain or loss upon completion of the sale. This change to "portfolio-based" accounting significantly impacts our future results of operations compared to our historical results. Therefore, our historical results and management's discussion of such results may not be indicative of our future results. This accounting treatment, however, more closely matches the recognition of income with the actual receipt of cash payments on the individual loans, and is expected to decrease our earnings volatility compared to structuring securitizations as sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Supplemental Portfolio Financial Data."


OUR INDUSTRY

         The residential mortgage loan market is the largest consumer finance market in the United States. Lenders in the United States originated over $1.02 trillion in single-family mortgage loans in 2000, and are expected to originate approximately $1.66 trillion in 2001. Generally, the industry is segmented by the size of the mortgage loans and credit characteristics of the borrowers. Loans that conform to the government sponsored entity guidelines for both size and credit characteristics are called "conforming mortgages." All other loans are considered "non-conforming loans" because of the size of the loans (referred to as jumbo mortgages) and/or the credit profiles of the borrowers (generally referred to as sub-prime mortgages). Historically, non-conforming loans have represented approximately 27% of total U.S. single-family mortgage originations.

OUR STRATEGY

         Our primary goal is to grow on our balance sheet a substantial portfolio of non-conforming mortgage loans that produces stable net interest and fee income. We believe we can achieve this goal by building upon our disciplined credit, proactive collections and customer service practices, and strong history of managing credit risk in the sub-prime mortgage market. Specifically, we intend to:

         o increase production volume across our origination platform by establishing a marketing unit to support our sales units' efforts to concentrate on profitable market segments and products, using the marketing data in our data warehouse, as well as creating and managing direct marketing campaigns utilizing direct mail and the Internet;

         o utilize aggregated historical loan performance information accumulated in our data warehouse to refine our risk-based pricing strategies to help minimize our credit exposure while maximizing our expected return on investment;

         o increase the consistency of our loan performance by emphasizing high levels of borrower contact through our Life of the Loan Credit Risk Management strategy;

         o continue investing in technology to support consistent credit decisions, loss mitigation efforts, and operating efficiencies, and to increase customer satisfaction by providing quick decision and service delivery; and

         o targeted increase the number of wholesale account executives and retail loan officers to prudently grow our loan volume and maximize the return on our fixed cost infrastructure.

RULE 144A OFFERING

         On July 6, 2001, we sold 28,000,000 shares of our common stock to Friedman, Billings, Ramsey & Co., Inc., or FBR, at a price per share of $9.30. FBR then sold the shares to investors at a price of $10.00 per share in a transaction not requiring registration under the Securities Act or applicable state securities law. Simultaneously with the sale of the 28,000,000 shares, we sold 20,000 shares of our common stock to our CEO, 20,000 shares to our President, and 10,000 shares to our CFO at a price of $10.00 per share in a private placement not registered under the Securities Act (together with the sale of the 28,000,000 shares, referred to as the 144A Offering). In connection with the 144A Offering, we granted warrants to FBR to purchase an aggregate of 1,200,000 shares of our common stock (the FBR Warrants). We also entered into a registration rights agreement for the benefit of the holders of the 28,000,000 shares of common stock and the common stock underlying the FBR Warrants. See "Description of Capital Stock--Registration Rights."

         Our net proceeds of the 144A Offering were approximately $260 million. We used the net proceeds as follows:

         o to pay the cash component of the purchase price for the acquisition of SCI Services, Inc. which was $145.1 million, net of a $25 million note to Dominion Capital, and


         o the remainder for general corporate and working capital purposes. For a more detailed discussion of the 144A Offering. See "Business--144A Offering."

ACQUISITION OF SCI SERVICES, INC.

         On July 6, 2001, we purchased all of the issued and outstanding shares of capital stock of SCI Services from Dominion Capital. The purchase occurred simultaneously with the consummation of our 144A Offering.

         We purchased SCI Services for $170.1 million, which is a price equal to SCI Services's net tangible book value as of July 5, 2001, adjusted to take into effect the distribution of assets and liabilities by SCI Services to Dominion Capital described below that we did not purchase, plus a premium of $11.7 million primarily related to loans in warehouse. The aggregate purchase price was paid in the form of a $25 million five-year senior subordinated promissory note which accrues interest at 8% annually, and the remainder in cash. We did not purchase any of SCI Services's historical goodwill or tax liabilities, or any of the interest-only residual assets and related hedges, or subordinate bonds SCI Services retained in securitizations that occurred before our purchase. SCI Services distributed these assets and liabilities to Dominion Capital immediately before the closing. You should note that while the purchase agreement contains various representations, warranties, covenants, and indemnifications made by Dominion Capital about SCI Services's business, there are significant contractual limitations on these provisions set forth in the purchase agreement. For a complete description of these limitations and other provisions of this transaction, you should review the purchase agreement and the amendment thereto, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus is part.


         For a discussion of the impact that the purchase of SCI Services will have on our financial statements, see "Unaudited Pro Forma Consolidated Financial Information." For a more detailed discussion of the terms of our purchase of SCI Services, see "Business--The Acquisition of SCI Services, Inc."

THE OFFERING

Securities Offered.............   A total of 32,463,100 shares of common stock
                                  including the following: 28,050,100 shares of
                                  common stock, plus an additional 1,200,000
                                  shares issuable upon exercise of a warrant,
                                  and 3,213,000 shares issuable upon exercise of
                                  the options, in each case, held by the selling
                                  stockholders.

Offering Price.................   The selling stockholders are offering, from
                                  time to time, the shares being offered by this
                                  prospectus at the then current market price.

Common Stock to be Outstanding
after Offering.................   32,463,100 shares; including all of the shares
                                  issuable upon the exercise of warrants and
                                  options held by the selling stockholders. We
                                  currently have a total of 28,050,100 issued
                                  and outstanding. If all of the shares that may
                                  be offered were actually sold, our issued and
                                  outstanding shares would increase by about
                                  15.73%.

Dividend Policy................   We do not anticipate paying dividends on our
                                  common stock in the foreseeable future.

Use of Proceeds................   We will not receive any of the proceeds from
                                  the shares sold by the selling stockholders,
                                  but if the selling stockholders pay the
                                  exercise price for the FBR Warrants or the
                                  options in cash, such proceeds will be used
                                  for working capital.


                                       3

Proposed Nasdaq National Market
   Symbol......................   SAXN

SUMMARY FINANCIAL DATA

         The following table presents summary financial data for Saxon Capital, Inc. (Successor) for the period July 6, 2001 to September 30, 2001 and for SCI Services, Inc. (Predecessor) for the five most recent fiscal years, and for the period January 1, 2001 to July 5, 2001 and for the nine months ended September 30, 2001, which are derived from our consolidated financial statements and other financial records. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements, including related notes, contained elsewhere in this prospectus.


         As we have previously stated, a change in the securitization structure has changed how we account for our securitizations that occur after June 30, 2001. Our securitizations, after June 30, 2001, are now accounted for as financings instead of sales. Accordingly, our historical results and management's discussion of such results may not be indicative of future results.


                                      SUCCESSOR                                      PREDECESSOR

                                    SEPTEMBER 30                                     DECEMBER 31,
                              ------------------------- -------------------------------------------------------------------------
                                        2001                   2000          1999          1998          1997           1996(1)
                              ------------------------- ---------------- ------------ -------------- -------------- -------------
  BALANCE SHEET DATA:

  Mortgage loans held for
   sale, net...............            $506,604              $105,214      $123,609      $139,283       $89,088         $66,721
Securitized loans, net.....             669,550                    --            --            --            --              --
Interest-only residual assets               --                298,415       346,675       281,898       189,123          58,451
Mortgage servicing rights,               36,814
   net.....................                                    47,834        40,416        34,523        23,132           8,659
Subordinate bonds..........                  --                13,597        27,019        41,019            --              --
Servicing related advances(2)            95,993                30,847        28,735        15,735         6,621           4,604
Total assets...............           1,337,543               572,408       640,432       600,321       397,536         222,633
  Warehouse financing......             398,939                88,225       110,465       137,123        95,742         104,425
Non-recourse financing.....             650,265                    --            --            --            --              --
Total liabilities..........           1,083,841               228,871       294,775       311,410       186,844         132,987
Stockholder's equity.......          $  253,702              $343,537      $345,657      $288,911      $210,692        $ 89,646


                                  SUCCESSOR                                       PREDECESSOR
                                                            NINE MONTHS
                                   JULY 6 -    JANUARY 1 -     ENDED
                                SEPTEMBER 30,    JULY 5,    SEPTEMBER 30                 YEAR ENDED DECEMBER 31,
                               -------------- ------------- ------------- --------------------------------------------------------
                                    2001          2001           2000        2000        1999        1998      1997      1996(1)
                               -------------- ------------- ------------- ----------- ---------- ---------- ---------- -----------
                                                                               ($ in thousands)
Operating Data:
Interest income..............         $18,437       $15,331     $30,733      $34,444     $45,818    $35,794   $34,128    $10,017
Interest expense.............          (9,353)      (11,524)    (19,165)     (24,875)    (21,342)   (18,817)  (20,975)    (9,647)

Net interest income before
   provision for loan losses.           9,084         3,807      11,568        9,569      24,476     16,977    13,153        370
Provision for loan loss......          (5,430)       (8,423)     (2,944)      (6,403)     (9,107)    (4,363)   (1,912)      (339)
Net interest income..........           3,654        (4,616)      8,624        3,166      15,369     12,614    11,241         31
Gain on securitizations......              --        32,892      46,239       79,234      98,369     76,277    69,749     42,224

Servicing income, net of
   amortization..............           5,128        16,550      19,076       24,885      15,984     10,237     6,893      2,867

Total net revenues...........           8,782        44,826      73,939      107,285     129,722     99,128    89,920     45,072
General and administrative,
   payroll and other expenses          16,877        43,678      54,227       71,444      71,846     79,712    42,220     14,610
  Impairment of residual
   assts, net................              --         7,301     107,106      108,445          --         --        --         --
Impairment of Predecessor
   goodwill..................              --        44,963          --           --          --         --        --         --
Total expenses...............          16,877        95,942     161,333      179,889      71,846     79,712    42,220     14,610

Income (loss) before taxes...          (8,095)      (51,116)    (87,394)     (72,604)     57,876     19,416    47,700     30,462
Income tax (benefit) expense.          (3,156)      (21,609)    (33,639)     (24,084)     21,228      7,398    17,654     11,230

Net income (loss)............         $(4,939)     $(29,507)   $(53,755)    $(48,520)    $36,648    $12,018   $30,046    $19,232

                                  SUCCESSOR                                       PREDECESSOR
                                                             NINE MONTHS
                                   JULY 6 -    JANUARY 1 -      ENDED
                                SEPTEMBER 30,    JULY 5,     SEPTEMBER 30                  YEAR ENDED DECEMBER 31,
                               -------------- ------------- ------------- --------------------------------------------------------
                                     2001          2001          2000          2000        1999       1998       1997      1996(1)
                               -------------- ------------- -------------  ----------- ---------- ---------- ---------- -----------
OTHER DATA:

Total mortgage loan
   originations(3)...........      $542,097      1,220,875     $1,574,782   $2,088,503 $2,234,512 $2,137,958 $1,826,691   $737,026
   Wholesale originations(3).       707,181        463,607        586,535      712,746  1,011,652    801,634    520,451    347,862
   Retail originations(3)....       303,802        194,703        176,439      233,753    174,611    106,544     22,845         --
   Correspondent
      originations(3)........       751,834        562,265        841,808    1,142,004  1,048,249  1,229,780  1,283,395    389,164
Mortgage loans securitized...       650,410        661,456      1,539,089    2,098,659  2,679,556  2,349,035  2,300,180    693,119
Total serviced assets at
   period end................     6,276,526      6,286,078      5,548,805    5,588,598  4,803,812  3,578,946  2,482,385  1,902,050
  Average principal balance
   per loan serviced at period
   end.......................           $93            $95            $95          $93        $95        $98       $104       $108
Number of retail branches at
   period end................            16             16             16           16         14         14          2         --
Average number of wholesale
   account executives(4).....           100            100            100           99        115         91         43         27
RATIOS:

Equity to assets.............         22.7%          38.3%          51.1%        56.8%      51.1%      47.2%      43.9%      38.1%
Return on average equity(5)..        (2.6)%        (13.3)%        (18.6)%      (14.1)%      11.6%       5.1%      22.1%      34.9%
Return on average  assets(5).        (0.6)%         (5.1)%         (9.5)%       (8.0)%       5.9%       2.4%       9.7%      13.3%
Operating expenses as a
   percentage of total
   serviced  assets(5).......          1.1%           1.7%           1.4%         1.5%       1.8%       1.7%       1.7%       1.7%
ASSET QUALITY DATA (SERVICED
   PORTFOLIO):

Total Serious Delinquent(6)..         12.1%            N/A           9.4%        10.6%       8.6%       6.3%       4.4%       1.0%
Annual  losses on serviced
   portfolio as a percentage
   of total  serviced assets           1.2%            N/A           0.8%         0.8%       0.7%       0.4%       0.5%       0.4%
Total portfolio prepayment
   speed  CPR(7).............         30.4%            N/A          24.1%        25.1%      32.8%      38.4%      43.8%      36.8%
---------------------


(1) For the period from May 14, 1996 (the date Dominion Capital purchased SCI Services) to December 31, 1996.


(2) During 2001, we had a one-time change in the method of recording advances and recoveries from the securitizations from a net basis to a gross basis.


(3)      Principal balance only.


(4)      Includes area and regional sales management positions.


(5)      Data for month and incomplete years have been annualized.


(6) Serious Delinquent is defined as loans that are 60 or more days delinquent, foreclosed, REO, or held by a borrower who has declared bankruptcy.


(7) The constant prepayment rate (CPR) means a prepayment assumption which represents a constant assumed rate of prepayment each month relative to the then outstanding principal balance of a pool of mortgage loans for the life of such mortgage loans.


N/A      Information not available.

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES A NUMBER OF RISKS. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER ALL OF THE RISKS DESCRIBED IN THIS PROSPECTUS. IF ANY OF THE RISKS DISCUSSED IN THIS PROSPECTUS OCCUR, OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IF THIS WERE TO HAPPEN, THE PRICE OF OUR COMMON STOCK COULD DECLINE SIGNIFICANTLY AND YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT. THE RISK FACTORS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT MAY AFFECT US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US ALSO MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, AND RESULTS OF OPERATIONS.

WE HAVE INCURRED SIGNIFICANT OPERATIONAL LOSSES IN THE YEAR 2000 AND FOR THE FIRST NINE MONTHS OF 2001.


         Our business operations resulted in net losses in the year 2000 and for the first nine months of 2001. These losses were caused primarily from charges related to the impairment of certain residual assets and goodwill. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Expenses." Furthermore, beginning July 6, 2001, we changed our securitization structure so that we no longer book a gain at the time of securitization, and instead record interest income and loan loss provisions over the life of the mortgage loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General." Therefore, we will continue to experience operating losses until we rebuild our mortgage investment portfolio to the point that our mortgage loans generate sufficient net income to cover our operating costs.




A PROLONGED ECONOMIC DOWNTURN OR RECESSION COULD ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL CONDITION.


         The United States economy is currently undergoing a period of slowdown, which some observers view as a recession. This economic condition has been worsened by the September 11th terrorist attacks in New York City and Washington, D.C. Although we have not operated during a period of prolonged general economic downturn or a recession, these events have historically resulted in a reduction in mortgage origination activity and an increase in the rate of mortgage defaults. A continued economic downturn or recession would have a significant adverse impact on our operations and our financial condition. For example, a reduction in new mortgages will adversely affect our ability to expand our mortgage portfolio, which is our principal means of increasing our earnings. In addition, because we make a substantial number of loans to credit-impaired borrowers, the actual rates of delinquencies, foreclosures, and losses on these loans could be higher during economic slowdowns. Any sustained period of increased delinquencies, foreclosures, or losses could adversely affect our ability to originate, purchase, and securitize loans.


INABILITY TO GENERATE LIQUIDITY OR ACCESS FUNDING SOURCES MAY AFFECT OUR OPERATIONS.


         We require substantial amounts of cash to fund our loan origination, purchase, securitization, and servicing activities. We also incur significant securitization costs, as well as a current tax liability, in connection with a securitization. Additionally, as a servicer, we are required to advance delinquent principal and interest payments to investors, tax and insurance escrow payments, and foreclosure costs on certain delinquent loans. Accordingly, our strategy of increasing the number of loans originated, purchased, and serviced will require substantial amounts of cash. A significant source of our operating cash flows was removed from our balance sheet when Dominion Capital retained the residual cash flows associated with all securitizations that occurred before our divestiture. As a result, the cash generated from our current operations is not sufficient to fund our operating activities and growth plans. While we are building our mortgage portfolio, we will fund the operating shortfall with our $132.4 million in available working capital and $1.3 billion in committed warehouse lines. We expect that we will use a substantial portion of this working capital before we reach a position of cash flow neutrality. In addition to our committed warehouse lines, there are three other main sources from which we expect to derive our liquidity:

         o securitizations of acquired or originated mortgage loans and whole loan sales;


         o        our issuance of equity and debt securities; and


         o        earnings from operations.


We cannot assure you that any of these alternatives will be available to us, or if available, that we will be able to negotiate favorable terms. If we cannot generate sufficient liquidity, we will be unable to continue our operations, grow our loan portfolio, and maintain our hedging policy. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES."


DEPENDENCE ON FINANCING FACILITIES AND SECURITIZATIONS MAY CREATE LIQUIDITY
RISKS.


     LIQUIDITY RISKS ASSOCIATED WITH CREDIT AND WAREHOUSE FACILITIES .


         Our ability to fund current operations and accumulate loans for securitization depends to a large extent upon our ability to secure short-term financing on acceptable terms. The availability of these financing sources depends to some extent on factors outside of our control, including regulatory capital treatment for unfunded bank lines of credit and the availability of bank liquidity in general. If we are unable to extend or replace any of these facilities, we will have to curtail our loan production activities, which would have a material adverse effect on our business, financial condition, liquidity, and results of operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES."


     LIQUIDITY RISKS ASSOCIATED WITH SECURITIZATIONS.


          Since May 1996, we have relied, and expect to continue to rely, upon our ability to securitize our mortgage loans to generate cash for repayment of short-term credit and warehouse facilities, and to finance the mortgage loan for the remainder of the mortgage loan's life. We cannot assure you, however, that we will continue to be successful in securitizing mortgage loans that we accumulate. Our ability to complete securitizations of our loans will depend on a number of factors, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, and the performance of our portfolio of securitized loans. If it is not possible or economical for us to complete the securitization of all the loans that we accumulate, we may exceed our capacity under our warehouse financing facilities. This could require us to sell the accumulated loans at a time when the market value of the loans is low, and potentially to incur a loss in the sale transaction. In a securitization, securities are issued with various ratings and are priced at a spread over a certain benchmark, such as the yield on United States Treasury bonds, swaps, or the London Inter-Bank Offered Rate (LIBOR). If the spread that investors are willing to pay over the benchmark widens and the rates we charge on our mortgage loans are not increased accordingly, we may experience a material adverse impact on our ability to execute securitizations. See "BUSINESS--SECURITIZATION AND FINANCING."


WE FACE ADDITIONAL RISKS BY SECURITIZING OUR LOANS.

     OUR SECURITIZATIONS REQUIRE CREDIT ENHANCEMENT.

         Since 1997, all of our securitizations have utilized credit enhancement primarily in the form of senior subordinate bonds. The market for these senior subordinate bonds could become more illiquid or trade at steep discounts, thereby affecting our ability to securitize our loans. In addition, we have, from time to time, used financial guaranty insurance policies to provide credit enhancement for our securitizations instead of using senior subordinate structures. While we plan to use these credit enhancement features in the future, we cannot assure you that these features will be available at costs that would allow us to finance mortgage loans economically. For a further discussion of the credit enhancement features of our securitizations, see "Business - Securitization and Finance - Credit Enhancement and Overcollateralization."


      OUR SECURITIZATIONS PLACE DEMANDS ON THE INTEREST WE COLLECT ON OUR MORTGAGE LOANS THAT MUST BE SATISFIED BEFORE WE CAN USE THAT SOURCE OF CASH FOR CURRENT OPERATIONS.


         Once we securitize loans, interest income on those loans is used first to pay interest on the issued securities. In addition, many of our securitizations require that all funds that would otherwise become payable to us as holders of the residual interests in the securitization trust must be used to repay principal on the issued securities until the aggregate balance of the loans exceeds the aggregate balance of the issued securities by a specified amount. Such requirements are generally known as "overcollateralization."

Overcollateralization tends to have a positive effect on the ratings assigned by rating agencies to the securities issued by the securitization trust; however it also prevents us from using the cash required to be devoted to overcollateralization to fund our current business operations. For a further discussion of the overcollateralization features of our securitizations, see "Business- Securitization and Finance - Credit Enhancement and Overcollateralization."


      OUR CASH FLOW FROM OUR SECURITIZATION PROGRAM IS SUBJECT TO SENIOR CLAIMS, AND TO THE EFFECTS OF LOAN DEFAULTS, LOAN PREPAYMENTS, AND FLUCTUATIONS IN INTEREST RATES.


         Net cash flow that we receive from our securitizations generally represents the excess of amounts, if any, generated by the mortgage loans in a securitized pool over the amounts required to be paid to the holders of related asset-backed securities used to finance loans, after deduction for servicing fees and other expenses related to the securitization, such as trustee's fees, registration fees, underwriting fees, rating agency fees, and attorneys fees. We cannot assure you that there will be any such excess. These excess amounts are derived from, and are affected by, the interplay of several economic factors:

         o the extent to which the interest rates of the mortgage loans exceed the interest rates of the related asset-backed securities;

         o        the creation of overcollateralization, as described above;

         o the level of losses and delinquencies experienced on the related loans; and

         o the extent to which the loans are prepaid by borrowers in advance of scheduled maturities.

         A significant factor affecting the net interest income we will receive from a securitization is the extent to which the interest rates of the loans in a securitized pool (net of expenses) exceed the interest rate required to be paid on the related asset-backed securities used to finance loans. This difference is expected to change from time to time, and may be reduced or, in extreme cases, extinguished by, among other factors:

         o a significant amount of defaults (particularly on loans with higher interest rates);

         o a rapid level of prepayments (particularly on loans with higher interest rates); and

         o the extent to which the interest rate index on the asset-backed securities (for example, LIBOR) adjusts significantly upwards.

         The combination of any of the factors listed above may materially and adversely affect the amount of net interest income available to be distributed to us. We cannot assure you of the level and timing of delinquencies and prepayments that will be experienced at any time, the value of any applicable interest rate index, or the amount of interest income that will be generated by a securitization.

         We expect that our securitizations will also provide that, if delinquencies or losses exceed certain levels (which will vary among the securitizations), as established by the applicable rating agencies (or the financial guaranty insurer, in the case of certain securitizations), the required overcollateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed such levels.

         Generally, so long as excess cash flow is being directed to the senior securities of a securitization to achieve overcollateralization, we will not receive distributions from the related securitized pool. In addition, because the application of the excess interest to the senior securities of a securitization is dependent upon the performance of the related loans, there may be material variations in the amount, if any, of the excess cash flow distributed to us from period to period, and there may be extended periods when we receive no excess cash flow.


         We cannot assure you that interest from the loans in excess of that required to pay the interest on the issued securities in a securitization will be sufficient to ensure that the required overcollateralization will be achieved and maintained at all times. As described above, a high rate of delinquencies and defaults or rapid rates of prepayments on the mortgages in a securitized pool (or an increase in the applicable interest rate index on the related asset-backed securities) may cause the amount of interest received on the mortgage loans to be less than the amount of interest payable on the securities of the securitization on the related payment date. In this case, the principal balance of the securities would decrease at a slower rate relative to the principal balance of the securitized pool, which would reduce the overcollateralization below targeted levels and no excess cash flow would be paid to us. See "Business--Securitization and Financing."


     WE MAY BE REQUIRED TO REMOVE OR SUBSTITUTE MORTGAGE LOANS IF WE BREACH REPRESENTATIONS AND WARRANTIES.

         In connection with the approximately $4.5 billion of mortgage loans securitized by us since May 1996 and which are still outstanding, we made representations and warranties about certain characteristics of the loans, the borrowers, and the underlying properties. In the event of a breach of these representations and warranties, we may be required to remove loans from a securitization and replace them with cash or substitute loans. While we may have recourse to the sellers of loans we purchased, we cannot assure you that the sellers will be able to honor their respective obligations to us. See "Business--Securitization and Financing."


     WE MAY FAIL TO SATISFACTORILY PERFORM OUR SERVICING OBLIGATIONS.


         We retain servicing rights upon the securitization of a pool of mortgage loans, and also provide mortgage loan servicing for third parties. In addition, we retain master servicing rights that entitle us to monitor the servicing of loans in our securitizations. If we fail to fulfill our obligations under the related agreements or to make required advances, or become insolvent or subject to bankruptcy proceedings, our servicing or master servicing rights may be terminated.


         Additionally, our servicing rights may be terminated upon the occurrence of certain events, generally if delinquencies or losses on the pool of loans in that securitization exceed certain levels. Delinquencies or losses with respect to seven securitizations for which we are servicer currently exceed the prescribed levels. As a result, our servicing rights with respect to those securitizations may be terminated, resulting in our loss of the related servicing fees. As of September 17, 2001, the aggregate principal balance of the mortgage loans in the affected mortgage pools was approximately $1.35 billion. Our servicing fee is approximately 0.50% of the principle balance of the loan serviced per annum. We cannot assure you that our servicing rights will not be terminated with respect to those seven securitizations in the future or that delinquencies or losses with respect to pools of loans in other securitizations will not exceed the prescribed levels and subject us to termination of our servicing rights with respect to those other securitizations. See "Business--Mortgage Loan Servicing."

     WE MAY BE REQUIRED TO FIND A NEW SUBSERVICER.

         If within three years of our purchase of SCI Services, we are acquired by a third-party that does not either (1) have a sub-prime mortgage loan residential primary servicer rating of "2" or better from Fitch, Inc., an "Above Average" or better rating from Standard & Poor's, or a comparable rating from another nationally recognized statistical rating agency, or (2) make certain agreements with respect to Meritech's operations for the period ending on the third anniversary of our purchase of SCI Services, including an agreement to conduct Meritech's servicing operations in compliance with our servicing guide and maintain Meritech's then current primary servicing systems, then Dominion Capital will have the option to require us to solicit bids from other sub-prime mortgage loan servicers to service, as a subservicer, the mortgage loans securitized in connection with SCI Services's prior securitizations. A subservicer is a mortgage loan servicing company that performs some, or all, of the loan servicing functions for a particular pool of loans as a contractor for the servicer initially designated by the owner of that pool of loans. Typically the original servicer retains ultimate responsibility for the subservicer's performance of the servicing obligatiions in the event the subservicer fails to perform any material function in a timely manner. See "The Acquisition of SCI Services, Inc."


OUR BORROWINGS AND SUBSTANTIAL INDEBTEDNESS MAY ADVERSELY AFFECT OUR FINANCIAL HEALTH.


     COST OF BORROWINGS MAY EXCEED RETURN ON ASSETS.


         The cost of borrowings under our financing facilities corresponds to a referenced interest rate plus or minus a margin. The margin varies depending on factors such as the nature and liquidity of the underlying collateral and the availability of financing in the market. We will experience net interest losses if the returns on our assets financed with borrowed funds fail to cover the cost of our borrowings.


     DEFAULT RISKS UNDER FINANCING FACILITIES.


         Our credit and warehouse facilities contain extensive restrictions and covenants, and have required us to maintain or satisfy specified financial ratios and tests, including maintenance of asset quality and portfolio performance tests. Failure to meet or satisfy any of these covenants, financial ratios, or financial tests could result in an event of default under these agreements. These agreements also contain cross-default provisions, so that if a default occurs under any agreement, the lenders could elect to declare all amounts outstanding under all of our agreements to be immediately due and payable, enforce their interests against collateral pledged under such agreements, and restrict our ability to make additional borrowings under these agreements. Our ability to meet those financial ratios and satisfy financial tests may be affected by general economic conditions. For example: an overall decline in residential mortgage interest rates may tend to accelerate refinancings of our loans, tending to reduce the value and performance of our residual interests in our securitization trusts; an economic recession or increase in unemployment levels may adversely affect the performance of our loan portfolio; or an overall decline in the value of mortgage loan collateral within the capital markets of the United States may reduce or eliminate the amount of credit available to us through these facilities. We cannot assure you that we will continue to be able to meet those financial ratios and satisfy those financial tests. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES."



     RISKS ASSOCIATED WITH RESTRICTIVE COVENANTS.


         Our credit and warehouse facilities restrict our ability to, among other things:


         o        incur additional debt;


         o        pay dividends;


         o        make certain investments or acquisitions;


         o        repurchase or redeem capital stock; and


         o        engage in mergers or consolidations.


         These restrictions may interfere with our ability to obtain financing or to engage in other business activities.


WE ARE SUBJECT TO RISKS RELATED TO MORTGAGE LOANS WE ORIGINATE OR PURCHASE.


     WE ARE SUBJECT TO SUBSTANTIAL RISKS ASSOCIATED WITH LENDING TO LOWER CREDIT GRADE BORROWERS.


         We specialize in originating, purchasing, securitizing, and servicing sub-prime mortgage loans. Sub-prime mortgage loans generally have higher-than-average delinquency and default rates. Delinquency, foreclosures and losses generally increase during economic slowdowns or recessions. The actual risk of delinquencies, foreclosures and losses on loans made to non-conforming borrowers could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. Further, any material decline in real estate values increase the loan-to-value ratios of loans previously made by us, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default. No assurance has been given that our underwriting criteria or methods will afford adequate protection against the higher risks associated with loans made to lower credit grade borrowers. In the past, certain of these factors have caused revenues and net income of many participants in the mortgage industry, including us, to fluctuate from quarter to quarter. See "Business--Underwriting."


     RISK OF DEFAULT ON OUR MORTGAGE LOANS.


         We accumulate mortgage loans until we have a sufficient quantity for securitization. We are subject to risks of borrower defaults and bankruptcies, fraud losses, and losses to property securing mortgages caused by earthquake, acts of war and other hazards not covered by customary hazard insurance. In the event of any default under our loans, we will bear the risk of loss of principal to the extent of any deficiency between the value of the collateral securing the loan and the principal amount of the mortgage loan. Also, the costs of financing the loans through warehouse lines of credit or repurchase facilities could exceed the interest income we receive on the loans.


     POTENTIAL LOSSES RELATED TO LOAN DELINQUENCY AND DEFAULT


         Generally, the agreements related to our securitization transactions contain specified limits on the delinquency, default, and loss rates on the loans. If, at the measuring date, the delinquency, default, or loss rate with respect to any securitization were to exceed the specified rates, excess cash flow from the securitization, if any, may be used to fund the increased overcollateralization target instead of being distributed to us, which could have a material adverse effect on our business, financial condition, liquidity, and results of operation. Also, when borrowers are delinquent in making monthly payments on loans included in a securitization, we are required to advance interest payments, insurance premiums, property taxes, and property protection costs with respect to the delinquent loans to the extent that we believe the advances are ultimately recoverable. These advances have priority of repayment from the succeeding month's collections. See "Business--Securitization and Financing."


     OUR BUSINESS MAY BE SIGNIFICANTLY AFFECTED BY THE ECONOMY OF CALIFORNIA, WHERE WE CONDUCT A SIGNIFICANT AMOUNT OF BUSINESS.


         For the first nine months of 2001, approximately 24% of the mortgage loans we originated or purchased were secured by property in California. An overall decline in the economy or the residential real estate market, or the occurrence of a natural disaster that is not covered by standard homeowners' insurance policies, such as an earthquake, in California could adversely affect the value of mortgaged premises in California and increase the risk of delinquency, foreclosure, bankruptcy, or loss on mortgage loans in our portfolio. This would negatively affect our ability to originate, purchase, and securitize mortgage loans, which could have a material adverse effect on our business, financial condition, liquidity, and result of operation.

     WE ARE EXPOSED TO ENVIRONMENTAL LIABILITIES WITH RESPECT TO PROPERTIES TO WHICH WE TAKE TITLE.


         In the course of our business, we may foreclose and take title to residential properties, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. Moreover, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property.


OUR BALANCE SHEET CONTAINS CERTAIN ASSETS FOR WHICH THE FAIR MARKET VALUE MAY NOT BE EASILY DETERMINED.


         The fair market value of the mortgage loans, mortgage-backed securities, and loan servicing-related assets on our balance sheet may not be easily determined, because the market for these types of assets is not highly liquid. Accordingly, in determining the value of these assets, we must make economic assumptions and projections concerning future events, such as the extent to which the related mortgage loans will go into default and generate losses, the rate at which refinancing and prepayment of mortgage loans will occur, and the possibility of future fluctuations in interest rates. Each of those assumptions can have a significant effect on the value at which these assets are carried on our balance sheet. We cannot assure you that our assumptions and projections will reflect the actual future performance of these assets. As a result, the actual value of these assets may be less than the amount carried on our books. If the actual value were to differ materially from that on our balance sheet, our future cash flows and liquidity could be negatively affected. See "Business--Securitization and Financing."


WE ARE SUBJECT TO LEGISLATIVE AND LITIGATION RISKS


     FAILURE TO COMPLY WITH NUMEROUS FEDERAL AND STATE LAWS AND REGULATIONS COULD NEGATIVELY EFFECT OUR BUSINESS OPERATIONS.


         Our mortgage origination and servicing activities are subject to the provisions of various federal and state statutes, including the Equal Credit Opportunity Act of 1974, as amended, the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, the Home Ownership and Equity Protection Act of 1994, the Fair Credit Reporting Act of 1970, as amended, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Home Mortgage Disclosure Act, the Fair Housing Act, and state statutes governing mortgage lending. Our business is also subject to the rules and regulations of various federal, state, and local regulatory agencies in connection with originating, purchasing, processing, underwriting, securitizing, and servicing mortgage loans. These rules and regulations, among other things, impose licensing obligations on us, limit the interest rates, finance charges, and other fees that we may charge, prohibit discrimination, require us to make extensive disclosure, establish underwriting guidelines, and mandate disclosures and notices to borrowers. We also are required to comply with each regulatory entity's financial requirements.


         We also must comply with state usury and a variety of other federal, state, and local consumer protection laws. Our failure to comply with these laws can lead to civil and criminal liability, loss of approved status, demands for indemnification or loan repurchases from investors in the secondary market, class action lawsuits, and administrative enforcement actions.


         Some states in which we operate may impose regulatory requirements on our officers and directors, and persons holding our common stock. We cannot assure you that no person will own more than 9.9% of our voting stock. If any person holding our stock fails to meet or refuses to comply with a state's applicable regulatory requirements for mortgage lending, we could lose our authority to conduct business in that state. For a more detailed discussion of the types of governmental regulation applicable to our business, see "Business--Regulation."


     NEW LEGISLATION MAY RESTRICT OUR ABILITY TO MAKE LOANS, NEGATIVELY IMPEDING OUR REVENUES.


         Regulatory and legal requirements are subject to change, making our compliance more difficult or expensive, or otherwise restricting our ability to conduct our business as it is now conducted. In particular, federal, state, and local governmental agencies have become more active in the consumer protection area in recent years. For example, the federal Gramm-Leach-Bliley financial reform legislation imposes additional privacy obligations on us with respect to our applicants and borrowers. Several states are also considering adopting privacy legislation. In addition, several federal, state, and local laws and regulations have been adopted, or are under consideration, that are intended to eliminate so-called "predatory" lending practices, such as "steering" borrowers into loans with high interest rates and away from more affordable products, selling unnecessary insurance to borrowers, and "flipping" or repeatedly refinancing loans. Since 1999, a number of states and municipalities have adopted laws related to predatory lending. Although we believe that we do not engage in any practices that would constitute predatory lending, these laws may impose costly and burdensome compliance requirements on us. In some cases the cost or legal uncertainty associated with attempting to comply with these predatory lending laws may require us in our business judgment to cease or refrain from doing business in certain jurisdictions, thereby reducing our production volume. See "Business--Regulation."


     A RECENT FEDERAL CIRCUIT DECISION REGARDING THE LEGALITY OF YIELD SPREAD PREMIUMS COULD INCREASE LITIGATION AGAINST US AND OTHER MORTGAGE LENDERS


         A recent federal circuit court decision regarding the legality of yield spread premiums could increase litigation against other mortgage lenders and us. In June 2001, the Eleventh Circuit Court of Appeals issued a decision in CULPEPPER V. IRWIN MORTGAGE CORP. in which the court revisited the legality of certain payments that lenders commonly make to mortgage brokers, often referred to as yield spread premiums, under the federal Real Estate Settlement Procedures Act. A "yield spread premium" is an amount paid by a mortgage lender to a mortgage broker for the origination of a loan, typically measured by the difference, or spread, between the amount the lender is willing to pay with respect to a given loan based on the loan's specific characteristics, such as interest rate, loan to value ratio, and credit grade, and the amount of the lender's baseline or par price that the lender offers to pay for loans with certain baseline or par characteristics. For example, if a broker produces a $100,000 loan meeting the requirements that a lender specifies in order to pay 101% (1% above the lender's par price) then the lender will pay that broker a yield spread premium of $1,000 ($100,000 x 1%). In 1999, the Department of Housing and Urban Development issued a policy statement taking the position that lender payments to mortgage brokers, including yield spread premiums, are not PER SE illegal, and it reiterated this basic position in a statement issued in October, 2001. The CULPEPPER decision is inconsistent with the position taken by the Department of Housing and Urban Development and reiterated in October, 2001; however, the Department of Housing and Urban Development statements do not have the binding effect of a statute or regulation. Other mortgage lenders and we now face inconsistent judicial decisions about such payments. If the CULPEPPER decision is not overturned or otherwise superseded by law or regulation, there could be a substantial increase in litigation regarding lender payments to brokers and potential costs defending these types of claims and in paying any judgments that might result. The Real Estate Settlement Procedures Act imposes severe penalties, including damages equal to three times the amount of the illegal payment, with respect to any on any yield spread premiums or other payments in the event such payments were determined to have violated the law, in addition to exposing the violating party to substantial amounts of attorney's fees. For more information regarding consumer and debtor laws applicable to us, see "Business--Regulation."


OUR MORTGAGE ASSETS ARE SUSCEPTIBLE TO PREPAYMENT RISK.


         Prepayment rates on mortgage loans vary from time to time and may cause changes in the amount of our net interest income. Prepayments tend to increase during periods of declining interest rates. We seek to minimize prepayment risk through a variety of means, including structuring a diversified portfolio with a variety of prepayment characteristics, and originating a significant portion of loans containing prepayment penalties with terms of two to five years. No strategy, however, can completely insulate us from prepayment risks, whether arising from the effects of interest rate changes or otherwise. See "Business--Underwriting--Loan Production by Product Type."

INTEREST RATE LEVELS AND FLUCTUATIONS MAY ADVERSELY AFFECT OUR BUSINESS.

         Our business, financial condition, liquidity, and results of operations may be materially and adversely affected in many ways as a result of interest rate levels and fluctuations. Our profitability is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. The following are some of the interest rate related risks we face:

         o Our profitability may be directly affected by the level of, and fluctuations in, interest rates, which affect our ability to earn a spread between interest received on mortgage loans and the cost of our borrowings, which is tied to yields on United States Treasury obligations, swaps, and LIBOR.

         o The cost of our borrowing is a function of various benchmark rates plus a spread which represents compensation to the holders of our asset-backed securities. This spread may increase at any time due to concerns that may be specific to our industry or due to more generic credit concerns. An increase in this spread will increase our cost of borrowing.

         o A substantial and sustained increase in interest rates could adversely affect our ability to purchase or originate loans, because borrowers will be less likely to obtain, or refinance existing, mortgage loans; and

         o Certain classes of securities issued to investors in our securitizations pay a variable rate of interest based on one-month LIBOR. Many of the mortgage loans in those securitizations pay a fixed rate of interest for two, three, or five years after origination before converting to a variable rate of interest and are referred to as hybrid loans. During the period when the hybrid loans pay a fixed rate of interest, we are exposed to the risk that one-month LIBOR may increase to levels that cause the interest rates payable on the issued securities to exceed the fixed-rate payable on the hybrid loans.

         We use various hedging strategies to provide a level of protection against interest rate risks, but no hedging strategy can completely protect us. We cannot assure you that our hedging transactions will offset the risks of changes in interest rates, and it is possible that there will be periods during which we will incur losses after accounting for our hedging activities. In addition, if the counterparties to our hedging transactions are unable to perform according to the terms of the contracts, we may incur losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Interest Rate Risk Management."


CHANGES IN ACCOUNTING PRINCIPLES RELATED TO THE IMPLEMENTATION OF SFAS 133 COULD HAVE A MATERIAL EFFECT ON OUR REPORTED RESULTS OF OPERATIONS.

         We utilize several types of derivative instruments to manage various operating risks. Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS No. 133), as required. SFAS No. 133, as amended, standardizes the accounting for derivative instruments and hedging activities and requires that all derivative instruments be recognized as assets and liabilities at fair value. In accordance with SFAS No. 133, all derivative instruments are recognized on our balance sheet at fair value effective January 1, 2001. The impact of accounting for our risk management activities according to SFAS No. 133 may create a level of ongoing volatility due to the periodic revaluation of derivative instrument positions which could cause significant fluctuations in our reported results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of New Accounting Standards."

         The Financial Accounting Standards Board, or FASB, is evaluating a number of mortgage banking industry-related issues concerning the implementation of SFAS No. 133. The ultimate conclusions reached concerning these issues could result in material changes to the recorded carrying values of our derivative instruments, or may have a significant impact on our reported earnings.

CHANGES IN THE VOLUME AND COST OF LOANS ORIGINATED BY OUR WHOLESALE AND CORRESPONDENT CHANNELS MAY DECREASE OUR LOAN PRODUCTION AND OUR CASH FLOW.


         We depend, to a large extent, on brokers and correspondents for our originations and purchases of mortgage loans. Moreover, our total loan purchases from correspondents, historically, have been highly concentrated. Our top three correspondents accounted for approximately 36% of our correspondent loan volume and 15% of our total volume through the nine months ended September 30, 2001. Our brokers and correspondents are not contractually obligated to do business with us. Further, our competitors also have relationships with our brokers and correspondents, and actively compete with us in our efforts to expand our broker and correspondent networks. Accordingly, we cannot assure you that we will be successful in maintaining our existing relationships or expanding our broker and correspondent networks could negatively impact the volume and pricing of our loans, which could have a material adverse effect on our results of operation. See "Business--Mortgage Loan Production Operations--Wholesale Channel."


WE MAY BE REQUIRED TO PAY FEDERAL AND STATE INCOME TAXES EVEN THOUGH WE PRODUCE A LOSS FOR FINANCIAL REPORTING PURPOSES.


         We now classify our securitizations as financings for the purposes of financial reporting. For tax purposes, the securitizations will be treated as a sale of the loans to one or more real estate mortgage investment conduits, or REMICs. As a result, we may recognize a gain on the sale of the loans for tax purposes even though for financial reporting purposes we will recognize income and expense over the lives of the related mortgages. The result of the differing tax and financial reporting requirements will result in the creation of a deferred tax asset and may result in the creation of a tax liability in periods where, for financial reporting purposes, we report a net loss.


         As a result of securitizing our mortgage loans in a REMIC, for tax purposes, we may own interests in residuals that generate "excess inclusion income." According to Internal Revenue Service regulations, all excess inclusion income related to securitization residual interests retained by us will be subject to federal tax in the current period regardless of other current period losses or net operating loss carryovers otherwise available to offset regular taxable income. Accordingly, due to our receipt of "excess inclusion income", we may be required to pay income taxes in periods where we are operating at a loss for financial reporting purposes or for tax purposes. See "Business--Securitization and Financing."


THERE ARE FEW BARRIERS TO NEW ENTRANTS TO THE SUB-PRIME MORTGAGE BUSINESS, AND GOVERNMENT-SPONSORED BUSINESSES ARE EXPANDING INTO THE SUB-PRIME MORTGAGE BUSINESS.


         We face intense competition from finance and mortgage banking companies and, to a growing extent, from traditional bank and thrift lenders who have entered the non-conforming mortgage market. Government sponsored entities such as Fannie Mae and Freddie Mac, are also expanding their participation in the non-conforming mortgage market. We also expect increased competition over the Internet, where entry barriers are relatively low. As we seek to expand our business further, we will face a significant number of competitors, many of whom will be well established in the markets we seek to penetrate. The nature of the mortgage banking industry, and the way business is conducted, is changing. Some of our competitors are much larger than we are, have better name recognition than we do, and have far greater financial and other resources.


         The intense competition in the non-conforming mortgage market has also led to rapid technological developments, evolving industry standards, and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the Internet, we may be required to make significant changes to our current retail structure and information systems to compete effectively. Our inability to develop a successful Internet operation, or to adapt to other technological changes in the industry, could have a material adverse effect on our business.


         The need to maintain mortgage loan volume in this competitive environment creates a risk of price competition in the mortgage industry. Competition in the industry can take many forms, including interest rates and costs of a loan, convenience in obtaining a loan, customer service, amount and term of a loan, and marketing and distribution channels. Price competition would lower the interest rates that we are able to charge borrowers, which would lower our interest income. Price-cutting or discounting reduces profits and will depress earnings if sustained for any length of time. Increased competition may also reduce the volume of our loan originations, purchases, and securitizations. Any increase in these pricing pressures could have a material adverse effect on our business. See "Business--Competition."

SOME PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DETER TAKEOVER ATTEMPTS, WHICH MAY LIMIT THE OPPORTUNITY OF OUR STOCKHOLDERS TO SELL THEIR SHARES AT A FAVORABLE PRICE.

         Some of the provisions of our amended and restated certificate of incorporation (our charter), and bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares at a premium to the then market price.

         THREE CLASSES OF DIRECTORS. Additionally, our board of directors is divided into three classes. The term of the first class expires at the 2002 annual meeting, the term of the second class expires the following year, and the third class's term expires in 2004. At each annual meeting, the terms of one-third of the directors will expire, and new directors will be elected to serve three years. It will take at least two annual meetings to effectuate a change in control of the board of directors because a majority of the directors cannot be elected at a single meeting. This extends the time required to effect a change in control of the board of directors and may discourage hostile takeover bids.

         WE MAY ISSUE PREFERRED STOCK WITHOUT STOCKHOLDER APPROVAL, WITH RIGHTS AND PREFERENCES ADVERSE TO THE VOTING POWER OR OTHER RIGHTS OF HOLDERS OF OUR COMMON STOCK. Our charter authorizes the board of directors to issue up to 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by stockholders. These terms may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No shares of preferred stock are currently outstanding and we have no present plans for the issuance of any preferred stock. The issuance of any preferred stock, however, could materially adversely affect the rights of holders of our common stock, and therefore could reduce its value. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current stockholders' control.

         ADVANCED NOTICE BYLAW. Our bylaws contain provisions regulating the introduction of business at annual stockholders' meetings by anyone other than the board of directors. For a further discussion of these provisions, see "Description of Capital Stock - Corporate Governance Provision of our Certificate of Incorporation and Bylaws."

THERE IS NO PUBLIC MARKET FOR OUR SHARES OF COMMON STOCK.

         There has been no prior public market for our common stock. Although an application has been made to list our common stock on the Nasdaq National Market, an active public market for our common stock may not develop or be sustained. The price at which our common stock will trade after may be lower than the price of our stock is sold by the selling stockholder. Market prices for our common stock will be influenced by a number of factors, including:

         o        variations in quarterly operating results;

         o        changes in financial estimates by securities analysts;

         o announcements by us or our competitors of significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

         o        the depth and liquidity of the market for our common stock;

         o        our lack of dividends;

         o investor perceptions of our company and the sub-prime and non-conforming industry generally; and

         o        general economic and other conditions.




FUTURE SALES OF OUR COMMON STOCK COULD HAVE AN ADVERSE EFFECT ON OUR STOCK
PRICE.

         Future sales of common stock by our stockholders or us could adversely affect the market price of our common stock.

Currently 28,050,100 shares of our common stock are outstanding. We have also issued warrants and options to purchase up to 4,413,000 shares of our common stock. All of the shares of common stock underlying these options and warrants are being registered pursuant to the registration statement of which this prospectus is a part, and will be freely tradable without restriction under the Securities Act, assuming they are not held by our affiliates. In addition, we intend to file a registration statement under the Securities Act as promptly as possible after the registration statement, of which this prospectus is part, is declared effective to register the 3,262,000 shares to be issued pursuant to our 2001 Stock Incentive Plan, the 1,000,000 shares of our common stock to be issued pursuant to our 2001 Employee Stock Purchase Plan, and the 1,000,000 shares of our common stock to be issued as matching contributions for our 401(k) plan. We expect this registration statement to become effective immediately upon filing. See "Shares Eligible for Future Sale."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans, and objectives. They also include statements concerning projections of revenues, income or loss, earnings or loss, capital expenditures, dividends, capital structure, or other financial terms. Statements regarding the following subjects are forward-looking by their nature:

         o        our business strategy;

         o        our understanding of our competition;

         o        market trends;

         o        projected capital expenditures; and

         o the impact of technology on our products, operations, and business;

         The forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance, taking into account the information currently available to us. These beliefs, assumptions, and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision in the common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

         o the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business";

         o general volatility of the capital markets and the market price of our common stock;

         o changes in our industry, interest rates, or the general economy; and

         o        the degree and nature of our competition.

         When we use the words "believe," "expect," "anticipate," "estimate," or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling stockholders. We may receive proceeds upon the exercise of warrants and options. The warrants and options, however, have an exercise option that allows the holder to exercise the warrants or options, as the case may be, without paying the exercise price in cash but rather with our shares. Any net proceeds that we receive will be used for general corporate purposes, including working capital for our business. Pending any such uses, we intend to invest any net proceeds in short-term, interest-bearing, investment grade securities.

                         DETERMINATION OF OFFERING PRICE

         The selling stockholders, not us, are selling the shares being registered herein. This prospectus is part of a registration statement that permits the selling stockholders to sell their shares on a continuous or delayed basis in the future. Accordingly, the selling stockholders may elect to sell their shares when the registration statement becomes effective, or they may elect to sell some or all of their shares at a later date. Upon the effectiveness the registration statement of which this prospectus is a part, we expect our common stock will be listed on Nasdaq National Market under the symbol SAXN.

                                 DIVIDEND POLICY

         We do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain any future earnings to finance our operations and growth. Our current credit facilities impose limitations on payment of both dividends and distributions. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on earnings, financial condition, operating results, capital requirements, contractual restrictions, and other factors that our board of directors deems relevant.

                             SELECTED FINANCIAL DATA

         The following selected financial data as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999, and 1998 have been derived from SCI Services, Inc. (Predecessor) audited consolidated financial statements, which have been audited by independent auditors, and are included elsewhere in this prospectus. The selected financial data as of December 31, 1998, as of December 31, 1997 and for the year then ended, and as of December 31, 1996 and for the period May 14, 1996 (date of inception) through December 31, 1996 have been derived from our audited financial statements, not included in this prospectus.


         The following selected financial data for Saxon Capital, Inc. (Successor) for the period July 6, 2001 to September 30, 2001 and as of September 30, 2001, and for Predecessor for the period January 1, 2001 to July 5, 2001 and for the nine months ended September 30, 2000 have been derived from our unaudited consolidated financial statements, included elsewhere in this prospectus. These financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the period July 6, 2001 to September 30, 2001 are not necessarily indicative of results that we will achieve in the future.


         You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Successor and Predecessor consolidated financial statements and related notes included elsewhere in this prospectus.


         Historically, we sold our mortgage loans, while retaining certain residual interests, through securitizations structured as sales, with a corresponding one-time recognition of gain or loss, under GAAP. See "Business--Securitization and Financing." Successor structured the securitizations as a financing transaction. These securitizations do not meet the qualifying special purpose entity criteria under Statement of Financial Accounting Standards No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, REPLACEMENT OF FASB STATEMENT NO. 125 (SFAS No. 140) and related interpretations because after the loans are securitized, the securitization trust may acquire derivatives relating to beneficial interests retained by us. We, as servicer, may also use our best commercial judgment in determining whether to sell or work out any loans securitized through the securitization trust that become troubled. Accordingly, following a securitization, the mortgage loans remain on our balance sheet, and the securitization indebtedness replaces the warehouse debt associated with the securitized mortgage loans. We record interest income on the mortgage loans and interest expense on the securities issued in the securitization over the life of the securitization, and do not recognize a gain or loss upon completion of the securitization. This accounting treatment more closely matches the recognition of income with the actual receipt of cash payments, and is expected to decrease our earnings volatility compared to those companies that structure their securitizations as sale transactions for GAAP purposes. This change may significantly impact our future results of operations compared to our historical results. Therefore, Successor's historical results and management's discussion of such results may not be indicative of our future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Supplemental Portfolio Financial Data."

                             SELECTED FINANCIAL DATA

                                    SUCCESSOR                               PREDECESSOR

                                   SEPTEMBER 30                             DECEMBER 31,
                                 ---------------- -------------------------------------------------------------------------
                                       2001           2000           1999          1998          1997           1996(1)
                                 ---------------- ------------ --------------- ------------ -------------- ----------------
BALANCE SHEET DATA:

Mortgage loans held for
   sale, net...............          $506,604        $105,214      $123,609      $139,283       $89,088         $66,721
Securitized loans, net.....           669,550              --            --            --            --              --
Interest-only residual assets           --            298,415       346,675       281,898       189,123          58,451
Mortgage servicing rights,
   net.....................            36,814          47,834        40,416        34,523        23,132           8,659
Subordinate bonds..........             --             13,597        27,019        41,019            --              --
Servicing related advances(2)          95,993          30,847        28,735        15,735         6,621           4,604
Total assets...............         1,337,543         572,408       640,432       600,321       397,536         222,633
  Warehouse financing......           398,939          88,225       110,465       137,123        95,742         104,425
Non-recourse financing.....           650,265              --            --            --            --              --
Total liabilities..........         1,083,841         228,871       294,775       311,410       186,844         132,987
Stockholder's equity.......        $  253,702        $343,537      $345,657      $288,911      $210,692        $ 89,646


                                  SUCCESSOR                                      PREDECESSOR

                                                            NINE MONTHS
                                  JULY 6 -     JANUARY 1 -     ENDED
                                SEPTEMBER 30,    JULY 5,    SEPTEMBER 30                 YEAR ENDED DECEMBER 31,
                               -------------- ------------ ------------- --------------------------------------------------------
                                    2001          2001          2000        2000        1999        1998       1997      1996(1)
                               -------------- ------------ ------------- ----------- ----------- ---------- --------- -----------
                                                                               ($ in thousands)
Operating Data:
Interest income..............         $18,437       $15,331     $30,733      $34,444     $45,818    $35,794   $34,128    $10,017
Interest expense.............         (9,353)      (11,524)    (19,165)     (24,875)    (21,342)   (18,817)  (20,975)    (9,647)

Net interest income before
   provision for loan losses.           9,084         3,807      11,568        9,569      24,476     16,977    13,153        370
Provision for loan loss......         (5,430)       (8,423)     (2,944)      (6,403)     (9,107)    (4,363)   (1,912)      (339)
Net interest income..........           3,654       (4,616)       8,624        3,166      15,369     12,614    11,241         31
Gain on securitizations......              --        32,892      46,239       79,234      98,369     76,277    69,749     42,224
Servicing income, net of
   amortization..............           5,128        16,550      19,076       24,885      15,984     10,237     6,893      2,867

Total net revenues...........           8,782        44,826      73,939      107,285     129,722     99,128    89,920     45,072
General and administrative,
   payroll and other expenses          16,877        43,678      54,227       71,444      71,846     79,712    42,220     14,610
  Impairment of residual
   assets, net...............              --         7,301     107,106      108,445          --         --        --         --
Impairment of Predecessor
   goodwill..................              --        44,963          --           --          --         --        --         --
Total expenses...............          16,877        95,942     161,333      179,889      71,846     79,712    42,220     14,610

Income (loss) before taxes...         (8,095)      (51,116)    (87,394)     (72,604)      57,876     19,416    47,700     30,462
Income tax (benefit) expense.         (3,156)      (21,609)    (33,639)     (24,084)      21,228      7,398    17,654     11,230

Net income (loss)............        $(4,939)     $(29,507)   $(53,755)    $(48,520)     $36,648    $12,018   $30,046    $19,232

                                  SUCCESSOR                                         PREDECESSOR
                                                               NINE MONTHS
                                   JULY 6 -     JANUARY 1 -       ENDED
                                SEPTEMBER 30,     JULY 5,      SEPTEMBER 30                  YEAR ENDED DECEMBER 31,
                                -------------  -------------  -------------- -------------------------------------------------------
                                     2001           2001           2000          2000      1999       1998       1997      1996(1)
                                -------------  -------------  -------------- ---------- ---------- ---------- ---------- -----------
OTHER DATA:

Total mortgage loan
   originations(3)...........      $542,097      1,220,875     $1,574,782   $2,088,503 $2,234,512 $2,137,958 $1,826,691   $737,026
   Wholesale originations(3).       707,181        463,607        586,535      712,746  1,011,652    801,634    520,451    347,862
   Retail originations(3)....       303,802        194,703        176,439      233,753    174,611    106,544     22,845         --
   Correspondent
      originations(3)........       751,834        562,265        841,808    1,142,004  1,048,249  1,229,780  1,283,395    389,164
Mortgage loans securitized...       650,410        661,456      1,539,089    2,098,659  2,679,556  2,349,035  2,300,180    693,119
Total serviced assets at
   period end................     6,276,526      6,286,078      5,548,805    5,588,598  4,803,812  3,578,946  2,482,385  1,902,050
  Average principal balance
   per loan serviced at period
   end.......................           $93            $95            $95          $93        $95        $98       $104       $108
Number of retail branches at
   period end................            16             16             16           16         14         14          2         --
Average number of wholesale
   account executives(4).....           100            100            100           99        115         91         43         27
RATIOS:

Equity to assets.............         22.7%          38.3%          51.1%        56.8%      51.1%      47.2%      43.9%      38.1%
Return on average equity(5)..        (2.6)%        (13.3)%        (18.6)%      (14.1)%      11.6%       5.1%      22.1%      34.9%
Return on average  assets(5).        (0.6)%         (5.1)%         (9.5)%       (8.0)%       5.9%       2.4%       9.7%      13.3%
Operating expenses as a
   percentage of total
   serviced  assets(5).......          1.1%           1.7%           1.4%         1.5%       1.8%       1.7%       1.7%       1.7%
ASSET QUALITY DATA (SERVICED
   PORTFOLIO):

Total Serious Delinquent(6)..         12.1%            N/A           9.4%        10.6%       8.6%       6.3%       4.4%       1.0%
Annual  losses on serviced
   portfolio as a percentage
   of total  serviced assets           1.2%            N/A           0.8%         0.8%       0.7%       0.4%       0.5%       0.4%
Total portfolio prepayment
   speed  CPR(7).............         30.4%            N/A          24.1%        25.1%      32.8%      38.4%      43.8%      36.8%
---------------------

-----------

(1) For the period from May 14, 1996 (the date Dominion Capital purchased SCI Services) to December 31, 1996.


(2) During 2001, we had a one-time change in the method of recording advances and recoveries from the securitizations from a net basis to a gross basis.


(3)      Principal balance only.


(4)      Includes area and regional sales management positions.


(5)      Data for month and incomplete years have been annualized.


(6) Serious Delinquent is defined as loans that are 60 or more days delinquent, foreclosed, REO, or held by a borrower who has declared bankruptcy.


(7) The constant prepayment rate (CPR) means a prepayment assumption which represents a constant assumed rate of prepayment each month relative to the then outstanding principal balance of a pool of mortgage loans for the life of such mortgage loans.


 N/A     Information not available.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's discussion and analysis of financial condition, results of operations, liquidity, and capital resources contained within this prospectus is more clearly understood when read in conjunction with our consolidated financial statements and the related notes. The notes to the consolidated financial statements provide information about us and the basis of presentation used in this prospectus.

ACQUISITION OF SCI SERVICES, INC.


         As discussed in the Prospectus Summary, we purchased all of the issued and outstanding shares of capital stock of Predecessor on July 6, 2001. We accounted for the acquisition as a purchase in accordance with Statement of Financial Accounting Standards No. 141 BUSINESS COMBINATIONS, (SFAS No. 141). Historical results on or prior to July 5, 2001 are those of Predecessor and results subsequent to July 5, 2001 are those of Successor. In accordance with SFAS 141, the results of Successor and Predecessor will not be combined for financial statement purposes. For the purpose of management's discussion and analysis, we have combined the results of Successor and Predecessor and unless the context requires otherwise, reference to "we," "us" and "our" refer to the combined results of Predecessor and Successor. See "--Results of Operations--Comparability of Successor and Predecessor."

GENERAL

         We originate or purchase loans through three separate origination channels. Our wholesale channel originates or purchases loans through our network of approximately 3,000 brokers throughout the country. Our retail channel originates mortgage loans directly to borrowers through our retail branch network of 16 locations. Our correspondent channel purchases mortgage loans from approximately 375 correspondents following a complete re-underwriting of each mortgage loan. Once a loan is purchased or originated, our wholly-owned subsidiary, Meritech, begins the process of performing the day-to-day administrative services for the loan. These activities are called "servicing" in the industry. Meritech seeks to ensure that the loan is repaid in accordance with its terms.


         Initially, we finance each of our mortgage loans under one or more of several different secured and committed warehouse financing facilities. We then securitize our mortgage loans and pay off the associated warehouse borrowings. Historically Successor's securitizations were structured as a sale of the loans, with a corresponding one-time recognition of gain or loss, under GAAP. As a result of this accounting treatment, the mortgage loans were removed from our balance sheet except for certain residual interests retained in our securitizations. See "Business--Securitization and Financing." Since May 1996, we have securitized approximately $10.2 billion in mortgage loans through our quarterly securitization program. Beginning July 6, 2001, we structure our securitizations as financing transactions. These securitizations do not meet the qualifying special purpose entity criteria under SFAS 140 and related interpretations because after the loans are securitized, the securitization trust may acquire derivatives relating to beneficial interests retained by us. We, as servicer, may also use our best commercial judgment in determining whether to sell or work out any loans securitized through the securitization trust that become troubled. Accordingly, following a securitization, the mortgage loans remain on our balance sheet, and the securitization indebtedness replaces the warehouse debt associated with the securitized mortgage loans. We now record interest income on the mortgage loans and interest expense on the securities issued in the securitization over the life of the securitization, instead of recognizing a gain or loss upon completion of the securitization. This change to "portfolio-based" accounting will significantly impact our future results of operations compared to our historical results. Therefore, our historical results and management's discussion of such results may not be indicative of our future results. This accounting treatment, however, more closely matches the recognition of income with the actual receipt of cash payments on individual loans, and is expected to decrease our earnings volatility compared to structuring securitizations as sales for GAAP purposes. See "--Supplemental Portfolio Financial Data."

CERTAIN ACCOUNTING CONSIDERATIONS

         ACCOUNTING FOR SECURITIZATIONS STRUCTURED AS SALES

         Before July 6, 2001, we sold our mortgage loans, while retaining certain residual interests, through securitizations structured as sales of the mortgage loans, with a corresponding one-time recognition of gain or loss under GAAP. In these securitizations, we sold our loans to a special-purpose corporation for a cash purchase price. The special-purpose corporation, in turn, financed the purchase of the pool of loans by selling securities or bonds, which represented undivided ownership interests in a trust to which the special-purpose corporation had transferred the pool of mortgage loans in exchange for the securities. Holders of the securities were entitled to receive monthly distributions of all principal received on the underlying mortgages and a specified amount of interest, as determined at the time of the trust offering.

         When we sold a pool of loans to a securitization trust, we received the following economic interests in the trust: (1) the difference between the interest payments due on the mortgage loans sold to the trust, net of realized losses on the loans, other trust-related fees, and the interest payments made to the security-holders, represented by interest-only residual assets (I/Os); and
(2) the right to service the loans on behalf of the trust and to earn a servicing fee paid out of interest collections, as well as to earn other ancillary servicing-related fees directly from the borrowers on the underlying loans. I/Os represent the right to future cash flows, excluding principal collected from the interest payments, net of interest expense, losses, and other trust expenses, made on the mortgage loans securitized.

         Our net investment in the pool of loans sold at the date of securitization represented the amount originally paid to originate or purchase the loans, adjusted for the principal payments received during the period we held the loans before their securitization. Any corresponding derivatives used to hedge these loans are recorded as distinct assets and liabilities with changes in the fair value recorded in the consolidated statement of operations. See "--Interest Rate Risk Management."

         Upon securitization of a pool of loans, we have historically recognized a gain on sale of loans equal to the difference between cash received from the trust and the investment in the loans remaining after the allocation of portions of that investment to record retained interests from the securitization in the form of I/Os or mortgage servicing rights (MSRs).

          After July 6, 2001, our securitizations continue to be structured legally as sales, but for accounting purposes are treated as financings under SFAS No. 140. These securitizations do not meet the qualifying special purpose entity criteria under SFAS 140 and related interpretations because after the loans are securitized, the securitization trust may acquire derivatives relating to beneficial interests retained by us. We, as servicer, may also use our best commercial judgment in determining whether to sell or work out any loans securitized through the securitization trust that become troubled. Accordingly, the loans will remain on our balance sheet, retained interests are not created, and securitization indebtedness will replace warehouse debt originally associated with the securitized mortgage loans. We record interest income on the mortgage loans and interest expense on the issued securities, as well as contract servicing fees and ancillary fees related to servicing, over the life of the securitization, and we will not recognize a gain or loss upon completion of the securitization. This may result in material differences in expected future results from operations as compared to our historical results.


         INTEREST-ONLY RESIDUAL ASSETS AND MORTGAGE SERVICING RIGHTS


         Prior to July 6, 2001, the I/Os we retained upon the securitization of a pool of loans were accounted for as trading investments. The amount initially allocated to the I/Os at the date of a securitization reflected the allocated original basis of the relative fair values of those interests. The amount recorded for the I/Os was reduced for distributions on I/Os, which we received from the related trust, and was adjusted for changes in the fair value of the I/Os, which were reflected in our consolidated statements of operations. Because there is not a highly liquid market for these assets, we estimated the fair value of the I/Os primarily based upon discount, prepayment and default (frequency and severity) rates we estimate that another market participant would use to purchase the I/Os. The estimated market assumptions were applied based upon the underlying loan portfolio grouped by loan types, terms, credit quality, interest rates, geographic location, and value of loan collateral, which are the predominant characteristics that affect prepayment and default rates.


         MSRs were initially recorded by similarly allocating the carrying amount of the initial loan asset, based on estimated fair value of the MSRs, I/Os, and the sold loans. To determine estimated fair value for MSRs, we used market assumptions that we believe another industry participant would use to purchase the MSR, including discount, prepayment and default rates, servicing costs and ancillary fees. The estimates of MSR fair value are also based on the stated terms of the serviced loans. The recorded value of the MSRs was amortized in proportion to, and over the period of the anticipated net cash flows from servicing the loans. MSRs were assessed periodically to determine if there had been any impairment to the recorded balance, based on fair value at the date of the assessment and by stratifying MSR using the methods used to group I/Os.

         Due to subsequent changes in economic and other relevant conditions, the actual rates of prepayments and defaults and the value of collateral generally differed from our initial estimates, and these differences were sometimes material. If actual prepayment and default rates were higher than those assumed, less mortgage servicing income would be expected, which adversely affected the value of the MSRs. Significant changes in prepayment speeds, delinquencies, and losses resulted in impairment of most MSRs, which were recorded in our consolidated statements of operations. Conversely, if actual prepayment and default rates were lower than those assumed, a greater amount of servicing income would be expected over the lives of the loans, which increased the value of the MSRs.

         In recording and accounting for I/Os, we made assumptions, which we believed reasonably reflected economic and other relevant conditions that affect fair value which were then in effect, about rates of prepayments, and defaults and the value of collateral. Due to subsequent changes in economic and other relevant conditions, the actual rates of prepayments and defaults and the value of the collateral generally differed from our initial estimates, and these differences were sometimes material. If actual prepayment and default rates were higher than previously assumed, the value of the I/Os would be impaired and the declines in fair value were recorded in our consolidated statements of operations. Conversely, if actual prepayment and default rates were lower than previously assumed, the value of the I/Os would be higher and the increases in fair value were recorded in our consolidated statements of operations.

         The I/Os and related hedges, and subordinate bonds we had recorded at July 5, 2001 were assigned to Dominion Capital and will no longer be included on our balance sheet. We retained the MSRs, which will continue to be accounted for in the manner described in the preceding paragraphs. We will not record I/Os or subordinate bonds in securitizations that take place after July 5, 2001.

RESULTS OF OPERATIONS

         NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2000


COMPARABILITY OF SUCCESSOR AND PREDECESSOR


         Due to the varying time periods caused by our divestiture from Dominion and the nuances of changes in securitization structures more fully discussed above, direct comparison of net earnings for Successor versus Predecessor will be difficult. Specifically, the following line items from our statement of operations are impacted by the divestiture or change in securitization structure:


         o        Net interest income before provision for loan loss;


         o        Provision for loan loss;


         o        Gain on securitization;


         o        Impairment of residual assets, net; and


         o        Impairment of Predecessor goodwill.


         We have added the results of Predecessor and Successor for their respective periods during 2001 to determine the results for the nine months ended September 30, 2001 for comparison purposes with the nine months ended September 30, 2000. However, because of the limited comparability as a result of the divestiture and the change in securitization structure, the combined results of Successor and Predecessor for the nine months ended September 30, 2001 is not indicative of what the results of Successor would have been assuming our divestiture would have happened on January 1, 2001.


GENERAL




         We reported a net loss of $34.4 million for the first nine months of 2001 compared to a net loss of $47.4 million for the comparable period of 2000. The net loss in 2001 was primarily the result of the impairment of precessor goodwill of $45.0 million leading up to the divestiture of Saxon. The net loss in 2000 was primarily the result of the impairment of retained interests of $106.5 million.

NET REVENUES

         Net revenues decreased $20.3 million to $53.6 million for the first nine months of 2001, from $73.9 million for the comparable period in 2000. The decrease in net revenues was primarily attributable to our change in securitization structure subsequent to July 5, 2001 discussed above. We no longer book a gain at the time of securitization and we record interest income and loan loss provision over the life of the mortgage loans. See table 1 on the following page.


         NET INTEREST INCOME. Interest income primarily represents the sum of interest earned on mortgage loans securitized and held prior to securitization, and interest earned on cash collection balances. Interest expense includes the borrowing costs to finance mortgage loan originations and purchases under our credit facilities, and borrowings outstanding with Dominion Capital. For the periods prior to July 6, 2001, the provision for mortgage loan loss includes expenses recorded for losses we incurred for defaults on loans held for sale before their securitization, and for losses incurred on certain defaulted loans repurchased from a securitization due to either noncompliance with certain representations and warranties or to decrease the level of delinquent loans in a securitization to release excess cash flow. For the period July 6, 2001 to September 30, 2001, the provision for mortgage loan loss includes expenses recorded for losses we incurred for defaults on loans held prior to securitization and for likely losses on securitized mortgage loans.

Likely losses are determined based on the delinquency status of the loan and historical loss experience. We periodically evaluate the need for or the adequacy of reserves for credit losses on its loans. Any loan not eligible for securitization may be reserved for separately. In addition, we review the overall delinquency of the loans and determine the need for additional reserves. Reserve amounts are charged as a current period expense to operations.


         Net interest income decreased $9.6 million to a negative $1.0 million for the first nine months of 2001, from a positive $8.6 million for the comparable period in 2000. This decrease was due to the following:


          INTEREST INCOME


         Interest income increased $3.1 million to $33.8 million for the first nine months of 2001, from $30.7 for the comparable period in 2000. The increase in interest income is due primarily from a result of our change in securitization structure, which requires portfolio accounting as discussed above. We are now recording interest income on our securitized loans and loans held prior to securitization. Prior to July 5, 2001, we only recorded interest income on loan held prior to securitization.


         INTEREST EXPENSE


         Interest expense increased $1.7 million to $20.9 million for the first nine months of 2001, from $19.2 for the comparable period in 2000. The increase in interest expense is primarily related to our change in securitization structure, which requires portfolio accounting, as discussed previously. We are now recording interest expense on non-recourse debt used to finance our securitized loans and on recourse warehouse financing prior to securitization. Prior to July 5, 2001, we only recorded interest expense to finance loans held prior to securitization.


         PROVISION FOR LOAN LOSSES


         Provision for loan losses increased $11.0 million to $13.9 million for the first nine months of 2001, from $2.9 for the comparable period in 2000. The increase is a result of our change in securitization structure and required use of portfolio accounting. We are now recording provisions for loan losses on securitized loans for likely losses in that portfolio in addition to likely losses in loans held prior to securitization. Before July 5, 2001, we only recorded provision for loan losses for mortgage loans held prior to securitization. Before July 5, 2001, estimated losses on securitization were accounted for as a component of our gain on securitizations.


         Our reserve at September 30, 2001, as a percentage of our securitized mortgage loan balance, was 1.10%, which is comparable to our historical losses on securitizations. We did not make any significant changes in our reserve methodologies assumptions during the period July 6, 2001 to September 30, 2001. There has not been any significant changes in our loan quality or loan concentrations during the period July 6, 2001 to September 30, 2001. While we did see a slight increase in our delinquent account levels at September 30, 2001, we were able to determine that the increase was due to operational issues related to the September 11th terrorist acts as the level of delinquent accounts decreased in early October. Because we determined the increase in delinquencies was isolated to the September 11th terrorist acts, we did not change any reserve estimates or assumptions related to trends in delinquencies.


         GAIN ON SECURITIZATION

         The information relating to the gain on securitizations is shown on Table 1 below:

TABLE 1--GAIN ON SECURITIZATIONS FIRST NINE MONTHS 2001 COMPARED TO FIRST NINE MONTHS 2000


                                                                                            PREDECESSOR

                                                                                                   NINE MONTHS
                                                                                  JANUARY 1 -         ENDED
                                                                                    JULY 5,       SEPTEMBER 30,
                                                                                     2001             2000
                                                                                  -----------     -------------
                                                                                        ($ IN THOUSANDS)
Principal balance of loans securitized.......................................      $661,456        $1,539,039
Gain on securitizations......................................................       $32,892           $46,239
Weighted average gain on securitization(1)...................................           497               300
Premiums on loans securitized(2).............................................           208               251
Securitization related costs(1)(2)...........................................            60                87
-----------

(1)      In basis points.

(2) Includes, for example, underwriting, accounting, and legal costs, and Securities and Exchange Commission registration fees directly related to the securitizations and net hedge activity.

         The weighted average net gain on securitization increased in the first nine months of 2001 compared to the same period in 2000 due to lower premiums on loans securitized, more effective pricing of the 2001 securitization, and a more favorable interest rate environment during the first nine months of 2001. Our lower premiums on loans securitized in 2001 was a direct result of lower mortgage loan originations in our correspondent channel which typically carry higher premiums. Our more effective pricing of the 2001 securitizations was a result of a declining interest rate environment during the accumulation period for that securitization.

         Because of our change in securitization structure which requires portfolio accounting, we did not record any gains from securitizations for the period July 6, 2001 to September 30, 2001.


         SERVICING INCOME


         Servicing income, net of servicing rights amortization, represents all contractual and ancillary servicing revenue (primarily late fees and electronic payment processing fees) we received. Servicing income, net of servicing rights amortization, increased $2.6 million to $21.7 million for the first nine months of 2001, from $19.1 million for the comparable period in 2000. The increase was due primarily to a higher average servicing portfolio balance . The information relating to the servicing income is shown on Table 2 below:


TABLE 2--SERVICING INCOME FIRST NINE MONTHS 2001 COMPARED TO FIRST NINE MONTHS 2000


                                                                                                               NINE MONTHS
                                                                                 JULY 6 -      JANUARY 1 -         ENDED
                                                                              SEPTEMBER 30,      JULY 5,       SEPTEMBER 30,
                                                                              -------------    ------------   --------------
                                                                                  2001             2001            2000
                                                                              -------------    ------------   --------------
                                                                                              ($ in thousands)
Average servicing portfolio...............................................        $6,070,848       $6,023,794      $5,135,785
Servicing income..........................................................             9,535           28,930          35,544
Amortization of intangible assets.........................................             4,407           12,380          16,468
Servicing fees (annualized)(1) (2)........................................                48               48              49
Prepayment penalty income (annualized)(1).................................                 3               28              28
Other servicing income (annualized)(1) (3)................................                15               12              16
Total servicing income (annualized)(1)....................................                66               88              92
Amortization of intangible assets (annualized)(1).........................                30               40              43
-----------

(1)      In basis points.

(2) Prepayment penalty income decreased during the period July 6, 2001 to September 30, 2001 as the right to prepayment penalty income related to loans securitized prior to July 6, 2001 was retained by Dominion.


(3)      Includes primarily late fees and electronic processing fees.


         Our mortgage loan servicing portfolio increased $0.8 billion to $6.3 billion at September 30, 2001, from $5.5 billion at September 30, 2000. The increase was due primarily to the origination and purchase of mortgage loans, and acquisition of $235.2 million of third party servicing, partially offset by decreases caused by prepayments and losses.

EXPENSES

         Total expenses decreased $48.5 million to $112.8 million for the first nine months of 2001, from $161.3 million for the comparable period in 2000. The decrease was primarily the result of the permanent impairment writedown of $106.5 million during 2000 of our interest-only residual assets primarily related to an increase in discount rate to 17% from 12% at December 31, 1999 to reflect changes in market discount rates partially offset by the $45.0 million goodwill impairment charge during 2001 required by our divestiture from Dominion.


         PAYROLL AND RELATED EXPENSES. Payroll and related expenses include salaries, benefits, and payroll taxes for all employees. Payroll and related expenses increased $8.6 million to $33.5 million for the first nine months of 2001, from $24.9 million for the comparable period in 2000. The increase was due to the increase in employees in 2001 versus 2000, $1.8 million higher commission expenses in 2001 compared to 2000, and the payment of certain management retention bonuses in 2001 which totaled $1.1 million.

We expect payroll and related expenses to increase in the future as we increase the number of employees based on loan origination growth and for additional employees needed for being a public company. We employed 873 full-time employees as of September 30, 2001, compared to 784 full-time employees as of September 30, 2000.


         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of office rent, insurance, telephone, license fees, legal and accounting fees, travel and entertainment expenses, and advertising and promotional expenses. General and administrative expenses increased $2.6 million to $23.3 million for the first nine months of 2001, from $20.7 million for the comparable period in 2000. The increase was primarily due to increased cost associated with higher mortgage originations. We expect general and administration expenses to increase in future periods as we incur additional costs of being a publicly traded company and to some extent in proportion to future loan origination growth.


         IMPAIRMENT OF RESIDUAL ASSETS. Impairment of residual assets decreased to $7.3 million for the first nine months of 2001 from $106.5 million for the comparable period in 2000. The decrease was primarily due to the impairment charge taken in June of 2000 related to our increase of the discount rate on our residual and servicing investments from 12% to 17% and the increase of the discount rate on our MSR's from 12% to 15% to reflect changes in the estimates for the long term market discount rates. We do not expect to incur any future impairment of residual asset charges since we account for our securitizations under portfolio accounting and do not record residual assets in accordance with SFAS No. 140.


         IMPAIRMENT OF PREDECESSOR GOODWILL. Impairment of Predecessor goodwill of $45.0 million for the first nine months of 2001, was due to the pending sale of SCI Services, which resulted in the estimated proceeds from the transaction being substantially the same as the adjusted book value of SCI Services, excluding Predecessor's historical goodwill. Predecessor's historical goodwill related to Dominion's acquisition of Saxon in May 1996. No impairment of goodwill occurred in 2000. We do not expect to incur future goodwill impairment charges.


         INCOME TAXES. We recorded tax benefit of $24.8 million and $33.6 million for the nine months ended September 30, 2001 and 2000, respectively. We experienced a 41.8% effective tax rate for the first nine months of 2001, compared to a 38.5% effective tax rate for the first six months of 2000. During the quarter ended March 31, 2001, Dominion Resources recorded a state income tax benefit at the consolidated tax return level that was related to the recognition of net operating losses attributable to impairment writedowns of our assets. In accordance with our tax sharing agreement with Dominion Resources, we recorded a state income tax benefit of approximately $3.0 million in the first six months of 2001. Due to the termination of our tax sharing agreement with Dominion Resources upon the closing of this offering, the aforementioned effective tax rates may not be indicative of future tax rates. If we were not under the tax sharing agreement with Dominion Resources our tax benefit would have been reduced by $3 million.

         YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

GENERAL

         Our net loss for the year ended December 31, 2000 was $48.5 million, compared to net income of $36.6 million for the year ended December 31, 1999.

NET REVENUES

         Net revenues decreased $22.4 million, to $107.3 million for the year ended December 31, 2000, from $129.7 million for 1999. The decrease in net revenues was primarily a result of a decline in gain on securitizations, as discussed below.

         NET INTEREST INCOME. Net interest income decreased $12.2 million, to $3.2 million for the year ended December 31, 2000, from $15.4 million for 1999. This decrease was due to the following:


         INTEREST INCOME


         Interest income decreased $11.4 million during 2000 compared to 1999 primarily as a result of lower mortgage loan originations . Loan originations decreased $0.6 billion to $2.1 billion in 2000 from $2.7 million in 1999.


          INTEREST EXPENSE


         Interest expense increased $3.6 million during 2000 compared to 1999 primarily as a result of higher borrowing costs offset slightly by lower loan originations in 2000. Our higher borrowing costs resulted in approximately $5.3 million in additional interest expense and the effect of our lower loan originations resulted in lower interest expense of $1.7 million.

         PROVISION FOR LOAN LOSSES


         Provision for loan losses decreased $2.7 million during 2000 compared to 1999 primarily as a result of higher charge-offs of delinquent loans held for sale in 1999. At December 31, 2000, our loan loss reserve as a percentage of mortgage loans held for sale was 3.4% compared to 0.8% at December 31, 1999. The primary result for the increase was a higher percentage of delinquent loans held for sale at December 31, 2000 compared to December 31, 1999. We completed a sale of $20.7 million in delinquent loans in December 1999 which reduced the balance of delinquent loans held for sale.


         GAIN ON SECURITIZATION


         Our gain on securitizations decreased from $98.4 million to $79.2 million, primarily as a result of lower principal balance of loans securitized. The information relating to gain on securitizations is shown on Table 3 below.

TABLE 3--GAIN ON SECURITIZATIONS 2000 COMPARED TO 1999


                                                                                    YEAR ENDED DECEMBER 31,
                                                                                -------------------------------
                                                                                     2000             1999
                                                                                ---------------- --------------
                                                                                     ($ IN THOUSANDS)
Principal balance of loans securitized....................................        $2,098,659       $2,679,556
Gain on securitizations...................................................           $79,234          $98,369
Weighted average gain on securitization(1)................................               378              367
Premiums on loans securitized(1)..........................................               229              214
Securitization related costs(1)(2)........................................                29               57
-----------

(1)      In basis points.

(2) Includes, for example, underwriting, accounting and legal costs, and Securities and Exchange Commission registration fees directly related to the securitizations, and hedge related activity.


         SERVICING INCOME

         Servicing income, net of servicing rights amortization, increased $8.9 million, to $24.9 million for the year ended December 31, 2000, from $16.0 million for 1999. The increase in net servicing income was due primarily to an increase in our servicing portfolio and lower amortization of MSRs due to slower prepayment rates in 2000 compared to 1999 due to a rising interest rate environment in 2000. The information relating to our servicing income is shown on Table 4 below:

TABLE 4--SERVICING INCOME 2000 COMPARED TO 1999

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                 ------------------------------
                                                                                     2000             1999
                                                                                 -------------- ---------------
                                                                                        ($ IN THOUSANDS)
Average servicing portfolio...............................................        $5,233,423       $4,202,953
Servicing income..........................................................            47,217           35,494
Amortization of  intangible assets........................................            22,332           19,510
Servicing fees(1).........................................................                48               47
Prepayment penalty income(1)..............................................                27               25
  Other servicing income(1)(2)............................................                14               12
Total servicing income(1).................................................                89               84
Amortization of intangible assets(1)......................................                43               46
-----------

(1)      In basis points.

(2)      Includes primarily late fees and electronic payment processing fees.


         Our increase in total servicing portfolio was a result of our $2.1 billion of securitizations during 2000, and the prepayment, payoff, or foreclosure of $1.1 billion of serviced mortgage loans in 2000.

EXPENSES

         Total expenses increased $108.1 million to $179.9 million for the year ended December 31, 2000, from $71.8 million for 1999. The increase in expenses was primarily attributable to impairment of our residual asset, as discussed below.

         PAYROLL AND RELATED EXPENSES. Payroll and related expenses increased $2.5 million to $32.4 million for the year ended December 31, 2000, from $29.9 million for 1999. The increase was due primarily to an increase of $1.3 million in salary costs from annual merit increases and an increase of $1.2 million from a net increase in the number of our employees. We employed 843 full-time employees as of December 31, 2000, compared to 799 full-time employees as of December 31, 1999.

         IMPAIRMENT ON RESIDUAL ASSETS. Impairment of residual assets increased to $108.4 million for the year ended December 31, 2000 from $8.3 million for 1999. The increase in impairment was primarily due to the increased in the discount rate on our residual and servicing investments from 12% to 17% and the discount rate on our MSRs from 12% to 15% to reflect changes in the estimates for the long term market discount rates. In addition, we transferred these investments from our available-for-sale portfolio to our trading portfolio because of Dominion Resources's intention to divest its interest in SCI Services. We reflected the impairment loss of $106.5 million in our consolidated statements of operations for 2000. During 1999, we recognized a permanent impairment of $8.3 million on our residual and servicing investments. In addition, during 1999, we recognized a $6.4 million unrealized loss, net of tax, on our residual and servicing investments due to an increase in the discount rate from 11% to 12% that was recorded as other comprehensive loss.

         INCOME TAXES. We recorded a tax benefit of $24.1 million and a tax provision of $21.2 million for the years ended December 31, 2000 and 1999, respectively. We experienced a 33.2% effective tax rate for the year ended December 31, 2000 compared to a 36.7% effective tax rate for the year ended December 31, 1999.

         YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

GENERAL

         Our net income for the year ended December 31, 1999 was $36.6 million, compared to $12.0 million for the year ended December 31, 1998.

NET REVENUES

         Net revenues increased $30.6 million to $129.7 million for the year ended December 31, 1999, from $99.1 million for 1998. The increase in revenues was primarily attributable to an increase in net interest income, higher gains recognized on securitizations and higher servicing income.

         NET INTEREST INCOME. Net interest income increased $2.8 million, to $15.4 million for the year ended December 31, 1999, from $12.6 million for 1998. This increase was due to the following:


         INTEREST INCOME


         Interest income increased $10.0 million during 1999 compared to 1998 primarily as a result of higher mortgage loan originations. Loan originations increased $0.4 billion to $2.7 billion in 1999 from $2.3 billion in 1998.


         INTEREST EXPENSE


         Interest expense increased $2.5 million during 1999 compared to 1998 primarily as a result of higher loan origination in 1999.


         PROVISION FOR LOAN LOSSES


         Provision for loan losses increased $4.7 million during 1999 compared to 1998 primarily as a result of higher charge-offs of delinquent loans held for sale in 1999. At December 31, 1999, our loan loss reserve as a percentage of mortgage loans held for sale was 0.8% compared to 3.7% at December 31, 1998. The primary result for the decrease was a higher percentage of delinquent loans held for sale at December 31, 1998 compared to December 31, 1999. We completed a sale of $20.7 million in delinquent loans in December 1999, which reduced the balance of delinquent loans held for sale.

TABLE 5--GAIN ON SECURITIZATIONS 1999 COMPARED TO 1998

                                                                                                         YEAR ENDED DECEMBER 31,
                                                                                                       ----------------------------
                                                                                                          1999            1998
                                                                                                       -------------- -------------
                                                                                                            ($ IN THOUSANDS)
Principal balance of loans securitized............................................................      $2,679,556      $2,349,035
Gain on securitizations...........................................................................         $98,369         $76,277


                                       27

Weighted average gain on securitizations(1).......................................................             367             325
Premiums on loans securitized(1)..................................................................             215             282
Securitization related costs(1)(2)................................................................              25            (32)
-----------

(1)      In basis points.

(2) Includes, for example, underwriting costs, accounting, and legal costs, and Securities and Exchange Commission registration fees directly related to the securitizations and hedge related activity.

         The weighted average gain on securitizations increased in 1999 due to lower premiums paid on mortgages purchased or originated compared to 1998.

         Servicing income, net of amortization of MSRs, represents all contractual and ancillary servicing revenue (primarily late fees and electronic payment processing fees) we received. The information related to the servicing income is shown on Table 6 below:

TABLE 6--SERVICING INCOME 1999 COMPARED TO 1998

                                                                                                         YEAR ENDED DECEMBER 31,
                                                                                                      -----------------------------
                                                                                                          1999            1998
                                                                                                      --------------- -------------
                                                                                                            ($ IN THOUSANDS)
Average servicing portfolio.......................................................................      $4,202,953      $3,015,200
Servicing income..................................................................................          35,494          20,518
Amortization of  intangible assets................................................................          19,510          10,281
Servicing fees(1).................................................................................              47              42
Prepayment penalty income(1)......................................................................              25              17
  Other servicing income(1)(2)....................................................................              12              10
Total servicing income(1).........................................................................              84              68
Amortization of intangible assets(1)..............................................................              46              36
-----------

(1)      In basis points.

(2)      Includes primarily late fees and electronic payment processing fees.


         Our increase in total servicing portfolio was a result of our $2.7 billion of securitizations during 1999, offset by the prepayment, payoff, or foreclosure of $1.5 billion of serviced mortgage loans.

EXPENSES

         Total expenses decreased $7.9 million to $71.8 million for the year ended December 31, 1999, from $79.7 million for 1998. The decrease was primarily the result of an impairment of our residual asset.

         PAYROLL AND RELATED EXPENSES. Payroll and related expenses increased $10.5 million to $29.9 million for the year ended December 31, 1999, from $19.4 million for 1998. The increase was due primarily to staff increases related to growth in our loan originations and increased commissions due to wholesale and correspondent loan production growth and an increase in our servicing portfolio. We employed 799 full-time employees as of December 31, 1999, compared to 633 full-time employees as of December 31, 1998.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $5.7 million to $27.3 million for the year ended December 31, 1999, from $21.6 million for 1998. The increase was primarily attributed to an increase in expenses associated with our increase in loan originations and purchases in 1999.

         IMPAIRMENT OF RESIDUAL ASSETS. Impairment on residual assets decreased $20.3 million to $8.3 million for the year ended December 31, 1999, from $28.6 million for 1998. During 1999, we recognized an $8.3 million fair value adjustment on our residual and servicing investments to reflect permanent impairment. During 1999, we adjusted our discount rate used to value our residual and servicing asset from 11% to 12% to reflect changes in the estimates for the long term discount rates. In addition, we recognized a $6.4 million unrealized loss, net of tax, on our residual and servicing investments that was recorded as other comprehensive loss.

         INCOME TAXES. We recorded a tax provision of $21.2 million and $7.4 million for the years ended December 31, 1999 and 1998, respectively. We experienced a 36.7% effective tax rate for the year ended December 31, 1999, compared to a 38.1% effective tax rate for the year ended December 31, 1998.

FINANCIAL CONDITION

          SEPTEMBER 30, 2001 COMPARED TO DECEMBER 31, 2000


         Mortgage loans held prior to securitization increased to $506.6 million at September 30, 2001, from $105.2 million at December 31, 2000. This increase was the result of the timing of our securitizations.


          Securitized loans increased to $669.6 million at September 30, 2001 from $0.0 million at December 30, 2000. This increase was the result of the change in securitization structures from sale to financing and the related change to portfolio-based accounting in accordance with SFAS 140.


          Interest-only residual assets (I/Os) decreased from $298.4 million at December 31, 2000 to $0.0 million at September 30, 2001. This decrease was the result of our divestiture from Dominion on July 6, 2001. Under the stock purchase agreement, our former parent company retained all interest-only residuals.


         MSRs decreased to $36.8 million at September 30, 2001, from $47.8 million at December 31, 2000. The decrease was due to amortization of servicing rights of $19.2 million during the first nine months, the addition of $5.4 million in servicing rights from our securitization recorded during the period January 1, 2001 to July 5, 2001, the purchase of $2.8 million in servicing rights. After July 6, 2001 our securitizations are structured as financing, and in accordance with SFAS 140, servicing assets are not recorded.


         Subordinate bonds decreased to $0.0 million at September 30, 2001, from $13.6 million at December 31, 2000. The decrease was due to our divestiture from Dominion. Under the stock purchase agreement, our former parent company retained all subordinate bonds.


          Predecessor goodwill decreased to $0.0 million at September 30, 2001 from $46.1 million at December 31, 2000. Predecessor goodwill of $46.1 was impaired due to the terms of the sale of SCI Services, which resulted in the proceeds from the transaction being substantially the same as the adjusted book value of SCI Services, excluding historical goodwill. Predecessor's goodwill was a result of Dominion's acquisition of Saxon in May 1996.


         Servicing related advances increased $65.1 million to $95.9 million at September 30, 2001, from $30.8 million at December 31, 2000. The increase was due primarily to a one-time change in the method of reporting the advances and recoveries from the securitization on a gross basis.


         Warehouse financing facilities increased $310.7 million to $398.9 million at September 30, 2001, from $88.2 million at December 31, 2000. This increase was due primarily to larger volume of mortgage loans held prior to securitization at September 30, 2001 compared to December 31, 2000.


         Non-recourse financing increased to $650.3 million at September 30, 2001 from $0.0 million. This increase was due to the new structuring of our securitizations as financing in accordance with SFAS 140.


         Amounts due to Dominion Capital decreased to $0.0 million at September 30, 2001, from $99.8 million at December 31, 2000. The decrease was due to Predecessor's divestiture from Dominion on July 6, 2001.


         Notes Payable increased to $25 million at September 30, 2001 from $0.0 million. This increase was due to a note from Dominion related to the divestiture of Saxon.


         Stockholders' equity decreased $89.8 million to $253.7 million at September 30, 2001, from $343.5 million at December 31, 2000. The decrease in stockholders' equity is due primarily to the divestiture and subsequent recapitalization of Successor in connection with the divestiture.

         DECEMBER 31, 2000 COMPARED TO DECEMBER 31, 1999

         Mortgage loans held for sale decreased $18.4 million to $105.2 million at December 31, 2000, from $123.6 million at December 31, 1999. The decrease was due primarily to the timing of the securitization in the fourth quarter of 2000 being slightly later than the securitization in the fourth quarter of 1999.

         I/Os decreased $48.3 million to $298.4 million at December 31, 2000, from $346.7 million at December 31, 1999. This decrease was primarily attributable to the effect of the impairment adjustment of $102.7 million and cash distributions of $51.5 million. Our retention of I/Os valued and recorded at $122.8 million from our securitizations during the year ended December 31, 2000 partially offset the impairment adjustment and cash distributions.

         MSRs increased $7.4 million to $47.8 million at December 31, 2000, from $40.4 million at December 31, 1999. The increase was primarily due to the addition of $18.6 million in servicing rights from our 2000 securitizations offset by $7.3 million in amortization of servicing rights.

         Subordinate bonds decreased $13.4 million to $13.6 million at December 31, 2000, from $27.0 million at December 31, 1999. The decrease was due to the sale of $14.8 million in subordinate bonds during 2000, which resulted in a loss of $0.4 million.

         Servicing related advances increased $2.1 million to $30.8 million at December 31, 2000, from $28.7 million at December 31, 1999. The increase was due to a larger servicing portfolio and higher delinquency rates on the portfolio through 2000.

         Warehouse financing facilities decreased $22.3 million to $88.2 million at December 31, 2000, from $110.5 million at December 31, 1999. The decrease was due primarily to fewer mortgage loans in warehouse facilities at December 31, 2000 compared to December 31, 1999, and increased funding of asset growth through equity.

         Amounts due to Dominion Capital decreased $22.1 million to $99.8 million at December 31, 2000, from $121.9 million at December 31, 1999. The decrease was due primarily to capital contributions of $40.0 million during the year ended December 31, 2000, and lower loan volume during 2000.

         Stockholder's equity decreased $2.2 million to $343.5 million at December 31, 2000, from $345.7 million at December 31, 1999. The decrease resulted from capital contributions of $40.0 million during the year ended December 31, 2000, and net comprehensive loss of $42.1 million for the year ended December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

         As a mortgage banking company, we need to borrow substantial sums of money each quarter to originate and purchase mortgage loans. Currently, our primary cash requirements include the funding of:


         o mortgage originations and purchases pending their pooling and securitization,


         o the points and expenses paid in connection with the acquisition of correspondent and wholesale loans,


         o        ongoing general and administrative expenses,


         o        overcollateralization requirements on our ABS securitzations,


         o        interest expense on our warehouse lines of credit,


         o fees, expenses, and tax payments incurred in connection with our securitization program,


         o        hedge losses,


         o        loan losses, and


         o        servicing advances.


We fund these cash requirements with cash received from:


         o borrowings secured by mortgage loans in warehouse and servicing advances,


         o        interest collections on loans in warehouse,


         o cash distributions from our securitizations after July 6, 2001 (in conjunction with our divestiture, Dominion Capital will receive all residual cash flows from prior securitzations, excluding servicing fees),


         o        servicing fees and other servicing income, and

         o points and fees collected from the origination of retail and wholesale loans.

         LIQUIDITY STRATEGY

         Our liquidity strategy is to finance our mortgage portfolio on a long-term basis by issuing asset-backed securities. We believe that issuing asset backed securities provides us a low cost method of financing our mortgage portfolio. In addition, our strategy allows us to reduce our interest rate risk on our fixed rate loans by securitizing them. An integral part of our liquidity strategy is our requirement to have sufficient committed warehouse financing facilities, with a diverse group of counterparties. This provides us the ability to issue our asset-backed securities at optimal points in time. We seek to have committed financing facilities that approximate six months of our mortgage production, even though we expect to issue asset-backed securities on a quarterly basis.

         Another component of our liquidity strategy is to have sufficient working capital to enable us to fund operating cash flow requirements until our mortgage portfolio generates sufficient cash flows to cover our daily operating requirements. As of September 30, 2001, we have approximately $132.4 million of working capital. We anticipate to use a substantial portion of this working capital to build our mortgage portfolio so that it generates sufficient cash flows to cover our operating requirements. We cannot be certain as to the amount or timing of the working capital that we will require for us to build our portfolio so that it will generate sufficient cash flows.

         LIQUIDITY RESOURCES

         We need to borrow substantial sums of money each quarter in order to accumulate loans for securitization. We have relied upon several lenders to provide us with credit facilities to fund our loan originations and purchases, as well as fund a portion of our servicing advances. We must be able to securitize loans and obtain adequate credit facilities and other sources of funding to be able to continue to originate and purchase loans.

         To accumulate loans for securitization, we borrow money on a short-term basis through secured warehouse lines of credit and committed repurchase agreements. In addition to funding loans that are not securitized, we also use committed facilities to finance the advances required by our servicing contracts. As of September 30, 2001, we had $96.0 million of servicing advances, of which $0 million was financed.

         When we acquired SCI Services, we entered into new credit agreements and re-negotiated the terms and conditions of four of our old credit agreements. These agreements require us to comply with various customary operating and financial covenants and cross default features. We do not believe that these existing financial covenants will restrict our operations or growth. We believe that we were in compliance with all such covenants under these agreements as of the date of this prospectus. The material terms and features of our secured credit facilities in place following the 144A Offering are as follows:

         CHASE MANHATTAN BANK WAREHOUSE FACILITY. We have a $75 million, expandable to $150 million upon syndication, warehouse line of credit led by the Chase Manhattan Bank. The facility contains a sub-limit for "Wet Collateral" (loans funded by us but which the collateral custodian has not yet received the related loan documents) that can reach 40% of the facility amount and a sub limit for servicing advances for 20% of the facility amount. The facility expires July 26, 2002. The facility allows us to borrow against (1) the lesser of 98% of the principal balance of the mortgage loans or 95% of the fair market value of the mortgage loans, and (2) generally 90% of the servicing advance receivables pledged to the facility. In all circumstances, we are only able to borrow against the mortgage loan or servicing advance asset provided the asset meets certain credit and documentation characteristics as reviewed by the custodian, Bankers Trust Company.

         GREENWICH CAPITAL WAREHOUSE FACILITY. We have a $350 million committed and secured warehouse facility with Greenwich Capital Financial Products, Inc. The facility provides for both the ability to borrow at the lesser of 97% of fair market value and 100% of the par amount of the mortgage loans 0-59 days delinquent. Mortgage loans 60-180 days delinquent may be financed at lower borrowing percentages. The facility expires on June 27, 2002.

         FIRST UNION WAREHOUSING FACILITY. We have a $350 million committed and secured warehouse facility with First Union National Bank that provides us the ability to borrow against the lesser of 95% of the fair market value or 98% of the par amount of our mortgage loans, including wet loans up to $50 million. The facility expires on June 27, 2002.

         CS FIRST BOSTON WAREHOUSE FACILITY. We have a $250 million committed and secured warehouse facility with Credit Suisse First Boston Mortgage Capital, LLC. The facility provides us the ability to borrow against mortgage loans, including wet collateral, at the lesser of 97.5% of the fair market value of the mortgage loans and 100% of the par amount of the mortgage loans. The facility expires February 1, 2002.

         CS FIRST BOSTON SERVICING ADVANCE FACILITY. We have a $30 million committed and secured facility which affords us the ability to borrow against a portion of the companies servicing advances. The facility allows to borrow from 85% to 90% of the balance of the eligible servicing advances. The facility expires on July 2, 2002.

         MERRILL LYNCH WAREHOUSE FACILITY. We have a $250 million committed, secured warehouse facility with Merrill Lynch Mortgage Capital, Inc. which provides us the ability to borrow against the lesser of 97% of the fair market value or 98% of the principal amount of the pledged mortgage loans. The facility expires on March 21, 2002.

         CASH FLOWS

         For the year ended December 31, 2000, we had operating cash flows of $7.6 million, compared to negative operating cash flows of $3.6 million for the year ended December 31, 1999. For the period July 6, 2001 to September 30 , 2001, we had negative operating cash flows of $17.4 million, due primarily to the increase in servicing related advances and net loss for the period. For the period January 1, 2001 to July 5, 2001, we had negative operating cash flows of $591.5 million due to the delay in the timing of our 2001-2 securitized until August 2001. Operating cash flows, as presented in our consolidated statements of cash flows, exclude the net proceeds from or repayments of mortgage warehouse financing facilities.

         Because Dominion Capital retained the residual cash flows associated with all securitizations which occurred prior to our sale, a significant source of our operating cash flows was removed from our balance sheet with our divestiture. Accordingly, our sources of cash from operations will not be sufficient to fund our operating cash flow requirements in the future until we rebuild our mortgage investment portfolio, through our monthly mortgage originations and purchases, to such a point whereby the cash flows from the securitized loans are sufficient to balance our net cash flows requirements, net of warehouse financing proceeds.

         Historically, we have funded our working capital requirements, with a unsecured facility with Dominion Capital. With the 144A Offering we raised $118.6 million of additional working capital to provide the company with a source of working capital until such time that the cash flow requirements, net of warehouse financings, are stabilized. At September 30, 2001 we had $132.4 million of working capital. Working capital is defined as un-restricted cash on hand and borrowing availability under committed lines of credit on assets eligible for borrowing under the facilities. We anticipate that we will use a substantial portion of this working capital as we build our mortgage portfolio and balance sheet to a cash flow neutral position. We can not be certain as to the amount or timing of the working capital that we will require for us to reach the point of cash flow neutrality.

CREDIT RISK MANAGEMENT

         We seek to reduce credit risk through

         o the review of each mortgage loan before origination or purchase to ensure that it meets our underwriting guidelines,


         o use of early intervention, proactive collection, and loss mitigation techniques in the servicing process,


         o        maintenance of appropriate capital and reserve levels, and


         o obtaining representations and warranties, to the extent possible, from our correspondents.


         o analysis of performance trends of our portfolio and our peers to ensure the underwriting guidelines are consistent with our risk tolerances and rate of return requirements.

Although we do not set specific geographic diversification requirements, we monitor the geographic dispersion of the property securing mortgage loans and make decisions on a portfolio-by-portfolio basis about adding to specific concentrations.

INTEREST RATE RISK MANAGEMENT

         The objective of interest rate risk management is to control the effects that interest rate fluctuations have on the net present value of our assets, liabilities, and off-balance-sheet instruments. Interest rate risk is measured using asset/liability net present value sensitivity analyses. Simulation tools serve as the primary means to gauge interest rate exposure. The net present value sensitivity analysis is the means by which our long-term interest rate exposure is evaluated. These analyses provide an understanding of the range of potential impacts on net interest revenue and portfolio equity caused by interest rate movements.

         Interest rate risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument due to fluctuations in interest rates. Interest rate risk is inherent to both derivative and non-derivative financial instruments, and accordingly, the scope of our interest rate risk management extends beyond derivatives to include all interest risk sensitive financial instruments.

         Our profitability may be directly affected by the level of, and fluctuations in, interest rates, which affect our ability to earn a spread between interest received on our loans and the cost of our borrowings, which are tied to yields on various United States Treasury obligations, interest rate swaps, or LIBOR. Our profitability is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. A substantial and sustained increase in interest rates could adversely affect our ability to purchase and originate loans. A significant decline in interest rates could increase the level of loan prepayments, thereby adversely affecting our net interest income. Declining interest rates, which often lead to an increase in the rate of loan prepayment, could also adversely impact our servicing income. In an effort to mitigate the effect of interest rate risk, we have reviewed our various mortgage products and have identified and modified those that have proven historically more susceptible to prepayments. We cannot assure you, however, that such modifications to our product line will effectively mitigate prepayment risk in the future.

         Fluctuating interest rates may affect the net interest income earned by us resulting from the difference between the yield to us on loans held pending securitization and the interest paid by us for funds borrowed under our warehouse facilities, although we undertake to hedge our exposure to this risk by using Eurodollar futures, options on futures, interest rate swaps, and swaptions. We monitor the aggregate cash flow, projected net yield, and market value of our investment portfolio under various interest rate and loss assumptions.

         We use several tools and risk management strategies to monitor and address interest rate risk. Such tools allow us to monitor and evaluate our exposure to these risks and to manage the risk profile of our investment portfolio in response to changes in the market risk. We cannot assure you, however, that we will adequately offset all risks associated with our investment portfolio.

         The measurement of interest rate risk is meaningful only when all related risk items are aggregated and the net positions are identified. Financial instruments that we use to manage interest rate sensitivity include: interest rate swaps, caps and floors; financial futures and forwards; and financial options (called hedges). Historically, we measured the sensitivity of the current fair value of our fixed rate mortgage loans held prior to securitization, fixed rate mortgage loan commitments, securitized mortgage loans , and all hedge positions to changes in interest rates. Changes in interest rates are defined as instantaneous and sustained interest rate movements in 50 basis point increments. We estimated the fair value of our collateral assuming there would be no changes in interest rates from those at period end. Once we established the base case, we projected cash flows for each of the defined interest rate scenarios. Those projections were then compared with the base case to determine the estimated change to the fair value of our collateral and hedges. The table below illustrates the simulation analysis of the impact of a 50, 100, and 200 basis point parallel shift upward or downward in interest rates on fair value of our collateral and hedges at September 30, 2001.

INTEREST RATE SIMULATION SENSITIVITY ANALYSIS

         Movements in interest rates from September 30, 2001 rates Instantaneous change/parallel shift in the next 12 months compared with September 30, 2001:



                                                                       INCREASE                                DECREASE
                                                         --------------------------------------   ----------------------------------
                                                          +50 BP       +100 BP       +200 BP       -50 BP      -100 BP      -200 BP
                                                         ----------   ----------    -----------   --------    ----------  ----------
Change in fair value of fixed rate mortgage loans
   held prior to securitization....................        $(2,859)     $(5,797)      $(11,594)     $2,859        $5,797     $11,594
Change in fair value of hedges related to fixed rate
   mortgage loans  held prior to securitization....           1,594        3,188          6,375    (1,594)       (3,188)     (6,375)
Change in fair value of  securitized mortgage loans         (8,283)     (16,566)       (33,162)      8,282        16,566      33,132
Change in fair value of hedges related to
   securitized mortgage loans......................           1,657        6,048         14,831    (7,126)      (11,517)    (20,299)
                                                         ----------   ----------    -----------   --------    ----------  ----------
   Net Change......................................        $(7,891)    $(13,127)      $(23,550)     $2,421        $7,658     $18,052
                                                         ==========   ==========    ===========   ========    ==========  ==========

         The simulation analysis reflects our efforts to balance the repricing characteristics of our interest-earning assets and supporting funds.

MANAGING INTEREST RATE RISK WITH DERIVATIVE INSTRUMENTS

         We do not intend to implement any new derivative activity that, when aggregated into our total interest rate exposure, would cause us to exceed our established interest rate risk limits. We will use financial futures, forwards, and options contracts provided that:

         o the transactions occur in a market with a size that reasonably ensures sufficient liquidity;

         o the contract is traded on an approved exchange or, in the case of over-the-counter option contracts, is transacted with credit-appointed counterparty; and

         o the types of contracts have been authorized for use by our hedge committee.

         These instruments provide us flexibility in adjusting our interest rate risk position without exposure to principal risk and funding requirements. By using off-balance sheet instruments to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower funding requirement and a higher return on assets and net interest margin, but with a comparable level of net interest revenue and return on equity. Use of off-balance sheet instruments for speculative purposes is not permitted.

INFLATION

         Inflation affects us most significantly in the area of loan originations and can have a substantial effect on interest rates. Interest rates normally increase during periods of high inflation (or in periods when the Federal Reserve Bank attempts to prevent inflation) and decrease during periods of low inflation. See "--Interest Rate Risk Management."

IMPACT OF NEW ACCOUNTING STANDARDS

         In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 140 ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES . SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 did not have a material impact on our financial statements.


         In June 2001, SFAS No. 141, BUSINESS COMBINATIONS and SFAS No.142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets after their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortize, but will rather be tested at least annually for impairment. For the acquisition of SCI Services, we will apply the purchase method of accounting and any related goodwill will not be amortized. Accordingly, we will not amortize the $4.3 million of goodwill recorded from the acquisition of SCI Services.


         In June 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs would be capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. Management has not yet determined the impact, if any, of adoption of SFAS No. 143.


         In August 2001, FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144), which supersedes both FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121) and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (Opinion 30), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121. For example, SFAS No. 144 provides guidance on how a long-lived asset is held for sale, and prescribes the accounting for a long-lived asset that will be disposed of other than by sale. SFAS No. 144 retains the basic provisions of Opinion 30 on how to present discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business).

         The Company is required to adopt SFAS No. 144 no later than the year beginning after December 15, 2001, and plans to adopt its provisions for the quarter ending March 31, 2002. Management does not expect the adoption of SFAS No. 144 for long-lived assets held for use to have a material impact on the Company's financial statements because the impairment assessment under SFAS No. 144 is largely unchanged from SFAS No. 121. The provisions of the Statement for assets held for sale or other disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities. Therefore, management cannot determine the potential effects that adoption of SFAS No. 144 will have on the Company's financial statements.

SUPPLEMENTAL PORTFOLIO FINANCIAL DATA

         Historically, our securitizations were structured as a sale of the loans, with a corresponding one-time recognition of gain or loss, under GAAP. As a result of this accounting treatment, the mortgage loans were removed from our balance sheet except for certain residual interests we retained in our securitizations. See "Business--Securitization and Financing." Since May 1996, we have securitized approximately $10.2 billion in mortgage loans through our quarterly securitization program. Since July 2001, our securitizations continue to be structured legally as sales, but for accounting purposes are treated as financing transactions. Accordingly, following a securitization, the mortgage loans now remain on our balance sheet, and the securitization indebtedness replaces the warehouse debt associated with the securitized mortgage loans. Also, we record interest income on the mortgage loans and interest expense on the securities issued in the securitization over the life of the securitization, instead of recognizing a gain or loss upon completion of the securitization. This change to "portfolio-based" accounting significantly impacts our future results of operations compared to our historical results. Therefore, our historical results and management's discussion of such results may not be indicative of our future results. This accounting treatment, however, more closely matches the recognition of income with the actual receipt of cash payments, and is expected to decrease our earnings volatility compared to those companies that structure their securitizations as sale transactions for GAAP purposes.


         The supplemental portfolio financial data below for the years ended December 31, 2000, 1999, and 1998, and for the nine months ended September 30, 2001, present selected data assuming that our securitization transactions had each been structured as financings. This data was compiled from the 1998, 1999, 2000, and 2001 monthly distribution reports for each securitization trust. In addition, actual origination fees and general and administrative expenses were used to calculate the amortization of net deferred costs, deferral of origination fees, and deferral of direct origination costs. Interest income reported is actual interest collected on the mortgage loans, net of servicing fees. Interest expense is actual expense paid to the bondholders through the securitization trust. All provisions for loan losses are actual losses incurred by the securitization during the period. Servicing income is increased by actual MSR amortization, because originated MSRs are not created under a financing structure, and as such, there would not be any servicing rights amortization expense. Servicing income from securitizations prior to July 6, 2001, will be reported as other income.


                                                                                                 YEARS ENDED DECEMBER 31,
                                                                                         -----------------------------------------
                                                                     NINE MONTHS ENDED
                                                                    SEPTEMBER 30, 2001        2000          1999          1998
                                                                  ---------------------- ------------- ------------- -------------
                                                                                              ($ IN THOUSANDS)

SUPPLEMENTAL PORTFOLIO FINANCIAL DATA:(1)
Interest income..................................................                435,530     $480,551      $365,997      $249,404
Amortization of net deferred costs...............................               (38,591)     (42,721)      (51,864)      (41,642)
Interest expense.................................................              (300,623)    (358,211)     (234,482)     (161,540)
Provision for loan losses........................................               (45,965)     (30,836)      (19,185)       (3,268)
                                                                               ---------    ---------     ---------     ---------
Net interest income..............................................                 50,351       48,784        60,467        42,954
Net servicing income.............................................                 38,466       47,217        35,495        20,518
Total expenses(2)................................................                 60,555       83,266        80,460        58,432
Deferral of direct origination costs.............................                (2,647)     (15,195)      (15,186)      (10,736)
                                                                               ---------    ---------     ---------     ---------
Total net expenses...............................................                 57,908       68,071        65,274        47,696
OTHER DATA AND RATIOS:
Return on  serviced assets:
Net interest income(3)...........................................                  1.07%         .87%          1.3%          1.2%
Net servicing income(4)..........................................                   .82%         .84%          .74%          .51%
Net return on  serviced assets(5)(2).............................                   .38%         .27%          .42%          .21%
-----------

(1) The table is based on the above assumptions and does not reflect actual results in accordance with GAAP.

(2) For the nine months ended September 30, 2001, excludes the permanent impairment of goodwill of $45.0 million.

(3) Calculated as net interest income divided by total serviced assets for the period. For the nine months ended September 30, 2001, this amount is annualized.


(4) Calculated as net servicing income divided by total serviced assets for the period. For the nine months ended September 30, 2001, this amount is annualized.

(5) Calculated as portfolio based net income divided by total managed assets for the period. For the nine months ended September 30, 2001, this amount is annualized.

                                    BUSINESS

GENERAL

         Our business is conducted through our operating subsidiaries. We conduct mortgage loan originations, purchases, and secondary marketing at Saxon Mortgage, and retail loan origination activity at America's MoneyLine. We conduct mortgage loan servicing at Meritech. Throughout our discussion of our business operations, words such as "we" and "our" are intended to include these operating subsidiaries.

         We originate, purchase, securitize, and service primarily non-conforming residential mortgage loans derived through three separate channels. These loans are secured primarily by first mortgages. We believe we deliver superior value and service to our borrowers through our disciplined credit, pricing, and servicing process throughout the lives of their loans, which we call our Life of the Loan Credit Risk Management strategy. Our borrowers typically have limited credit histories, have high levels of consumer debt, or have experienced credit difficulties in the past. Mortgage loans to such borrowers are generally classified as "sub-prime" because they generally do not conform to or meet the underwriting guidelines of one or more of the government sponsored entities. We originate and purchase loans on the basis of the borrower's ability to repay the mortgage loan, the borrower's historical patterns of debt repayment, and the amount of equity in the borrower's property (as measured by the borrower's LTV). The interest rate and maximum loan amount are determined based upon our underwriting and risk-based pricing matrices. We have been originating and purchasing sub-prime mortgage loans since 1995, and believe the proprietary data that we have accumulated in our data warehouse enables us to analyze the characteristics that drive loan performance to ensure that we meet or exceed our return on investment requirements. We also believe our Life of the Loan Credit Risk Management strategy increases the consistency of our loan performance and financial returns.


         We originate or purchase mortgage loans through three separate origination channels. Our wholesale channel originates or purchases loans through our network of approximately 3,000 brokers throughout the country. These brokers rely on our centralized processing teams who, we believe, provide them with superior and consistent customer service. Our retail channel originates mortgage loans directly to borrowers through our wholly-owned subsidiary, America's MoneyLine, which has a retail branch network of 16 locations and uses direct mail and the Internet to originate loans. Our correspondent channel purchases mortgage loans from approximately 375 correspondents following a complete re-underwriting of each mortgage loan. We believe that exceeding the expectations of our customers, whom we view as borrowers, brokers, and correspondents, is a key to our success. For the year ended December 31, 2000, we originated or purchased and securitized a total of $2.1 billion of residential mortgage loans. For the nine months ended September 30, 2001, we originated or purchased approximately $1.8 billion and securitized approximately $1.3 billion of residential mortgage loans.


         We intend to access the asset-backed securitization market to provide long-term financing for our mortgage loans. We now generate earnings and cash flows primarily from the net interest income and fees that we earn from the mortgage loans we originate and purchase. We finance the loans initially under one of several different secured and committed warehouse financing facilities on a recourse basis. These loans are subsequently financed on a non-recourse basis using asset-backed securities we issue through a trust. The asset-backed securities will be repaid as the mortgage loans pay off. The trusts are required to create credit enhancement using excess cash flow (mortgage interest income, net of bond interest expenses, losses, and servicing fees) to repay the asset-backed securities of the trust faster than the underlying mortgage loans, thereby creating "overcollateralization" (that is, the outstanding balance of the mortgage loans exceeds the outstanding balance of the asset-backed securities). Once the overcollateralization meets predetermined levels, we will begin to receive the excess cash flow from the mortgage loans in the trust. Depending upon the structure of the asset-backed securities and the performance of the underlying mortgage loans, excess cash flow may not be distributed to us for 12 to 24 months or more. As a result of the overcollateralization and certain other credit enhancement features, the trust is able to issue highly rated investment grade asset-backed securities. In addition to the excess cash flow, we receive servicing and master servicing fees at annual rates equal to approximately 50 basis points and 3.5 basis points, respectively, as well as ancillary servicing-related fee income.



         Since May 1996, we have securitized approximately $10.2 billion in mortgage loans through our quarterly securitization program. As of July 6, 2001, we now structure our securitizations as financing transactions. Accordingly, following a securitization, the mortgage loans we originate or purchase remain on our balance sheet, and the securitization indebtedness replaces the warehouse debt associated with the securitized mortgage loans. Also, we now record interest income on the mortgage loans and interest expense on the securities issued in the securitization over the life of the securitization, instead of recognizing a gain or loss upon completion of the securitization. This change to "portfolio-based" accounting will significantly impact our future results of operations compared to our historical results. Therefore, our historical results and management's discussion of such results may not be indicative of our future results. This accounting treatment, however, more closely matches the recognition of income with the receipt of cash payments on the individual loans, and is expected to decrease our earnings volatility compared to structuring securitizations as sales for GAAP purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Supplemental Portfolio Financial Data."

         Once we originate or purchase a mortgage loan, our wholly-owned subsidiary, Meritech begins the process of performing the day-to-day administrative services for the loan. These activities are called "servicing." Meritech seeks to ensure that the loan is repaid in accordance with its terms. Beginning with an introductory call made as soon as seven days following the origination or purchase of a mortgage loan, we attempt to establish a consistent payment relationship with the borrower. In addition, our call center uses a predictive dialer to create calling campaigns for delinquent loans based upon the borrower's historical payment patterns and the loan's risk profile. Our Life of the Loan Credit Risk Management strategy is applied to every loan in our servicing portfolio. The inherent risk of delinquency and loss associated with sub-prime loans requires active communication with our borrowers from origination through liquidation. Our technology delivers extensive data regarding the loan and the borrower to the desktop of the individual providing service. Contact with our borrower is tailored to reflect the borrower's payment habit, loan risk profile, and loan status. Borrower contact is initiated through outbound telephone campaigns, monthly billing statements, and direct mail. Our Website provides borrowers with access to account information and online payment alternatives.

INDUSTRY OVERVIEW

         The residential mortgage market is the largest consumer finance market in the United States. Lenders in the United States originated over $1.02 trillion in single-family mortgage loans in 2000, and are expected to originate approximately $1.66 trillion in 2001. Generally, the industry is segmented by the size of the mortgage loans and credit characteristics of the borrowers. Mortgage loans that conform to the government sponsored entity, such as Fannie Mae and Freddie Mac, guidelines for both size and credit characteristics are called "conforming mortgages." All other mortgage loans are considered "non-conforming loans" because of the size of the loans (referred to as jumbo mortgages) or the credit profiles of the borrowers (generally referred to as sub-prime mortgages) or both. Historically, non-conforming mortgage loans have represented approximately 27% of total U.S. single-family mortgage originations. We believe the non-conforming segment of the mortgage industry can provide higher risk-adjusted returns on investment than the traditional conforming mortgage loan market, provided the lender has a comprehensive and sophisticated process for credit evaluation, risk-based pricing, and diligent servicing.

BUSINESS STRATEGY

         Our primary goal is to grow on our balance sheet a substantial portfolio of non-conforming mortgage loans that produces stable net interest and fee income. We believe we can achieve this goal by building upon our disciplined credit, proactive collections and customer service, and strong history of managing credit risk in the sub-prime mortgage market. Specifically, we intend to:

         o increase production volume across our origination platform by enhancing a targeted marketing strategy that will enable us to increase our competitive position by focusing on profitable market segments and products;

         o utilize aggregated historical loan performance information accumulated in our data warehouse to refine our risk-based pricing strategies to help minimize our credit exposure while maximizing our expected return on investment;

         o increase the consistency of our loan performance by emphasizing high levels of borrower contact through our Life of the Loan Credit Risk Management strategy;

         o continue investing in technology to support consistent credit decisions, loss mitigation efforts, and operating efficiencies, and to increase customer satisfaction by providing quick decision and service delivery; and

         o strategically increase the number of wholesale account executives and retail loan officers to prudently grow our loan volume and maximize the return on our fixed cost infrastructure.

UNDERWRITING

         We originate and purchase loans in accordance with the underwriting criteria described below. The loans we originate and purchase generally do not meet conventional underwriting standards, such as the standards used by government sponsored entities, such as Fannie Mae or Freddie Mac. As a result, our loan portfolios are likely to have higher delinquency and foreclosure rates than loan portfolios based on conventional underwriting criteria. We have established six classifications with respect to the credit profile of potential borrowers, and we assign a rating to each loan based on these classifications. Our underwriting guidelines are designed to help us evaluate a borrower's credit history and capacity to repay the loan, the value of the property that will secure the loan, and the adequacy of such property as collateral for the loan. In addition, we review credit scores derived from the application of one or more nationally recognized credit scoring models. Based on our analysis of these factors, we will determine loan terms, including the interest rate. We generally offer borrowers with less favorable credit ratings loans with higher interest rates and lower LTVs than borrowers with more favorable credit ratings.

         Our underwriting philosophy is to analyze the overall situation of the borrower and to take into account compensating factors that may be used to offset certain areas of weakness. Specific compensating factors include:

         o        mortgage payment history;

         o        disposable income;

         o        employment stability;

         o        number of years at residence;

         o        LTV;


         o        income documentation type; and


         o        property type.


         We underwrite each loan individually. All underwriting decisions are the responsibility of each respective business channel's Vice President of Underwriting. The Vice Presidents of Underwriting generally have a minimum of ten years of industry experience and report directly to the respective Senior Vice President and Channel Head. Reporting to each Vice President of Underwriting are Assistant Vice Presidents of Underwriting who have substantial industry experience. In addition to the daily supervision of all underwriting decisions, these Vice Presidents and Assistant Vice Presidents of Underwriting conduct regular training sessions on emerging trends in production, as well as provide feedback from the monthly default resolution and planning system (DRP) and risk management meetings, which some or all regularly attend. In addition to the business channels' Vice Presidents of Underwriting, the underwriting departments of the wholesale, retail, and correspondent channels have a total of 27, 17, and 19 underwriters, respectively. Our underwriting staff base their credit decisions upon the risk profile of the individual loan, even in instances where we purchase a group of mortgage loans in bulk.


         Our underwriting guidelines are determined by our credit committee, which is composed of the Presidents of our wholly-owned subsidiaries, our Chief Financial Officer, our Senior Vice President of Capital Markets, our Senior Vice President of Quality Control, the Senior Vice President and Channel Head of each business channel, the Executive Vice President of Servicing, the Vice President of Underwriting for each business channel, and our Vice President of Pricing and Analytics and is advised by our General Counsel. The Credit Committee meets regularly to review proposed changes to underwriting guidelines. To the extent an individual loan does not qualify for a loan program or credit grade, our underwriters can and will make recommendations for an approval of the loan by "underwriting exception." Our Vice Presidents and Assistant Vice Presidents of Underwriting have final approval of underwriting exceptions. Loan exceptions are tracked in our data warehouse and performance of loans with and without exceptions are monitored and reported monthly to management.

         We underwrite every loan we originate or purchase. This means we thoroughly review the borrower's credit history, income documents, and appraisal for accuracy and completeness. We use our automated credit decision system to provide pre-qualification decisions over the Internet. When using this system, the loan is still underwritten by one of our underwriters before funding. While we intend to continue to expand the functionality of our automated decision system, we will continue to use our staff to review credit, income, and appraisal documentation to ensure that the loan is underwritten in accordance with our guidelines.

         Our underwriting standards are applied in accordance with applicable federal and state laws and regulations, and require a qualified appraisal of the mortgaged property, conforming to Fannie Mae and Freddie Mac standards. Each appraisal includes a market data analysis based on recent sales of comparable homes in the area and a replacement cost analysis based on the current cost of building a similar home. The appraisal may not be more than 180 days old on the day the loan is originated. In most instances, we require a field appraisal for properties that have a value of $300,000 to $500,000 and a second full appraisal for properties that have a value of more than $500,000.


         We believe that one of the primary reasons for our strong historical loss and delinquency performance is our reliance upon our Quality Control and Risk Management Department or QC department. The QC department's primary focus is to ensure that all loans are underwritten in accordance with our underwriting guidelines. The QC department is made up of 17 professionals and is headed by the Senior Vice President of Quality Control.

         Each month, the QC department reviews and re-underwrites generally 10% to 15% of all loans funded. Using a statistical based sampling system, the QC department selects some funded loans, re-underwrites those loans, re-verifies the sources of income, re-verifies employment, and reviews the appraisals to ensure collateral values for the loans are supported by the appraisals. In addition, the QC department selects loans prior to funding for re-underwriting based upon collateral and borrower characteristics to further ensure that the quality of loans originated is consistent with our guidelines.

         The QC department also reviews any loan which becomes delinquent on its first or second payment due, as well as loans that go into default later in the loan's life and which the Meritech Loss Mitigation department believes may contain borrower or seller misrepresentations. To the extent the QC department's review indicates that a loan contains material misrepresentations, the QC department will make recommendations regarding the exercise of remedies available to us, including, where appropriate, requiring the originator to repurchase the loan from us. In addition, the QC department will advise our business channels on methods to ensure that we do not fund loans with similar issues in the future.

         All findings of the QC department are reported on a monthly basis to members of senior management during the risk management meeting. During this meeting, management analyzes the results of the monthly QC department audits as well as performance trends and servicing issues. Based upon this meeting, further analysis is undertaken and recommendations are made to the credit committee to modify underwriting guidelines or procedures.

         We have three loan documentation programs:

         o FULL DOCUMENTATION--under this program, an underwriter reviews the borrower's credit report, handwritten loan application, property appraisal, and the documents that are provided to verify employment and bank deposits, such as W-2s and pay stubs, or signed tax returns for the past two years.

         o LIMITED DOCUMENTATION--loans under this program are made to self-employed borrowers; six months of personal and/or business bank statements are acceptable documentation of the borrower's stated cash flow; LTVs of 80% to 90% require two years of personal bank statements.

         o STATED INCOME--in this program, the borrower's income as stated on the loan application must be reasonable for the related occupation, because the income is not independently verified. The audit department does, however, verify the existence of the business and employment; a self-employed borrower must have been in business for at least two years.


         Our full documentation program, which requires the highest level of credit documentation of all of our programs, is typically selected by those borrowers that are able to meet those requirements. Our limited documentation program is typically selected by self-employed borrowers, who may have encountered difficulty qualifying for Fannie Mae and Freddie Mac prime loans due to the requirements for W-2 forms, pay stubs, and similar employment-related documentation requirements associated with prime loans. Our stated income program is typically selected by borrowers who do not meet the requirements for independent verification of income associated with Fannie Mae and Freddie Mac prime loans. Both limited documentation and stated income program loans require specialized underwriting and involve higher degrees of risk; accordingly these loans generally require higher interest rates and lower loan to value ratios than would be available to borrowers that meet the requirements of our full documentation program.


         The following table sets forth information about our loan production for our three loan documentation programs for the nine months ended September 30, 2001 and for the years ended December 31, 2000, 1999, and 1998.


                                                                    NINE MONTHS
                                                                       ENDED        YEAR ENDED DECEMBER 31,
                                                                    SEPTEMBER 30, -----------------------------
DOCUMENTATION TYPE                                                     2001         2000      1999     1998
------------------                                                 -------------- --------- -------- ----------
Full......................................................                77.78%    75.99%   75.39%    71.24%
Limited...................................................                 5.43%     6.42%    7.46%    10.13%
Stated income.............................................                16.54%    17.11%   16.77%    18.07%
Other.....................................................                 0.26%     0.48%    0.39%     0.56%

         We may, from time to time, apply underwriting criteria that are either more stringent or more flexible depending on the economic conditions of a particular market.

         As described below, we have two loan programs for first and second mortgages and several niche programs for 100% combined LTV (CLTV), second mortgages, and manufactured homes. The key distinguishing features of each program are the documentation required to obtain a loan, the LTV, and credit scores necessary to qualify under a particular program. Nevertheless, each program uses maximum LTVs and loan amounts to minimize risk.

1. TRADITIONAL UNDERWRITING PROGRAM. In this program, we analyze loan risk by comparing the loan details with credit-grade-specific guidelines including mortgage history, secondary credit history, bankruptcy history, and debt-to-income ratio. Careful consideration is given to borrower trends and benefits of the loan. Traditional first lien loans are available for mortgages secured by properties of all occupancy types, and all of our loan documentation programs. Our general guidelines for the Traditional Underwriting Program are set forth below:

          A+                     A                    A-                     B                     C                     D
---------------------- --------------------- --------------------- --------------------- --------------------- --------------------
                                                 MORTGAGE HISTORY (LAST 12 MONTHS)

No late payments       Maximum of one        Maximum of two        Maximum of four       Maximum of five       Maximum of six
                       30-day late payment   30-day late payments  30-day late payments  30-day and one        30-day, two 60-day
                                             (maximum of one       or two 30-day and     60-day late payments  and one 90-day late
                                             30-day late payment   one 60-day late       or four 30-day and    payments
                                             if LTV is greater     payments              one 90-day late
                                             than 85%)                                   payments

                                                          SECONDARY CREDIT

Maximum of three       Maximum of three      Maximum of three      Maximum of four       Discretionary         Discretionary
   30-day late         30-day late payments  30-day late payments  30-day and one
   payments on         on revolving credit;  on revolving credit,  60-day late payments
   revolving credit;   three 30-day late     three 30-day late     on revolving credit;
   two 30-day late     payments on           payments on           three 30-day and one
   payments on         installment credit    installment credit    60-day late payments
   installment credit                        (isolated 60-day      on installment
                                             late payments         credit (isolated
                                             acceptable)           90-day late payments
                                                                   acceptable)

                                                         BANKRUPTCY FILINGS

Chapters 7 & 13 -      Chapter 7 -           Chapter 7 -           Chapter 7 -           Chapter 7 -           Chapter 7 & 13 - 1
  Discharged 2 years   Discharged 2 years    Discharged 2 years    Discharged 1 1/2      Discharged 1 year     day from discharge
  (re-established      Chapter 13 -          Chapter 13 - 1 year   years Chapter 13 - 1  Chapter 13 - 1 day
  credit since the     Discharged 1 year     from date of filing   year from date of     after discharge with
  discharge)           (re-established       with proof paid as    filing with proof     proof paid as agreed
                       credit since          agreed (must be       paid as agreed (must
                       discharge)            discharged)           be discharged)

                                                      DEBT-TO-INCOME RATIO(1)

m50%                     m50%                m50%                  m50%                  m55%                  m60%

                                                     MAXIMUM LOAN-TO- VALUE(2)

90%                    90%                   90%                   85%                   80%                   70%
-----------

(1) Debt to income calculated by dividing total debts (including mortgage and tax payments) into the borrower's monthly income. Defined as the "back-end ratio."

(2) A loan with a credit score under 500 is limited to a maximum LTV of 65%.

         In addition, each of our loan products has a maximum CLTV amount, which is the maximum encumbrance allowed on a specific mortgaged property. We permit three general categories of second liens that may be subordinate to a Saxon first lien. These are:

         o         a Saxon second lien,


         o         an institutional lender second lien, or


         o a private second lien (including second liens retained by a seller of a mortgaged property).

The maximum CLTV varies based on occupancy type, documentation type, credit grade, LTV, credit score, and loan amount. Our "A" credit grade second lien program allows for a maximum CLTV of 100% for fully documented loans secured by owner-occupied properties to borrowers with a minimum credit score of 640. Subordinate financing behind our traditional first lien program will allow maximum CLTVs of up to 110% for fully documented loans with a reduced first lien LTV and institutional financing on owner-occupied properties. For all products, subordinate financing on "C" and "D" credit grade first liens must be from an institutional lender.

2. SCOREPLUS UNDERWRITING PROGRAM. Our ScorePlus underwriting program is a product that we developed to provide a faster and simpler credit qualification process to those customers willing to forego the flexibility offered by our traditional underwriting program by limiting the basis for our underwriting decisions to the following five factors:

         o        mortgage history;

         o        credit score (in place of secondary credit review);

         o        bankruptcy history;

         o        foreclosure history; and

         o        debt-to-income ratio.

         These variables fit into parameters for maximum LTV and loan amount by occupancy, income documentation, and property type to assess rate and risk. This program is available for mortgage loans secured by properties of all occupancy types, and all of our loan documentation programs. Because the ScorePlus underwriting decision is based solely on the five factors listed above, the underwriting process can be more extensively automated for those customers for whom speed of decision is the paramount need. The ScorePlus program involves a lesser degree of individualized examination of traditional underwriting factors (other than the five factors listed above). To compensate this incremental credit risk, we have higher credit score and credit grade requirements in our ScorePlus program. Unlike our traditional underwriting program, ScorePlus does not offer the possibility of our allowing reasoned exceptions to any of the underwriting decision factors. For borrowers not able to meet the ScorePlus requirements, we continue to offer the traditional underwriting that allows us to examine the borrower's specific circumstances and, where we can do so prudently and at an appropriately risk-adjusted price, extend credit based on reasoned exceptions.


         We believe our ScorePlus program is our most successful product developed to date. We began development of the program during the fourth quarter of 2000 and introduced the product throughout Saxon on January 16, 2001. Through September 30, 2001, ScorePlus generated $339 million in loan production or 19% of our total first nine months loan volume for the first nine months. We expect that ScorePlus's percentage of our total production will increase or remain constant throughout 2001. We expect our cost to produce a loan to decrease as we use ScorePlus in conjunction with the automation of certain aspects of our underwriting process. The table below summarizes our ScorePlus loan production from introduction through September 30, 2001:


                         NUMBER OF                              AVERAGE LOAN        WEIGHTED          WEIGHTED AVERAGE
    CREDIT GRADE        LOANS FUNDED       FUNDED BALANCE         BALANCE          AVERAGE LTV          CREDIT SCORE
---------------------- ---------------- -------------------- ------------------ ----------------- ------------------------
                                                     ($ IN THOUSANDS)
A+................                  944             $159,515               $169            69.38%                      722
A.................                  605              $75,165               $124            79.44%                      643
A-................                  765              $88,654               $116            80.86%                      609
B.................                  157              $14,608                $93            77.42%                      583
C.................                   12                 $728                $61            66.67%                      576


          Our general guidelines for the ScorePlus Underwriting Program are set forth below:


          A+                     A                    A-                     B                     C                     D
---------------------- --------------------- --------------------- --------------------- --------------------- --------------------


                                       41

                                                 MORTGAGE HISTORY (LAST 12 MONTHS)

No late payments       Maximum of one        Maximum of two        Maximum of four       Maximum of five       N/A
                       30-day late payment   30-day late payments  30-day late payments  30-day and one
                                                                   or two 30-day and     60-day late payments
                                                                   one 60-day late       or four 30-day and
                                                                   payments              one 90-day late
                                                                                         payments

                                                          SECONDARY CREDIT

Minimum Credit Score   Minimum Credit Score  Minimum Credit Score  Minimum Credit Score  Minimum Credit Score  N/A
   640                 600                   580                   560                   550

                                                         BANKRUPTCY FILINGS

Chapters 7 & 13 -      Chapter 7 -           Chapter 7 -           Chapter 7 -           Chapter 7 -           N/A
  Discharged 2 years   Discharged 2 years    Discharged 2 years    Discharged 2 years    Discharged 1.5 years
  (re-established      Chapter 13 -          Chapter 13 -          Chapter 13 -          Chapter 13 -
  credit since the     Discharged 2 years    Discharged 2 years    Discharged 1.5 years  Discharged 1 year
  discharge)           (re-established       (re-established       (re-established      (re-established
                       credit since          credit since          credit since          credit since
                       discharge)            discharge)            discharge)            discharge)

                                                      DEBT-TO-INCOME RATIO(1)

m45% (if LTV m90%)     m45%                  m50%                  m50%                  m55%                  N/A
   42% (if LTV M90%)

                                                       MAXIMUM LOAN-TO-VALUE

  100%(2)              97%(2)                97%(2)                85%                   75%                   N/A

                                                            FORECLOSURE

M5 Yrs Not allowed if  M5 Yrs                M3 Yrs                M3 Yrs                M3 Yrs                N/A
   LTV M90%
-----------

(1)      Back-end ratio used.

(2) LTV's over 90% may require a higher credit score, additional mortgage history or other enhanced guidelines.

         We also offer a number of other loan programs. Although each program contains individual characteristics, maximum LTVs and loan amounts are designed to minimize risk within credit grade categories. These programs include:

3. SECOND LIENS. This credit score driven product, available for loans up to 100% CLTV, is concentrated on the home equity market and is available for loans secured by properties of all occupancy types and under all of our loan documentation programs. Second lien programs are most typically selected by borrowers who wish to borrow against the equity in their property without altering the provisions of their existing first lien financing.

4. MANUFACTURED HOUSING FIRST LIENS. This product is designed specifically for double-wide or larger manufactured homes. It is limited to homes that are classified as real estate and meet our other guidelines for construction and permanent attachment. These loans are available for primary residences or second homes (available with mortgage insurance), to a maximum loan amount of $150,000 and a minimum credit score of 550.

LOAN PRODUCTION BY PRODUCT TYPE

         We originate and purchase both adjustable rate mortgages (ARMs) and fixed rate mortgages (FRMs). The majority of our FRMs are 15-year balloon payment loans that have payments structured to amortize over 30 years, with the balance of the loan due at the end of the fifteenth year. In turn, our ARM production is divided into two categories: floating ARMs and hybrid ARMs. A floating ARM is a loan on which the interest rate adjusts throughout the life of the loan, either every 6 or every 12-months. A hybrid ARM is a loan on which the interest rate is fixed for the initial 24- to 60-months on the loan term, and thereafter adjusts either every 6 or every 12-months. All of our ARM's adjust with reference to a defined index rate. The interest is determined by adding the "margin" amount to the "index" rate.

          The interest rate on both ARMs and FRMs is determined by adding the "margin" amount to the "index" rate. The index most commonly used in our loan programs is six-month LIBOR. The margin is a predetermined percentage that, when added to the index, gives the borrower the rate that will eventually be due. It is common in the beginning stages of an ARM loan to allow the borrower to pay a rate lower than the rate that would be determined by adding the margin to the index. Over time, the rate adjusts upward such that eventually the interest rate the borrower pays will take into account the index plus the entire margin amount.

         A substantial portion of our loans contain prepayment penalties. Borrowers who accept the prepayment penalty receive a lower interest rate on their mortgage loan. Borrowers always retain the right to refinance their loan, but may have to pay a charge of up to six-months interest on 80% of the remaining principal when prepaying their loans.

         The following table sets forth information about our loan production based on product type (FRMs and ARMs) for the nine months ended September 30, 2001 and for the years ended December 31, 2000, 1999, and 1998.


                                                                                                      YEAR ENDED DECEMBER 31,
                                                                              NINE MONTHS ENDED   -------------------------------
                                                                             SEPTEMBER 30, 2001     2000       1999       1998
                                                                             -------------------  ---------- ---------- ---------
PRODUCT TYPE

ARMs                 ARMs..................................................                0.07%      0.13%      1.84%     11.17%
                     Hybrids...............................................               49.75%     44.81%     44.17%     34.11%
                     Total.................................................               49.82%     44.94%     46.01%     45.28%

FRMs                 Fifteen year..........................................                4.97%      4.57%      4.51%      5.45%
                     Thirty year...........................................               21.67%     16.51%     21.91%     31.30%
                     Balloons..............................................               23.54%     33.98%     27.57%     17.80%
                     Other.................................................                   --         --         --      0.17%
                       Total...............................................               50.18%     55.06%     53.99%     54.72%

LOAN PRODUCTION BY BORROWER RISK CLASSIFICATION

         The following table sets forth information about our loan production by borrower risk classification for the nine months ended September 30, 2001 and for the years ended December 31, 2000, 1999, and 1998.


                                                                                                      YEAR ENDED DECEMBER 31,
                                                                              NINE MONTHS ENDED   ------------------------------
                                                                             SEPTEMBER 30, 2001     2000       1999      1998
                                                                            --------------------  --------- ---------- ---------
A+ CREDIT LOANS
Percentage of total purchases and origination............................                 16.82%      6.61%      5.51%     3.90%
Combined weighted average initial LTV....................................                 71.99%     78.76%     78.90%    77.97%
Weighted average interest rate:
   FRMs..................................................................                  7.95%      9.49%      8.95%     8.61%
   ARMs..................................................................                  8.66%      9.85%      8.79%     7.89%
   Margin--ARMs..........................................................                  4.85%      4.90%      4.56%     4.34%
A CREDIT LOANS
Percentage of total purchases and origination............................                 18.36%     11.19%     14.57%    24.56%
Combined weighted average initial LTV....................................                 79.61%     80.73%     79.08%    77.90%
Weighted average interest rate:
   FRMs..................................................................                   9.8%     10.46%      9.37%     9.02%
   ARMs..................................................................                  9.13%     10.09%      9.51%     8.97%
   Margin--ARMs..........................................................                  5.26%      5.24%      5.27%     5.64%
A- CREDIT LOANS
Percentage of total purchases and origination............................                 36.15%     40.93%     44.48%    43.25%
Combined weighted average initial LTV....................................                 81.14%     82.77%     82.85%    81.73%
Weighted average interest rate:


                                       43

   FRMs..................................................................                  10.4%     10.83%     10.22%    10.06%
   ARMs..................................................................                  9.91%     10.32%      9.69%     9.34%
   Margin--ARMs..........................................................                  5.78%      5.95%      6.11%     6.01%
B CREDIT LOANS
Percentage of total purchases and origination............................                 16.93%     23.06%     19.85%    16.15%
Combined weighted average initial LTV....................................                 76.63%     78.50%     79.33%    78.64%
Weighted average interest rate:
   FRMs..................................................................                 11.29%     11.32%     10.81%    10.60%
   ARMs..................................................................                 10.69%     10.69%     10.04%     9.72%
   Margin--ARMs..........................................................                  6.43%      6.32%      6.43%     6.27%
C CREDIT LOANS
Percentage of total purchases and origination............................                  9.72%     14.43%     12.91%     9.47%
Combined weighted average initial LTV....................................                 71.38%     75.08%     76.40%    75.33%
Weighted average interest rate:
   FRMs..................................................................                 12.39%     12.27%     11.53%    11.17%
   ARMs..................................................................                 11.66%     11.33%     10.58%    10.21%
   Margin--ARMs..........................................................                  6.86%      6.75%      6.81%     6.66%
D CREDIT LOANS
Percentage of total purchases and origination............................                  2.01%      3.78%      2.67%     2.67%
Combined weighted average initial LTV....................................                 60.12%     64.67%     64.60%    64.66%
Weighted average interest rate:
   FRMs..................................................................                 13.24%     13.49%     12.68%    12.14%
   ARMs..................................................................                 12.61%     12.26%     11.38%    11.40%
   Margin--ARMs..........................................................                  7.54%      7.37%      7.22%     7.38%

LOAN PRODUCTION BY BORROWER PURPOSE

         The following table sets forth information about our loan production based on borrower purpose for the Nine months ended September 30, 2001 and the years ended December 31, 2000, 1999, and 1998.


                                                                                                       YEAR ENDED DECEMBER 31,
                                                                              NINE MONTHS ENDED   -------------------------------
BORROWER PURPOSE                                                             SEPTEMBER 30, 2001      2000       1999      1998
----------------                                                            --------------------- ----------- --------- ---------
Cash-out refinance.......................................................                 68.57%     59.49%     55.15%    52.00%
Purchase.................................................................                 21.53%     29.94%     31.30%    30.46%
Rate or term refinance...................................................                  9.90%     10.57%     13.55%    17.54%

LOAN PRODUCTION BASED UPON THE BORROWER'S CREDIT SCORE

         The following table sets forth information about our loan production based on borrowers' credit scores for the nine months ended September 30, 2001 and the years ended December 31, 2000, 1999, and 1998.


                                                                                                    YEAR ENDED DECEMBER 31,
                                                                              NINE MONTHS ENDED  ---------------------------------
CREDIT SCORE                                                                 SEPTEMBER 30, 2001      2000       1999       1998
------------                                                                 ------------------- ----------- ---------- ----------
> 800....................................................................                  0.19%      0.05%      0.06%     0.11%
800 to 751...............................................................                  3.32%      0.79%      1.07%     1.90%
750 to 726...............................................................                  2.25%      0.89%      1.39%     1.94%
725 to 701...............................................................                  2.66%      1.50%      2.20%     3.41%
700 to 676...............................................................                  4.53%      2.85%      3.86%     5.36%
675 to 651...............................................................                  7.05%      5.54%      6.77%     8.68%
650 to 626...............................................................                 10.16%      8.85%     10.32%    12.22%
625 to 601...............................................................                 12.33%     12.70%     13.32%    13.53%
600 to 576...............................................................                 12.82%     14.92%     14.80%    13.41%
575 to 551...............................................................                 13.53%     16.46%     14.69%    11.74%


                                       44

550 to 526...............................................................                 13.79%     16.43%     12.84%     9.80%
525 to 501...............................................................                  9.63%     10.98%      8.51%     6.15%
LESS THAN OR EQUAL TO 500................................................                  6.73%      5.88%      4.46%     3.66%
Unavailable..............................................................                  1.01%      2.17%      5.71%     8.08%
Average Credit Score.....................................................                    595        584        588       595

MORTGAGE LOAN PRODUCTION OPERATIONS

         OVERVIEW

         We originate or purchase mortgage loans through three separate origination channels. Our wholesale channel originates or purchases loans through our network of approximately 3,000 brokers throughout the country. These brokers rely on our centralized processing teams who we believe provide superior and consistent customer service. Our retail channel originates mortgage loans directly to borrowers through our wholly-owned subsidiary, America's MoneyLine, which has a retail branch network of 16 locations and uses direct mail and the Internet to originate loans. Through our correspondent channel, we purchase mortgage loans from approximately 375 correspondents following a complete re-underwriting of each mortgage loan. For the year ended December 31, 2000, we originated or purchased and securitized a total of $2.1 billion of residential mortgage loans. For the nine months ended September 30, 2001, we originated or purchased approximately $1.8 billion and securitized approximately $1.3 billion of residential mortgage loans.


         The following table sets forth selected information about our total loan originations and purchases for the nine months ended September 30, 2001 and for the years ended December 31, 2000, 1999, and 1998:


                                                                                                    YEAR ENDED DECEMBER 31,
                                                                          NINE MONTHS ENDED    ------------------------------------
                                                                         SEPTEMBER 30, 2001      2000        1999         1998
                                                                         ------------------    ---------- ------------ ------------
                                                                                            ($ IN THOUSANDS)
Average principal balance per loan...................................                $108.8       $97.6       $99.3       $102.8
Combined weighted average initial LTV................................                77.19%      79.52%      80.07%       79.05%
Percentage of first mortgage loans owner occupied....................                95.47%      94.70%      93.56%       93.28%
Percentage with prepayment penalty...................................                83.83%      76.95%      73.22%       56.08%
Weighted average credit score........................................                   595         584         588          595
   Percentage FRMs...................................................                50.18%      55.03%      54.04%       54.48%
   Percentage ARMs...................................................                49.82%      44.97%      45.96%       45.42%
Weighted average interest rate:

   FRMs..............................................................                 9.97%      10.98%      10.15%        9.75%
   ARMs..............................................................                10.12%      10.66%       9.97%        9.57%
   Margin--ARMs......................................................                 5.93%       6.20%       6.30%        6.16%

         The following table highlights the net cost to produce loans for our total loan originations and purchases:

                                                                                              PRESENTED IN BASIS POINTS
                                                                                     -------------------------------------------
                                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     NINE MONTHS ENDED   -----------------------
                                                                                     SEPTEMBER 30, 2001    2000    1999    1998
                                                                                     ------------------- ------- ------- -------
Fees collected...................................................................              68            40      38      23
General and administrative production costs(1)...................................             217           226     221     181
Premium paid.....................................................................             178           207     243     309
Net cost to produce(2)...........................................................             327           393     426     467
-----------

(1) Excludes corporate overhead costs and the impact of net deferred origination costs. Includes depreciation expense.

(2) Defined as general and administrative costs and premium paid, net of fees collected, divided by volume.

         WHOLESALE CHANNEL

                                   [FLOWCHART]


         Our wholesale channel purchases and originates non-conforming residential mortgage loans through relationships with various mortgage companies and mortgage brokers. We provide a variety of mortgage products to help our brokers better service their borrowers. Mortgage brokers identify applicants, help them complete loan application paperwork, gather required information and documents, and act as our liaison with the borrower during the lending process. We review and underwrite an application submitted by a broker, accept or reject the application, determine the range of interest rates and other loan terms and, upon acceptance by the borrower and satisfaction of all conditions to the loan, fund the loan. In some instances, brokers will close the loan using their sources of funds, and then sell us the closed loan after we underwrite it. By relying on brokers to market our products and assist the borrower throughout the loan application process, we can increase loan volume through the wholesale channel without increasing marketing, labor, and other overhead costs incurred in connection with retail loan production.

         New brokers enter our wholesale network from various sources. Our account executives and our Website are the main sources for new brokers. To become a Saxon-approved broker, two years of experience in the mortgage industry is preferred and a broker must meet the following eligibility requirements:

         o the broker's net worth must be at least $25,000--if the broker's net worth is below $25,000, a personal guaranty may be acceptable;

         o        the broker must have three business references; and

         o        the broker must meet all state licensing requirements.

         If the broker meets these requirements, he must complete the broker application package, provide evidence of a state license, articles of incorporation, financial statements, resumes of key personnel, and other information as needed. The wholesale channel's management reviews this information to determine if the broker should be approved. When appropriate, the application may be reviewed and investigated by the risk management department before final approval.

         Through the implementation of ScorePlus and our Website, we are able to provide our brokers with the ability to obtain online loan approvals and pricing in seconds. We believe the power and convenience of online loan approvals increases loan volume for the broker and us. In addition, our Website provides brokers with loan status reports, product guidelines, loan pricing and lock-ins, and many added features. We expect to continue to adapt Web-based technologies to enhance our one-on-one relationships with our brokers.

         Our wholesale channel's key initiatives focus on improving our responsiveness to our customers. Through these initiatives, we intend to:

         o continue to take advantage of ongoing opportunities for development of our Website capabilities;

         o add more account executives to service wholesale brokers and their customers throughout our nationwide network;

         o continue to focus on utilizing technology and continued process improvement to make our loan process more efficient; and

         o invest in the training and development of sales and operations personnel.

         Throughout the first nine months of 2001, we believe we made substantial progress on these initiatives, including increased use of the Internet for pre-qualification of mortgage loans and customer service training for all wholesale personnel.


         The following table sets forth selected information about our wholesale loan originations for the nine months ended September 30, 2001 and for the years ended December 31, 2000, 1999, and 1998:


                                                                                NINE MONTHS ENDED    YEAR ENDED DECEMBER 31,
                                                                                  SEPTEMBER  30,   ---------------------------
                                                                                       2001          2000      1999     1998
                                                                                -----------------  -------- --------- --------
                                                                                              ($ IN THOUSANDS)
Average principal balance per loan..........................................              $103.4     $91.9    $93.4     $102.5
Combined weighted average initial LTV.......................................              79.49%    81.26%   81.00%     80.55%
Percentage of first mortgage loans owner occupied...........................              93.72%    94.09%   93.51%     94.29%
Percentage with prepayment penalty..........................................              83.12%    81.52%   70.50%     35.07%
Weighted average credit score...............................................                 586       584      592        598
Percentage FRMs.............................................................              43.26%    70.11%   70.44%     80.48%
Percentage ARMs.............................................................              56.74%    29.89%   29.56%     19.52%
Weighted average interest rate:
   FRMs.....................................................................              10.50%    11.30%   10.13%      9.61%
   ARMs.....................................................................              10.13%    11.11%   10.08%      9.25%
   Margin-ARMs..............................................................               5.69%     5.90%    6.04%      5.89%

         The following table highlights the net cost to produce loans for our wholesale channel:

                                                                                             PRESENTED IN BASIS POINTS
                                                                                    ---------------------------------------------
                                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      NINE MONTHS ENDED  ------------------------
                                                                                    SEPTEMBER  30, 2001    2000    1999    1998
                                                                                    -------------------  -------- ------- -------
Fees collected...................................................................                    43      35      35      34
General and administrative costs(1)..............................................                   250     317     303     277
Premium paid.....................................................................                   123     169     167     173
Net cost to produce(2)...........................................................                   330     451     435     416
-----------


(1) Excludes corporate overhead costs and the impact of net deferred origination costs. Includes depreciation expense.

(2) Defined as general and administrative costs and premium paid, net of fees collected, divided by volume.

         We have been able to increase the profitability of our wholesale channel by successfully increasing the amount of underwriting fees we collect, and reducing our general and administrative costs by consolidating three processing centers into two. Additionally, we anticipate that premiums paid to brokers will continue to decline as we generate more of our wholesale production through our ScorePlus system.

         RETAIL CHANNEL

                                   [FLOWCHART]

         Our retail channel operates under the name of "America's MoneyLine." We originate non-conforming mortgage loans directly to borrowers through America's MoneyLine's 16 branch offices. These branches are located in the following metropolitan areas: Phoenix, AZ; Laguna Hills, CA; Denver, CO; Ft. Lauderdale, FL; Atlanta, GA; Kansas City, KS; New Orleans, LA; Raleigh, NC; Cherry Hill, NJ; Buffalo, NY; Nashville, TN; Dallas, TX; Ft. Worth, TX; Glen Allen, VA (Internet / Direct Unit); Richmond, VA; and Virginia Beach, VA.

         We interact with our borrowers through loan officers in our branch locations and direct-to-the-borrower tools such as the Internet, telemarketing, or direct mailings. As part of our efforts to prudently manage credit risk, all loan underwriting, closing, funding, and shipping is done centrally out of our headquarters in Glen Allen, VA. A typical retail branch consists of approximately twelve employees, consisting of a branch manager, nine loan officers, and two loan processors.

         In 2000, we automated our mortgage loan pre-qualification process through our internal automated underwriting system and an unaffiliated Internet-based company. Loan volume increased by 34% in 2000 compared to 1999 primarily as a result of these changes. While most of our capital expenditures for our retail division in 2000 were focused on the Internet, we also opened our 15th branch office in New Orleans, LA, transformed our Glen Allen, VA branch into an Internet specialty office and renovated our Ft. Worth, TX office. The Ft. Worth branch can effectively cross-sell to customers that have requested payoff or refinancing information from our servicing division. This helps maintain our relationship with our customers by offering them new retail loans that meet their current needs. In 2001, we re-opened our branch office in Phoenix, AZ to bring our total number of branch offices to 16, and plan to open additional branches in selected markets.

         Our retail division has four key initiatives. These initiatives are:

         o        implementing a focused sales training program;

         o        improving the effectiveness of our marketing campaigns;

         o        focusing on enhancing our profitability on each transaction;
                  and

         o        automating the critical functions within the loan process.

         During the first nine months of 2001, we made progress on our key retail initiatives. We held focused sales training, which resulted in an increase in our sales and customer service levels. We also invested in new marketing campaigns that led to an increased number of loan originations. Additionally, our fees (in basis points) increased from 238 for the year ended December 31, 2000 to 283 for the first nine months of 2001, because we were able to control our fixed costs to produce a retail loan. We have automated some of our critical functions within the loan process in an effort to make our underwriting and funding more efficient. During the first nine months of 2001, we funded approximately $132 of loans for every dollar of marketing expense.

         We intend to grow our retail channel and increase market share by opening offices in key markets. We review the top 30 metropolitan statistical areas to identify our target markets based on the following initial statistics: number of households; homeownership rates; home price ranges; unemployment rates; delinquency rates; median household income; and available equity. In addition, we review competitors' performance in those markets to identify strategic opportunities for growth.

         The following table sets forth selected information about our retail loan originations:

                                                                                                          YEAR ENDED DECEMBER 31,
                                                                                    NINE MONTHS ENDED  ----------------------------
                                                                                   SEPTEMBER 30, 2001    2000      1999     1998
                                                                                   ------------------  --------- -------- --------
                                                                                                  ($ IN THOUSANDS)
Average principal balance per loan...........................................                  $113.7    $87.0     $85.8    $62.5
Combined weighted average initial LTV........................................                   77.6%   77.73%    80.33%   81.10%
Percentage of first mortgage loans owner occupied............................                  97.67%   96.80%    94.83%   95.74%
Percentage with prepayment penalty...........................................                  81.89%   70.05%    64.46%   52.98%
Weighted average credit score................................................                     610      600       592      597
Percentage FRMs..............................................................                  70.44%   94.44%    88.46%   94.93%
Percentage ARMs..............................................................                  29.56%    5.56%    11.54%    5.07%
Weighted average interest rate:
   FRMs......................................................................                   9.24%   10.40%    10.37%   10.53%
   ARMs......................................................................                   9.57%   10.91%    10.05%   10.50%
   Margin-ARMs...............................................................                   5.63%    6.38%     5.72%    5.20%

         The following table highlights the net cost to produce loans for our retail channel:

                                                                                               PRESENTED IN BASIS POINTS
                                                                                     ---------------------------------------------
                                                                                                           YEAR ENDED DECEMBER 31,
                                                                                      NINE MONTHS ENDED  -------------------------
                                                                                     SEPTEMBER 30, 2001    2000     1999     1998
                                                                                     ------------------- -------- -------- -------
Fees collected..................................................................                    283     238      268      197
General and administrative costs(1).............................................                    523     776      726    1,000
Net cost to produce(2)..........................................................                    240     538      458      803
-----------


(1) Excludes corporate overhead costs and the impact of net deferred origination costs. Includes depreciation expense.

(2) Defined as general and administrative costs, net of fees collected, divided by volume.

         Fees collected from our retail channel include origination, discount, underwriting, and processing fees. As part of our strategic initiative to increase profitability, we have increased the fees we charge our borrowers. As volume continues to increase, our general and administrative costs per loan are expected to continue to decrease due to the increased utilization of our fixed retail infrastructure. We expect profitability to increase as our net cost to produce decreases, fixed costs remain stable, and our fee income and loan volume increase.

         CORRESPONDENT CHANNEL

                                  [FLOWCHART]

         We enter into loan purchase and sale agreements with mortgage bankers, banks, thrifts, and credit unions to sell non-conforming residential mortgage loans to us through our correspondent channel. Our correspondents close their loans through their own financing. After the loans are closed, the correspondent sells them to us through either flow or bulk delivery. We had approximately 375 approved correspondents as of September 30, 2001.


         We seek to buy most of the loans we purchase from correspondents on an individual basis. That is, we re-underwrite and review the collateral for each loan on an individual basis. This "flow-delivery" method of purchasing loans is the most profitable, and, therefore, our preferred, option. We also make bulk purchases of loans in which our correspondents close the loans and hold them until they have several loans ready to be sold at one time. We still re-underwrite each loan and review all collateral before purchasing but, in this case, the pool of loans is put up for bid by the correspondent and typically sold to the purchaser offering the highest price. As a result, purchasing loans by bulk delivery is less profitable than purchasing loans through flow delivery. For the nine months ended September 30, 2001, our correspondent flow loan volume accounted for approximately 35% of our total correspondent channel loan production.

         New correspondents become our customers from various sources. Our account executives and our Website are the main sources for new correspondents. Generally, to become one of our approved correspondents, a correspondent must meet the following eligibility requirements:

         o a minimum GAAP tangible net worth (defined as GAAP total net worth minus goodwill) of at least $500,000;

         o three years experience in conventional mortgage loan originations or a viable business plan;

         o $25 million in conventional mortgage loan originations in the 12 months immediately preceding application; and

         o delinquency rates in line with industry standard and acceptable to us.

         If the correspondent meets these requirements, it must complete the seller application package, provide evidence of state license, articles of incorporation, financial statements, evidence of insurance and regulatory compliance, a copy of quality control procedures, resumes of key personnel, and other information as needed. Our QC department reviews this information for final approval.

         Our goal is to maintain a consistent level of bulk purchasing while increasing our flow purchases and providing reliable, high-quality customer service. Our strategic initiatives for our correspondent channel are:

         o increase product development and diversification--new products will allow us to penetrate new markets and increase market share;

         o introduce our expanded online and automated pre-qualification and total underwriting service--these online tools will help our correspondents pre-qualify loans to determine if the loans meet our guidelines before the loans are funded by the correspondent;

         o increase our correspondent base to reduce our correspondent concentration risk--with increased flow loan production, we can reduce reliance on some of our bulk correspondents that account for a substantial portion of total correspondent loan production;

         o increase production efficiencies and reduce costs--this initiative includes reviewing how loans are processed to find ways to improve the process and remove inefficiencies and errors; and

         o reorganize our sales and operations staff to improve operating efficiency.

         In 2000, we implemented our new Website and online pre-qualification tools. These tools have given our correspondents the ability to communicate and work with us more directly and responsively. Now, correspondents can pre-qualify loans online, and e-mail information directly to the loan processors instead of using faxes, overnight mail, or telephones. We have also continued to increase our flow production to become less dependent on bulk purchases. Furthermore, we have enhanced the efficiency of our correspondent channel by consolidating both the flow and bulk funding operations to allow for a more efficient process and better utilization of resources, since bulk and flow fundings tend to occur at different times of the month, and reducing our sales staff by approximately 40%, while maintaining consistent loan volume levels.

         Our long-term vision for our correspondent channel is to increase the size of our business without increasing production costs, and to continue to offer outstanding customer service. We must also stay competitive with technological advances and products, while continuously improving our processes.

         The following table sets forth selected information about loans purchased by our correspondent channel through bulk delivery:

                                                                                                       YEAR ENDED DECEMBER 31,
                                                                                NINE MONTHS ENDED  -------------------------------
                                                                               SEPTEMBER 30, 2001     2000       1999       1998
                                                                               ------------------  ---------- ---------- ---------
                                                                                                ($ IN THOUSANDS)
Average principal balance per loan.......................................                  $107.4    $105.8     $107.1     $105.2
Combined weighted average initial LTV....................................                  76.47%    79.11%     79.18%     77.83%
Percentage of first mortgage loans owner occupied........................                  93.77%    94.20%     93.33%     92.62%
Percentage with prepayment penalty.......................................                  84.14%    78.94%     78.57%     75.83%
Weighted average credit score............................................                     590       580        584        590
Percentage FRMs..........................................................                  40.47%    28.20%     30.45%     29.76%
Percentage ARMs..........................................................                  59.53%    70.80%     69.55%     70.24%
Weighted average interest rate:
   FRMs..................................................................                  10.22%    10.72%     10.04%      9.99%
   ARMs..................................................................                  10.25%    10.50%      9.92%      9.64%
   Margin-ARMs...........................................................                   6.44%     6.34%      6.45%      6.22%

         The following table sets forth selected information about loans purchased by our correspondent channel through flow delivery:

                                                                                                        YEAR ENDED DECEMBER 31,
                                                                                NINE MONTHS ENDED   ------------------------------
                                                                               SEPTEMBER 30, 2001     2000       1999       1998
                                                                               ------------------   --------- ---------- ---------
                                                                                                ($ IN THOUSANDS)
Average principal balance per loan.......................................             $124.9          $98.5     $106.3     $130.0
Combined weighted average initial LTV....................................             71.42%         77.69%     79.71%     78.82%
Percentage of first mortgage loans owner occupied........................             97.25%         96.37%     94.21%     90.96%
Percentage with prepayment penalty.......................................             87.66%         62.02%     64.92%     21.84%
Weighted average credit score............................................                608            579        588        617
Percentage FRMs..........................................................             65.56%         70.57%     67.86%     79.53%
Percentage ARMs..........................................................             34.44%         29.43%     32.14%     20.47%
Weighted average interest rate:
   FRMs..................................................................              9.61%         11.20%     10.35%      9.29%
   ARMs..................................................................             10.13%         10.69%      9.98%      9.44%
   Margin-ARMs...........................................................              5.50%          5.81%      5.94%      5.69%

         The following table highlights the net cost to produce loans for our correspondent channel:

                                                                                                  PRESENTED IN BASIS POINTS
                                                                                       ---------------------------------------------
                                                                                                            YEAR ENDED DECEMBER 31,
                                                                                       NINE MONTHS ENDED   -------------------------
                                                                                       SEPTEMBER 30, 2001    2000    1999    1998
                                                                                       ------------------  -------- ------ ---------
Fees collected...................................................................                4              3       2       1
General and administrative costs(1)..............................................               62             57      57      47
Premium paid.....................................................................              302            274     358     425
Net cost to produce(2)...........................................................              360            328     413     471
-----------


(1) Excludes deferred origination costs and corporate overhead costs. Includes depreciation expense.

(2) Defined as general and administrative costs and premium paid, net of fees collected, divided by volume.

         As we seek to increase the profitability of our correspondent channel, we are currently looking at ways to increase our underwriting fee income. Our general and administrative costs, as measured in basis points, increased in the nine months ended September 30, 2001 due to lower bulk purchase volume. The decreased volume of bulk purchases was a result of a strategic decision to reduce the bulk production since volume in the more profitable flow production and wholesale and retail channels increased significantly in the first six months of 2001. The premiums paid on correspondent loans we purchase fluctuate year to year based on market conditions. As we increase our flow business and become less reliant on bulk purchases, we expect to see the profitability of our correspondent channel increase.

SECURITIZATION AND FINANCING

         As a fundamental part of our present business and financing strategy, we securitize almost all of our mortgage loans. From time to time, we may choose to sell a small number of loans rather than securitize them if we believe that market conditions present an opportunity to more properly dispense of such through sales. We expect that such sales will continue to constitute a small percentage of our production. Since 1996, we have securitized approximately $10.2 billion of the loans we originated or purchased. We intend to continue utilizing the asset-backed securitization market to provide long-term financing for our mortgage loans. We will generate earnings and cash flows primarily from the net interest income and fees we earn from the mortgage loans we originate and purchase.


          In a typical securitization, pools of mortgage loans, together with the right to receive all payments on the loans, are assembled and transferred to a trust. The trust issues certificates that represent the right to receive a portion of the amounts collected on the loans each month. Most of the trust certificates (referred to as asset-backed securities) are offered for sale to the public, with the remainder either privately placed or retained by the company sponsoring the securitization. Many of the certificates are assigned ratings by rating agencies such Moody's and Standard & Poors. The trust agreement creating the securitization trust establishes various classes of certificates, and assigns an order of rights to priority of payment to each class. The trust agreement also provides for such administrative matters as the appointment of a trustee of the trust, the servicing of the mortgage loans, and the monthly distribution of funds and reports to the holders of the certificates.

         We finance loans initially under one of several different secured and committed warehouse financing facilities . When the loans are securitized, we receive proceeds of the sale of the securities issued by the securitization trust, and we use those proceeds to, among other uses, pay off the related warehouse financing. Generally the company sponsoring the securitization is not legally obligated to make payments on the securities issued by the securitization trust, and we do not have this legal obligation with respect to our securitizations, although under generally accepted accounting principles applicable to our current portfolio-based accounting, such obligations are included as liabilities on our consolidated balance sheet. We do, however, make certain customary representations and warranties to each securitization trust, which if violated could legally obligate us to repurchase some or all of the securitized loans from the trust. The asset-backed securities issued by the securitization trust pay down as the securitized loans pay off.

         We anticipate that the structure employed by our securitization transactions will require credit enhancement by applying excess cash flow (mortgage interest income net of interest on the asset-backed securities, losses, and servicing fees) to pay down the asset-backed securities of the trust faster than the underlying mortgages of the trust and create overcollateralization. Once the overcollateralization meets predetermined levels, we will begin to receive the excess cash flow from the mortgage loans in the trust. Depending upon the structure of the asset-backed securities and the performance of the underlying loans, excess cash flow may not be distributed to us for 12 to 24 months or more. These excess amounts are derived from, and are affected by, the interplay of several economic factors:

         o the extent to which the interest rates of the mortgage loans exceed the interest rates of the related asset-backed securities;

         o        the creation of overcollateralization;

         o the level of loss and delinquencies experienced on the securitized mortgage loans; and

         o the extent to which the loans are prepaid by borrowers in advance of scheduled maturities.

         We expect that our securitization trusts will also provide that, if certain delinquencies and/or losses exceed certain levels (which vary among the securitization trusts), as established by the applicable rating agencies (or the financial guaranty insurer, in the case of certain securitization trusts), the required level of overcollateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies did not exceed such levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive excess cash flow from a securitization transaction. We cannot assure you that the performance tests will be satisfied. Nor can we assure you, in advance of completing negotiations with the rating agencies or other key transaction parties, of the actual terms of such delinquency tests, overcollateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net asset income to us. Failure to negotiate such terms on a favorable basis may materially and adversely affect the availability of net excess income to us.

         Generally, so long as excess cash flow is being directed to the senior securities of a securitization trust to achieve overcollateralization, we will not receive distributions from the related securitized pool. In addition, because the application of the excess cash flow to the senior securities of a securitization trust is dependent upon the performance of the related mortgage loans, there may be material variations in the amount, if any, of the excess cash flow distributed to us from period to period, and there may be extended periods when we do not receive excess cash flow. Any variations in the rate or timing of our receipt of distributions may adversely affect our financial condition.

         We cannot assure you that our securitizations will generate sufficient excess cashflow to ensure that targeted levels of overcollateralization will be achieved and maintained at all times. As described above, a high rate of delinquencies and defaults or rapid rates of prepayments experienced by a securitized pool (or an increase in LIBOR or any other benchmark which may be utilized) may cause the amount of interest received on the mortgage loans to be less than the amount of interest payable on the securities of the securitization trust on the related payment date. In this case, the principal balance of such securities would decrease at a slower rate relative to the principal balance of the securitized pool, which would lead to a reduction of overcollateralization below targeted levels and result in no excess cash flow being paid to us.

         For federal income tax purposes, we will elect to treat each of our securitizations as one or more REMICs. As a result of this election, we will recognize taxable gain or loss on the sale of asset-backed securities even though we will not recognize gain or loss on securitization of mortgage loans for financial reporting purposes. For purposes of computing such gain or loss, we are required to allocate our tax basis in the mortgage loans contributed to the REMIC among the asset-backed securities issued by the REMIC, including any asset-backed securities we retain. We recognize such taxable gain or loss only with respect to the asset-backed securities we sell, utilizing the value of the retained interest as a component of the gain.

         Historically, we have typically held, and may continue in the future to hold, the residual interests in some of the REMICs we create. A portion of the income we recognize that is attributable to such residual interests, referred to as excess inclusions, is subject to special tax treatment. Specifically, our taxable income for any taxable year can never be less than the sum of our excess inclusions for the year. Thus, if we have excess inclusions for any year, we will have to pay federal income tax even if the sum of our otherwise allowable deductions and losses for the year exceed our income (computed without regard to the excess inclusion rule) for the year.

MORTGAGE LOAN SERVICING

         The following table describes the loan servicing process:

                                   [FLOWCHART]

         Once we originate or purchase a mortgage loan, our wholly-owned subsidiary, Meritech, begins the process of servicing the loan seeking to ensure that the loan is repaid in accordance with its terms. Beginning with an introductory call made as soon as seven days following the origination or purchase of a mortgage loan, we attempt to establish a consistent payment relationship with the borrower. In addition, our call center uses a predictive dialer to create calling campaigns for delinquent loans based upon the borrower's historical payment patterns and the loan's risk profile. Our Life of the Loan Credit Risk Management strategy is applied to every loan in our servicing portfolio. The inherent risk of delinquency and loss associated with sub-prime loans requires active communication with our borrowers from origination through liquidation. Our technology delivers extensive data regarding the loan and the borrower to the desktop of the individual providing service. Contact with our borrower is tailored to reflect the borrower's payment habit, loan risk profile, and loan status. Borrower contact is initiated through outbound telephone campaigns, monthly billing statements, and direct mail. Our Website provides borrowers with access to account information and online payment alternatives.

         To enhance our relationship with our borrowers, we upgraded our call management system to support more intuitive customer service strategies, increased our loss mitigation capabilities by implementing an online decision support system, and launched an advanced customer service Website delivering a full range of service and up-to-date information to our customer's desktop. Immediate access to information regarding the borrower's situation and desktop delivery of this information to our employees within a decision support framework (Asset Planner and our DRP system) remain critical to our success. In addition, we have invested in technology for our payment processing department that will not only allow quicker processing of payments, but, more importantly, will also improve our ability to handle payment exceptions quickly--a key to successful sub-prime mortgage servicing.

         We intend to continue to develop our Website to improve customer service and expand business-to-business initiatives to enhance performance in default and timeline management. We are now able to deliver online access to selected loan documents and an online interview guiding our borrower through alternatives to foreclosure.

         Once an account becomes thirty days delinquent, the borrower receives a breach notice allowing thirty days, or more if required by applicable state law, to cure the default before the account is referred for foreclosure. The call center continues active collection campaigns and may offer the borrower relief through a forbearance plan designed to resolve the delinquency in ninety days or less.

         Accounts moving from thirty days delinquent to sixty or more days delinquent are transferred to the Loss Mitigation department, which is supported by the predictive dialer, as well as the Asset Planner system, our third generation loss mitigation decision support engine. Asset Planner supports the loss mitigation representatives in choosing a collection strategy that is designed to minimize the loss on the defaulted loan. Asset Planner considers updated property value information, the borrower's current credit profile, and foreclosure and real estate marketing timelines to determine the best alternative to foreclosure. The Loss Mitigation department continues to actively attempt to resolve the delinquency while our foreclosure department refers the file to local counsel to begin the foreclosure process.

         Delinquent accounts not resolved through collection and loss mitigation activities are foreclosed in accordance with state and local laws. Foreclosure timelines are managed through an event planner built into the loan servicing system. The event planner schedules key dates throughout the foreclosure process, enhancing our ability to monitor and manage foreclosure counsel. Properties acquired through foreclosure are transferred to the Real Estate Owned department to manage eviction and marketing of the properties.

         Once the properties are vacant, they are listed with one of four national asset management firms who develop a marketing strategy designed to ensure the highest net recovery upon liquidation. The Real Estate Owned department monitors asset managers. Property listings are reviewed monthly to ensure the properties are properly maintained and actively marketed.

         OUR DELINQUENCY AND LOSS EXPERIENCE


         The following tables set forth information about the delinquency and loss experience of the mortgage loans we service (which are primarily loans we have originated or purchased and have been or will be securitized for the periods indicated.)


                                                                                                 YEAR ENDED DECEMBER 31,
                                                               NINE MONTHS ENDED      --------------------------------------------
TOTAL DELINQUENCIES AND LOSS EXPERIENCE(1)                    SEPTEMBER 30, 2001          2000            1999           1998(3)
------------------------------------------                    ------------------      ------------   -------------   -------------
                                                                                        ($ IN THOUSANDS)
Total outstanding principal balance (at period end)......             $6,276,526       $5,588,598      $4,803,812      $3,578,946
Delinquency (at period end):
   30-59 days:
      Principal balance..................................               $617,175         $381,574        $260,731        $227,466
      Delinquency percentage.............................                   9.8%             6.8%            5.4%            6.4%
   60-89 days:
      Principal balance..................................               $118,808          $92,011         $73,518         $48,010
      Delinquency percentage.............................                   1.9%             1.6%            1.5%            1.3%
   90 days or more:
      Principal balance..................................                $57,685          $31,287         $17,195         $57,232
      Delinquency percentage.............................                   0.9%             0.6%            0.4%            1.6%
Bankruptcies(4):
      Principal balance..................................               $224,106         $168,074        $115,128             N/A
      Delinquency percentage.............................                  3.57%            3.01%            2.4%             N/A
Foreclosures:
      Principal balance..................................               $253,436         $223,617        $152,761         $87,730
      Percent of foreclosures by dollar..................                   4.0%             4.0%            3.2%            2.5%
Real Estate Owned:
      Principal balance..................................               $102,670          $77,479         $51,136         $32,521
      Percent of Real Estate Owned.......................                   1.6%             1.4%            1.1%            0.9%
Total Serious Delinquent(5)..............................                  12.1%            10.6%            8.6%            6.3%
Net losses on liquidated loans...........................                $55,442          $44,086         $31,344         $16,060
Percentage of losses on liquidated loans.................                   1.2%             0.8%            0.7%            0.4%
-----------


(1)      Includes all loans serviced by Saxon.


(2)      Annualized.


(3)      1998 data includes bankruptcy delinquencies.


(4)      Bankruptcies includes loans that are contractually current.


(5) Serious Delinquent is defined as loans that are 60 or more days delinquent, foreclosed, REO, or held by a borrower who has declared bankruptcy.

                                                                                                   YEAR ENDED DECEMBER 31,(2)
                                                                            NINE MONTHS ENDED    ---------------- ----------------
BANKRUPTCY DELINQUENCIES AND LOSS STATISTICS(1)                             SEPTEMBER 30, 2001         2000             1999
-----------------------------------------------                             ------------------   ---------------- ----------------
                                                                                             ($ IN THOUSANDS)
Contractually current bankruptcies:
      Principal balance...............................................                $ 29,512        $ 23,816         $24,104
      Delinquency percentage..........................................                   0.47%           0.43%           0.50%
Bankruptcy delinquency (at period end):
      30-59 days:
      Principal balance...............................................                 $10,511          $4,750          $3,974
      Delinquency percentage..........................................                   0.17%           0.09%           0.08%
   60-89 days:
      Principal balance...............................................                  $9,147          $6,218          $4,509
      Delinquency percentage..........................................                   0.15%           0.11%           0.09%
      90 days or more:
      Principal balance...............................................                $174,935        $133,290         $82,541
      Delinquency percentage..........................................                   2.79%           2.39%           1.72%
Total bankruptcy delinquencies:
      Principal balance...............................................                $194,594        $144,258         $91,024
      Percent of total loans serviced.................................                   3.10%           2.58%           1.89%
--------------


(1)      Includes  all loans serviced  by Saxon.

(2)      1998 data not available.

         In addition to servicing mortgage loans that we originate or purchase, we service mortgage loans for other lenders and investors. Our loan servicing portfolio as of September 30, 2001 is summarized below:


                                                                                                   SEPTEMBER 30, 2001
                                                                                      -------------------------------------------
                                                                                       NUMBER OF LOANS         PRINCIPAL BALANCE
                                                                                      -----------------       -------------------
                                                                                                    ($ IN THOUSANDS)
Dominion Capital, Inc.(1)........................................................               48,830                $4,539,197
Saxon(2).........................................................................                9,096                 1,037,494
Credit Suisse First Boston.......................................................                2,620                   349,846
Dynex Capital, Inc...............................................................                1,566                   172,791
Greenwich Capital, Inc...........................................................                1,326                    95,583
Ginnie Mae.......................................................................                1,190                    35,777
Fannie Mae.......................................................................                  481                    13,545
Freddie Mac......................................................................                   84                     3,870
Other............................................................................                  721                    28,423
                                                                                      -----------------       -------------------
Total............................................................................               65,914                $6,276,526
--------------


(1)      Includes loans securitized by Saxon from May 1996 to July 5, 2001.


(2)      Includes loans securitized by Saxon from July 6, 2001 to September 30,
         2001.


         We believe we can increase our servicing portfolio because competition in the sub-prime mortgage loan industry has been adversely affected by limited access to capital, lower than anticipated performance of seasoned portfolios, and industry consolidation. Competitors with limited access to capital have shifted their operations to selling loans, along with the related servicing rights, or have entered into strategic alliances with investment banks to increase their liquidity and access to the capital markets. Accordingly, an increasing number of asset-backed securities are being issued by entities that do not perform servicing, presenting opportunities for us to increase the size of our portfolio of loans serviced for others.

         OUR DELINQUENCY AND LOSS EXPERIENCE

DELINQUENCY BY CREDIT GRADE BY YEAR FUNDED(1)(2)

                                                                                           PERCENTAGE 60+ DAYS DELINQUENT(3)
                                                              ORIGINAL      CURRENT   --------------------------------------------
YEAR                                                          BALANCE       BALANCE     A+/A      A-        B         C        D
----                                                         ---------     ---------  --------  -------  -------  --------  ------
                                                              ($ IN THOUSANDS)
1996...............................................           $741,645       $81,746    8.51%    23.82%   23.03%    17.78%   26.44%
1997...............................................          1,769,538       297,030    9.33%    16.33%   19.82%    26.02%   27.33%
1998...............................................          2,084,718       723,504    7.79%    18.56%   25.62%    28.39%   37.06%
1999...............................................          2,381,387     1,389,476    8.05%    14.63%   19.91%    26.55%   36.09%
2000...............................................          2,078,637     1,634,809    6.58%    10.88%   17.17%    26.39%   32.60%
2001...............................................          1,755,874     1,449,611    0.86%     3.29%    6.03%     9.47%   13.46%

DELINQUENCY BY PRODUCT--FRM(1)(2)

                                                                                                 PERCENTAGE           CUMULATIVE
                                                     ORIGINAL                                     60+ DAYS               LOSS
YEAR                                                  BALANCE           CURRENT BALANCE        DELINQUENT(3)         PERCENTAGE(4)
----                                                ---------           ---------------        -------------         -------------
                                                             ($ IN THOUSANDS)
1996...........................................      $252,994                 $55,563                12.83%                 1.80
1997...........................................       628,956                 190,760                12.10%                 2.59
1998...........................................     1,146,291                 547,601                12.75%                 1.70
1999...........................................     1,287,740                 838,057                13.93%                 1.29
2000...........................................     1,145,798                 903,212                14.28%                 0.44
2001...........................................       883,381                 695,622                 3.68%                 0.00

DELINQUENCY BY PRODUCT--ARM(1)(2)

                                                     ORIGINAL                                PERCENTAGE 60+ DAYS   CUMULATIVE LOSS
YEAR                                                  BALANCE           CURRENT BALANCE         DELINQUENT(3)        PERCENTAGE(4)
----                                                 --------           ---------------      -------------------   ---------------
                                                             ($ IN THOUSANDS)
1996.........................................        $488,651                $26,183                 15.64%                 1.18
1997.........................................       1,140,582                106,269                 21.26%                 1.86
1998.........................................         938,427                175,903                 29.40%                 1.85
1999.........................................       1,093,647                551,418                 19.19%                 1.25
2000.........................................         932,839                731,598                 14.71%                 0.21
2001.........................................         872,493                753,989                                        0.01
-----------


(1)      Includes  loans originated by Saxon.


(2)      As of   September 30, 2001.


(3) 60+ days delinquent comprises both securitized and unsecuritized loans. Includes loans foreclosed, REO, or held by a borrower who has declared bankruptcy.

(4) Includes securitization losses and losses incurred from loan repurchases, delinquent loan sales, and unsecuritized loans.

COMPETITION

         We face intense competition in the business of originating, purchasing, securitizing, and servicing mortgage loans. Our competitors include consumer finance companies and other diversified financial institutions, mortgage banking companies, commercial banks, credit unions, savings and loans, credit card issuers, and insurance finance companies. Many traditional mortgage lenders have begun to offer products similar to those we offer to our borrowers. Fannie Mae and Freddie Mac have also expressed interest in adapting their programs to include non-conforming products, and have begun to expand their operations into the sub-prime market. We also expect increased competition over the Internet, as entry barriers are relatively low over the Internet. Many of these competitors, including large financial corporations taking advantage of consolidation opportunities in the industry, are substantially larger and have more capital, or greater access to capital at lower costs, and greater technical and marketing resources than we have. Efficiencies in the asset-backed securities market have generally created a desire for increasingly larger transactions, giving companies with greater volumes of originations a competitive advantage.

         Competition in the industry can take many forms, including interest rate and cost of a loan, convenience in obtaining a loan, customer service, amount and term of a loan, and marketing and distribution channels. Additional competition may lower the rates we can charge borrowers and potentially lower our net interest margin.

         Our competitive position may be affected by fluctuations in interest rates and general economic conditions. During periods of rising interest rates, competitors that have "locked in" low borrowing costs may have a competitive advantage. During periods of declining interest rates, competitors may solicit our borrowers to refinance their loans. During economic slowdowns or recessions, our borrowers may face new financial difficulties and may be receptive to refinancing offers by our competitors.

         We believe that our competitive strengths are:

         o investment in technology to support operating efficiency, maintain credit decision consistency, and drive loss mitigation efforts;

         o disciplined approach to underwriting and servicing sub-prime mortgage loans using sophisticated and integrated risk management techniques;

         o customer-focused processing and underwriting teams that are responsive to borrowers' needs;

         o risk-based pricing using our historical performance databases to increase predictability of our returns; and

         o funding and liquidity through the asset-backed securities market.

         We believe these strengths enable us to produce higher-quality, better performing loans than our competitors.

REGULATION

         The mortgage lending industry is highly regulated. Our business is subject to extensive regulation and supervision by various federal, state, and local government authorities. As of December 31, 2000, we were licensed or exempt from licensing requirements by the relevant state banking or consumer credit agencies to originate first and second mortgages in 49 states and the District of Columbia.

         Our mortgage lending and servicing activities are subject to the provisions of various federal and state statutes, including the Equal Credit Opportunity Act of 1974, as amended, the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, the Home Ownership and Equity Protection Act of 1994, the Fair Credit Reporting Act of 1970, as amended, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Home Mortgage Disclosure Act, the Fair Housing Act, and state statutes governing mortgage lending. Our business is subject to the rules and regulations of various federal, state, and local regulatory agencies in connection with originating, purchasing, processing, underwriting, securitizing, and servicing mortgage loans. These rules and regulations, among other things:

         o        impose licensing obligations on us;

         o        establish eligibility criteria for mortgage loans;

         o        prohibit discrimination;

         o        provide for inspections and appraisals of properties;

         o require us to adhere to certain procedures regarding credit reports on loan applicants;

         o regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances, and payment features;

         o        mandate certain disclosures and notices to borrowers; and

         o may fix maximum interest rates, fees, and mortgage loan amounts.

         Failure to comply with these requirements can lead to, among other things, loss of approved licensing status, demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits, administrative enforcement actions, and civil and criminal liability.

         The federal Gramm-Leach-Bliley financial reform legislation enacted in 2000 imposes additional privacy obligations on us with respect to our applicants and borrowers. We have prepared appropriate controls and procedures to comply with the law. In addition, several states are also considering adopting privacy laws that are not entirely consistent with one another. The enactment of inconsistent state privacy legislation could substantially increase our compliance costs.

         In addition, several federal, state, and local laws and regulations have been adopted or are under consideration that are intended to eliminate so-called "predatory" lending practices, such as "steering" borrowers into loans with high interest rates and away from more affordable products, selling unnecessary insurance to borrowers, and "flipping" or repeatedly refinancing loans. Since 1999, a number of states and municipalities have adopted laws related to predatory lending. These laws, rules, and regulations, or other laws, rules, or regulations adopted in the future, could have a material adverse impact on our business by substantially increasing the costs of compliance with a variety of federal, state, and local rules, or restricting our ability to charge rates and fees adequate to compensate us for the risk associated with certain loans.

         Due to the consumer-oriented nature of the mortgage industry, there is a risk that we or other industry participants may be named as defendants in litigation involving alleged violations of federal and state laws, including consumer protection laws, or become the subject of a regulatory investigation. In recent years, several non-conforming mortgage lenders have been the subject of class action lawsuits and regulatory actions alleging improper marketing practices, abusive loan terms and fees, disclosure violations, improper yield spread premiums and other matters. In June 2001, the Eleventh Circuit Court of Appeals issued a decision in CULPEPPER V. IRWIN MORTGAGE CORP. in which the court revisited the legality of certain payments that lenders commonly make to mortgage brokers, often referred to as yield spread premiums, under the federal Real Estate Settlement Procedures Act. In 1999, the Department of Housing and Urban Development issued a policy statement taking the position that lender payments to mortgage brokers, including yield spread premiums, are not PER SE illegal. The CULPEPPER decision apparently treats a much wider category of these payments as illegal. Other mortgage lenders and we now face inconsistent judicial decisions about such payments. If the CULPEPPER decision is not overturned or otherwise superseded by law or regulation, there could be a substantial increase in litigation regarding lender payments to brokers and potential costs defending these types of claims and in paying any judgments that might result. The costs of a significant increase in litigation could have a material adverse effect on our results of operation, financial condition and business prospects.

ENVIRONMENTAL

         In the ordinary course of our business, from time to time we foreclose on properties securing loans that are in default. There is a risk that hazardous or toxic waste could be found on these properties and we may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and cleanup costs incurred in connection with the contamination. To date, we have not been required to perform any material investigation or clean up activities, nor have we been subject to any environmental claims. We cannot assure you, however, that this will remain the case in the future.

EMPLOYEES

         We employed 873 full-time employees as of September 30, 2001. None of our employees are represented by a union or covered by a collective bargaining agreement. We believe our relations with our employees are good.

PROPERTIES

         Our headquarters is located in Glen Allen, VA and contains 59,948 square feet. The lease for these premises expires on July 31, 2005. We also lease property in the following metropolitan areas: Phoenix, AZ; Foothill Ranch, CA; Denver, CO; Ft. Lauderdale, FL; Atlanta, GA; Kansas City, KS; New Orleans, LA; Raleigh, NC; Cherry Hill, NJ; Buffalo, NY; Nashville, TN; Dallas, TX; Ft. Worth, TX; Richmond, VA; and Virginia Beach, VA. We do not consider any specific leased location to be material to our operations. We believe that equally suitable alternative locations are available in all areas where we currently do business.

LEGAL PROCEEDINGS

         Because the nature of our business involves the collection of numerous accounts, the validity of liens and compliance with various state and federal lending laws, we are subject to various legal proceedings in the ordinary course of business. We do not believe that the resolution of these lawsuits will have a material adverse effect on our financial position or our results of operations.

144A OFFERING

         On July 6, 2001, Friedman, Billings, Ramsey & Co., Inc. (FBR) purchased from us 28,000,000 shares of our common stock at a price of $9.30 per share. FBR then resold the shares of common stock to investors at the price of $10.00 per share, subject to the following sentence, in a transaction not requiring registration under the Securities Act or applicable state securities laws. FBR resold

         o 1,000,000 shares of common stock to an affiliate of FBR at a price of $9.30 per share,


         o 2,688,172 shares of common stock to an affiliate of Dominion Resources at a price of $9.30 per share,


         o purchased 1,257,298 shares of common stock at a price of $9.30 per share, and


         o 1,735,000 shares to certain affiliates of FBR and to certain of our directors, at a price of $10.00 per share.

One of the affiliates of FBR is a real estate investment trust that is managed by an affiliate of FBR. Pursuant to this affiliate's general agreements with FBR, it will share in FBR's discount with respect to the shares being sold in this offering. In addition, concurrent with the sale to FBR, we sold 20,000 shares to our CEO, 20,000 shares to our President, and 10,000 shares to our CFO.

         FBR offered and sold the shares of common stock only to persons it reasonably believed to be:

         o "qualified institutional buyers" (as defined in Rule 144A under the Securities Act);

         o institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3), (7), or (8) under the Securities Act);

         o individual "accredited investors" (as defined in Rule 501(a)(4), (5), or (6) under the Securities Act); or

         o an investor that is not purchasing for the account or benefit of a U.S. person and is purchasing the shares of common stock in an offshore transaction pursuant to Regulation S of the Securities Act.

         Our net proceeds of the 144A Offering were approximately $260 million. We used the net proceeds as follows: (1) to pay the cash component of the purchase price for the acquisition of SCI Services which was $145.1 million, net of a $25 million note to Dominion Capital, and (2) the remainder for general corporate and working capital purposes. For a more detailed discussion of the 144A Offering see "Business--144A Offering."

         Pursuant to the purchase agreement between FBR and us, we agreed to indemnify FBR against various liabilities, including liabilities under the securities laws. In connection with our indemnification obligation, we will contribute payments that FBR may be required to make in respect of those liabilities. We have also agreed to pay the FBR's out-of-pocket expenses in connection with the 144A Offering.

         In connection with the 144A Offering, we granted to FBR warrants to purchase an aggregate of 1,200,000 shares of our common stock (the FBR Warrants). The FBR Warrants are exercisable for a period of five years, commencing upon the closing date of 144A Offering, at a per share exercise price of $10.00. The FBR Warrants may not be transferred, sold, assigned or hypothecated for a period of one year from the closing of the offering, except to officers or partners of FBR. The holders of shares of common stock underlying the FBR Warrants have the same registration rights as those granted to holders of the shares of common stock purchased in the 144A Offering. The FBR Warrants contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares of common stock that may be purchased upon the occurrence of certain events. The holders of the FBR Warrants have no voting, dividend or other rights as stockholders with respect to shares of common stock underlying the FBR Warrants until the FBR Warrants have been exercised.

         We have agreed to furnish to the holders or beneficial owners of the shares of common stock sold in the 144A Offering and prospective purchasers of the common stock designated by those holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until the time that the shares of common stock are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act. We have also agreed to provide the registration rights described for the benefit of the holders of the common stock purchased in this offering and the shares underlying the FBR Warrants. See "Description of Capital Stock--Registration Rights."

         There is no established trading market for our shares of common stock. Our common stock is eligible for trading in PORTAL. FBR has advised us that it intends to make a market in our common stock as permitted by applicable law. FBR is not obligated, however, to make a market in our common stock and any market-making may be discontinued at any time at FBR's sole discretion. In addition, any such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given as to the development or liquidity of any market for our common stock. See "Risk Factors."

         FBR may engage in stabilizing transactions, covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

         o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

         o Covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover short positions.

         o Penalty bids permit the initial purchaser to reclaim a selling concession from a broker/dealer when shares of our common stock originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

These stabilizing transactions, covering transactions, and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions. These transactions, if commented, may be discontinued at any time.

ACQUISITION OF SCI SERVICES, INC.

         On July 6, 2001, we purchased all of the issued and outstanding shares of capital stock of SCI Services, Inc. (SCI Services, then known as Saxon Capital, Inc.), from Dominion Capital, for a purchase price of $170.1 million. The purchase price was equal to SCI Services's net tangible book value as of July 6, 2001, adjusted to take into effect the distribution by SCI Services to Dominion Capital of the assets and liabilities described below that we did not purchase, plus a premium of $11.7 million primarily related to warehouse loans. Twenty-five million dollars of the purchase price was paid in the form of a promissory note and the rest in cash. We did not purchase any of the goodwill or tax liabilities, or any of the interest-only residual assets and related hedges, and subordinate bonds SCI Services retained in securitizations that occurred before our purchase (the Excluded Assets).

         SCI Services, Saxon Mortgage Inc. (Saxon Mortgage), Meritech, Dominion Capital, and we entered into a residual assignment and services agreement. Under this agreement required, immediately before the closing of our purchase of SCI Services, SCI Services distributed the Excluded Assets to Dominion Capital and Dominion Capital converted the outstanding indebtedness owed by SCI Services to Dominion Capital into additional shares of common stock of SCI Services. The residual assignment agreement also includes the agreement by Saxon Mortgage and Meritech, among other things, to provide certain services to Dominion Capital related to the residual interests assigned to Dominion Capital, to continue to perform their obligations under the documents governing SCI Services's prior securitizations and not to voluntarily resign as master servicer or servicer for SCI Services's prior securitizations. Our compensation for the services we will perform for Dominion Capital is determined according to a formula based on the cash actually distributed each month with respect to the residual interests assigned to Dominion Capital plus or minus realized cash flows from hedges related to the residual interests less any amounts paid to us to indemnify us for losses related to breaches of representations, warranties, or covenants made by SCI Services in connection with its prior securitizations. SCI Services has also agreed to assist Dominion Capital, at its request, with any re-securitization transaction with respect to some or all of the residual interests included in the Excluded Assets. Saxon Mortgage and Meritech have also agreed not to sell all or a material portion of their respective assets or change their respective businesses if doing so would adversely affect their respective abilities to perform their obligations under the residual assignment agreement.

         The purchase agreement and the residual assignment agreement contain representations and warranties of SCI Services and Dominion Capital addressing various matters, including, among others, corporate organization and authority, ownership by Dominion Capital of the capital stock of SCI Services free and clear of all encumbrances, consents required for the purchase of Saxon, compliance with laws, SCI Services's financial statements, litigation, environmental matters, tax matters, and employee benefits plans. The purchase agreement and the residual assignment agreement also contain our representations and warranties addressing various matters, including, among others, corporate organization and authority, consents required for the purchase of SCI Services, litigation, and our investment intent with respect to the capital stock of SCI Services. Dominion Capital and we have agreed to indemnify one another for breach of our respective representations, warranties, and post-closing covenants. Each party's representations and warranties in the purchase agreement generally survive for one year following the closing with certain exceptions:


         o representations regarding each party's corporate organization and authority and Dominion Capital's ownership of the capital stock of SCI Services survive indefinitely;


         o representations regarding tax matters survive for a period equal to the statute of limitations applicable to such matters;


         o representations regarding Saxon's compliance with laws, environmental matters, and employee benefits plans survive for three years following closing; and


         o representations regarding Saxon's financial statements survive for two years following closing.

         Dominion Capital has also agreed to indemnify us for losses related to:


         o claims initiated by a third party alleging the breach of any representation, warranty, or covenant made by Saxon in connection with its prior securitizations,


         o        the Excluded Assets,


         o        certain legal proceedings, and


         o certain payments to employees triggered by our purchase of SCI Services.

         Each party's right to indemnification for losses related to breaches of the other party's representations, warranties, and post-closing covenants is subject to agreed-upon limitations set forth in the purchase agreement and residual assignment agreement. Dominion Capital's maximum liability to indemnify us for claims under the purchase agreement and the residual assignment agreement is limited to an aggregate amount equal to the gross proceeds of the 144A Offering (the Initial Dominion Capital Indemnity Amount). The Initial Dominion Capital Indemnity Amount will be reduced over time by the amount of indemnification claims previously paid by Dominion Capital to us, and a formula based on the aggregate principal balance of mortgage loans securitized in SCI Services's securitizations before our purchase that have since been terminated; however, this amount may not be reduced for a period of three years following the closing below an amount equal to the purchase price we paid for SCI Services less the amount of all indemnification claims previously paid by Dominion Capital to us. Dominion Capital has agreed to maintain a minimum consolidated tangible net worth in an amount equal to the Initial Dominion Capital Indemnity Amount, as such amount may be reduced in accordance with the residual assignment agreement, until the date the Initial Dominion Capital Indemnity Amount is reduced to zero, provided that Dominion Capital's minimum consolidated tangible net worth may not be reduced for a period of three years following the closing below the purchase price we paid for SCI Services less the amount of all indemnification claims previously paid by Dominion Capital to us.

         Dominion Capital's maximum liability to indemnify us for claims under the purchase agreement for losses related to:


         o intercompany debt, certain litigation, breaches of representations related to corporate status and authority, ownership of SCI Services's capital stock, and compliance with laws and breach of Dominion Capital's post-closing covenants under the purchase agreement is limited to an amount equal to the purchase price we pay for SCI Services, and


         o breach of any of their other representations under the purchase agreement is limited to $30 million. Dominion Capital's maximum aggregate liability to indemnify us for claims under the purchase agreement is limited to an amount equal to the purchase price we paid for SCI Services.


         Our maximum liability to indemnify Dominion Capital for claims under the purchase agreement for losses related to:


         o breach of representations related to our corporate status and authority, consents required for the transaction and our investment intent, and breach of our post-closing covenants under the purchase agreement is limited to an amount equal to the purchase price we paid for SCI Services, and


         o breach of any of our other representations under the purchase agreement is limited to $30 million. Our maximum aggregate liability to indemnify Dominion Capital for claims under the purchase agreement is limited to an amount equal to the purchase price we paid for Saxon.

         The purchase agreement contains additional limitations on each party's right to indemnification under that agreement. These limitations provide that neither Dominion Capital nor we are entitled to indemnification for losses related to breaches of the other party's representations, warranties, and post-closing covenants until the amount of such losses exceeds $5 million, at which time indemnification shall only be made for losses in excess of $5 million. Each party's right to indemnification for losses related to breach of certain representations and warranties, including those regarding corporate organization and authority, Dominion Capital's ownership of the capital stock of SCI Services and tax matters, is not subject to this $5 million limitation. In addition, losses that individually do not exceed $20,000 will not be counted towards the $5 million amount and will not be indemnified even if the $5 million amount is exceeded.

         The residual assignment agreement gives Dominion Capital an option, in the event of a "Disqualified Change of Control Transaction" (defined below), exercisable within 15 business days of the date we notify Dominion Capital of our intent to enter into a Disqualified Change of Control Transaction, to require us to solicit bids from other sub-prime mortgage loan servicers to service, as a subservicer, the mortgage loans securitized in connection with Saxon's prior securitizations. After consultation with Dominion Capital, we will accept the bid that we believe contains the terms and conditions most favorable to us. The subservicer we select must agree, among other things, to comply with the residual assignment agreement and with the securitization documents relating to Saxon's prior securitizations. We will not be required to accept a bid that requires us to pay servicing fees to a subservicer that exceed the amount of servicing fees to which we are entitled under the documents relating to Saxon Holding's prior securitizations.

         A Disqualified Change of Control Transaction is a transaction that occurs within three years of our purchase of SCI Services in which a person or group of persons acquires, directly or indirectly, (1) all or substantially all of our assets, business, or operations, (2) more than 50% of the outstanding capital stock of, or the power to elect more than 50% of the directors of Saxon Mortgage, Meritech, or us or (3) all or substantially all of the assets, business or operations of Meritech or Saxon Mortgage or such lesser portion of such assets, business, or operations, the transfer or disposition of which could reasonably be expected to materially and adversely affect the ability of Saxon Mortgage or Meritech to perform its obligations under the documents relating to SCI Service's prior securitizations and the residual assignment agreement (such a transaction is referred to as a Change in Control Transaction), and the acquiring person or group does not either (1) have a sub-prime mortgage loan residential primary servicer rating of "2" or better from Fitch, Inc., an "Above Average" or better rating from Standard & Poor's, or a comparable rating from another nationally recognized statistical rating agency, or (2) make certain agreements with respect to Meritech's operations for the period ending on the third anniversary of our purchase of Saxon. The agreements pertaining to Meritech's operations include agreements to:


         o continue to conduct Meritech's servicing operations relating to SCI Services's prior securitizations in compliance with Meritech's servicing guide, the documents relating to SCI Services's prior securitizations, and the residual assignment agreement,


         o cause Meritech to have at least the same capitalization as Meritech had immediately before the Change in Control Transaction,


         o keep in place the then current primary servicing systems of Meritech,


         o keep in place substantially the same legal and regulatory compliance program as Meritech had immediately before the Change in Control Transaction, and


         o have at least one senior executive officer who oversees and is directly responsible for all servicing operations with at least ten years of experience in the mortgage servicing industry (at least three of which are in the sub-prime mortgage servicing industry) and at least three years of experience in the mortgage servicing industry in a senior executive capacity (at least a portion of which is in the sub-prime mortgage servicing industry).

         The $25 million promissory note issued to Dominion Capital in partial payment of the purchase price has a five-year term and is senior in right of payment to all of our other unsecured indebtedness for borrowed money. The note bears interest at a rate of 8% per year and interest is payable on the last day of each calendar quarter. We may elect not to pay interest due on any date before September 30, 2004, and interest that we elect not to pay shall be added to the principal amount of the note. We may prepay the note in full or in part at any time without penalty. If a third party acquires (1) all or substantially all of our consolidated assets, business or operations, (2) more than 50% of our outstanding capital stock, or (3) the power to elect more than 50% of our directors, Dominion Capital shall have the right, within ninety days of such acquisition, to declare the note to be due and payable, in which case 110% of the outstanding principal of and accrued interest on the note shall be immediately due and payable.

         This summary of the purchase agreement, as amended, the residual assignment agreement and the note does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the purchase agreement, as amended, a copy of which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is apart. For a discussion of the impact that the purchase will have on our financial statements, see "Unaudited Pro Forma Consolidated Financial Information."

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, AND KEY EMPLOYEES

         Our directors, executive officers, and key employees as of September 30, 2001, are as follows:


NAME                                                             AGE                           TITLE
------------------------------------------------------------     ---    -----------------------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS:
Edward G. Harshfield........................................      64    Chairman of the Board of Directors(1)
Richard A. Kraemer..........................................      57    Vice Chairman of the Board of Directors(2)
David D. Wesselink..........................................      58    Director(3)
Thomas J. Wageman...........................................      67    Director(1)
Michael L. Sawyer...........................................      44    Director and Chief Executive Officer(1)
Dennis G. Stowe.............................................      41    Director, President and Chief Operating Officer(2)


                                       64

                                                                        Director, Executive Vice President, Chief Financial Officer
Robert G. Partlow...........................................      35    and Treasurer(3)
KEY EMPLOYEES:
Bradley D. Adams............................................      36    Senior Vice President--Capital Markets(4)
Robert B. Eastep............................................      37    Senior Vice President--Chief Accounting Officer(4)
Bruce C. Morris.............................................      55    Senior Vice President--Quality Control(4)
Richard D. Shepherd.........................................      47    Senior Vice President, General Counsel and Secretary
David L. Dill...............................................      37    Executive Vice President--Servicing Division(5)
Thomas S. Conroy, Jr........................................      40    Senior Vice President--Wholesale Division(4)
Frederick R. Elflein, Jr....................................      37    Senior Vice President--Retail Division(6)
Herbert H. Slattery Jr......................................      56    Senior Vice President--Chief Information Officer (4)(5)
Jeffrey D. Parkhurst........................................      41    Vice President--Wholesale Underwriting
John J. Trapp...............................................      39    Vice President--Correspondent Underwriting(6)
Charles L. Small............................................      35    Vice President--Retail Underwriting(4)
----------------------

(1)      Term as Director expires 2004.

(2)      Term as Director expires 2003.

(3)      Term as Director expires 2002.

(4)      Saxon Mortgage, Inc.

(5)      Meritech Mortgage Services, Inc.

(6)      America's MoneyLine, Inc.

         EDWARD G. HARSHFIELD. Mr. Harshfield is Chairman of the Board of Directors. Since 1999, he has been Chairman of the Board of MFN Financial Corporation, a nationwide non-prime automobile finance company. From 1993 through 1999, he was president and chief executive officer and then vice chairman of Cal Fed Bancorp, a publicly held savings institution holding company. Mr. Harshfield has held senior management positions in a variety of public and private companies for most of his forty-year career. He holds a certificate from the Advanced Management Program from Harvard Business School and received his undergraduate degrees from Southeastern University in Washington, D.C.

         RICHARD A. KRAEMER. Mr. Kraemer is Vice Chairman of the Board of Directors. From 1996 to 1999, he was vice chairman of Republic New York Corporation, a publicly traded bank holding company. From 1993 to 1996, he was chairman and chief executive officer of Brooklyn Bancorp, the publicly traded holding company for Crossland Federal Savings Bank. Mr. Kraemer has held senior management positions for most of his thirty-year career. He received his undergraduate degree in real estate from Pace University.

         DAVID D. WESSELINK. Mr. Wesselink has been a Director since July 12, 2001. He has been the Chief Financial Officer of Metris Companies since 1998 and was named Vice Chairman in 2000. From 1993 to 1998, he was the Chief Financial Officer of Advantis Corporation. Since 1992, Mr. Wesselink has also served as a director of CFC International, a specialty chemical company whose stock is traded on the Nasdaq National Market. He is also a board member of the American Financial Services Association (AFSA), Central College, and the National Institute of Consumer Credit at Marquette University. He is the past chairman of the Northbrook (Illinois) Chapter of the American Cancer Society and holds memberships in the Economic Club of Chicago, the Financial Executives Institute, and the Chicago Council on Foreign Relations. He is a recipient of the Distinguished Service Award from the AFSA. He holds a bachelor's degree from Central College in Pella, Iowa, and an M.B.A. from Michigan State University.


         THOMAS J. WAGEMAN. Mr. Wageman has been a director since October 2001. He has been Managing General Partner of TLT Ltd., a financial services consulting business since 1994. Mr. Wageman also serves on the board of directors of Nomas Corp., First Horizon Asset Securitization, Inc., and Heritage Savings Bank. Mr. Wageman received his bachelor's degree from the University of Notre Dame and his M.B.A. from University of Chicago.

         MICHAEL L. SAWYER. Mr. Sawyer is our Chief Executive Officer and a Director. He has served as Saxon Mortgage's President since December 1998. Before being named President, Mr. Sawyer had served as a Director and our Senior Vice President of Underwriting since 1995. Before joining Saxon, Mr. Sawyer served as Vice President and Director of Conduit Funding for Household Financial Services. From 1993 until 1994, Mr. Sawyer was general manager and director of correspondent lending for Novus Financial Corporation. From 1985 until 1993, Mr. Sawyer held various managerial positions for Ford Consumer Finance, including regional underwriting manager and manager of operations. Mr. Sawyer received his bachelor's degree in Liberal Arts from the University of Illinois, and received his Masters of Business Administration from the University of California, Irvine.

         DENNIS G. STOWE. Mr. Stowe is our President, Chief Operating Officer, and a Director. He has served as President and Chief Executive Officer of Meritech and Senior Vice President of Saxon Mortgage since 1994. Before joining Meritech, Mr. Stowe was

Vice President of Niagara Portfolio Management Corp. (Niagara) responsible for management and liquidation of Goldome Credit Corporation (GCC) pursuant to Niagara's contract with the FDIC, serving as GCC's Senior Vice President. Mr. Stowe received his Bachelors of Business Administration in Accounting with honors from the University of Texas at Arlington.

         ROBERT G. PARTLOW. Mr. Partlow is our Executive Vice President, Chief Financial Officer, Treasurer, and a Director. Mr. Partlow has served as Saxon Mortgage's and America's MoneyLine's Executive Vice President, Chief Financial Officer, and Treasurer since 1999, Saxon's Treasurer since 1998, and Meritech's Senior Vice President, Chief Financial Officer, and Treasurer since 1998. Before this, Mr. Partlow had served in various positions, including as Vice President and Controller of Saxon, Saxon Mortgage, Meritech, and America's MoneyLine, since 1996. Before joining Saxon in 1996, Mr. Partlow served as Manager of Tax and Accounting for Dynex Capital, Inc., as a senior tax consultant at KPMG LLP, an international accounting firm, and as a bank examiner for the Federal Reserve Bank of Richmond. Mr. Partlow received a Bachelor of Science degree in Business Administration from the University of Richmond, and received his Master of Science in Accountancy from the University of Virginia. Mr. Partlow is a licensed Certified Public Accountant in the Commonwealth of Virginia.

         BRADLEY D. ADAMS. Mr. Adams is our Senior Vice President of Capital Markets. Mr. Adams has served as Senior Vice President of Capital Markets of Saxon Mortgage since October 1999. Prior to this, Mr. Adams had served as Vice President of Capital Markets of Saxon Mortgage since 1998 and Assistant Vice President since 1996. Before joining Saxon in 1994, Mr. Adams served in various financial positions at Dynex Capital, Inc., Best Products Corporation, Hesa Educational Corp., and Growth Capital Corp. Mr. Adams received his Bachelor of Science degree in Finance, and his Master of Business Administration degree, from Virginia Commonwealth University.

         ROBERT B. EASTEP. Mr. Eastep is our Senior Vice President of Strategic Planning and our Chief Accounting Officer. Mr. Eastep has served as Saxon's Senior Vice President and Chief Accounting Officer since October 2000. Prior to this, Mr. Eastep had served as Saxon's Vice President and Controller since April 1999. Before joining Saxon, Mr. Eastep worked at Cadmus Communications, a printing company, as Director of Internal Audit from 1998 to 1999. Before that, Mr. Eastep served as Vice President-Finance for Central Fidelity Banks, Inc. (now Wachovia Corporation), a commercial bank, from 1996 to 1998. Before 1996, Mr. Eastep was a Senior Manager at KPMG LLP, an international accounting firm. Mr. Eastep received his Bachelor of Science in Business Administration with honors from West Virginia University.

         BRUCE C. MORRIS. Mr. Morris is our Senior Vice President of Quality Control. Mr. Morris has served as Saxon Mortgage's Senior Vice President of Quality Control since 1998. Before joining us, Mr. Morris was a Senior Asset Manager for SMAI, Inc., an independent contract firm that managed the liquidation of failed financial institutions under contract with the RTC/Federal Deposit Insurance Corporation from 1993 to 1997. Before that, Mr. Morris held various senior management positions at Ritz-Cohen Joint Ventures and HomeFed Bank, SunBelt Savings FSB. Mr. Morris received his Bachelor of Business Administration degree in Finance and Economics from Stephen F. Austin University.

         RICHARD D. SHEPHERD. Mr. Shepherd is our Senior Vice President, General Counsel, and Secretary. Mr. Shepherd has served as Vice President, General Counsel and Assistant Secretary of Saxon and Meritech since 1997. Before being named Vice President and General Counsel, Mr. Shepherd served as Assistant General Counsel and Assistant Secretary of Saxon, Saxon Mortgage, Meritech, and America's MoneyLine. Before joining Saxon Mortgage and Meritech in 1995, Mr. Shepherd was an attorney at Ragsdale, Beals, Hooper & Seigler and Robert Musselman and Associates, concentrating in real estate finance matters. Mr. Shepherd received his Bachelor of Arts degree in Liberal Arts from the University of Maryland, and received his Juris Doctor degree from the University of Virginia.

         DAVID L. DILL. Mr. Dill is our Executive Vice President of Servicing. Mr. Dill has served as Senior Vice President of Meritech since August 1999, responsible for management of the Performing Asset Division including customer service, collections, and escrow administration. Mr. Dill joined Meritech in 1998 as Vice President and Loss Mitigation Manager, responsible for outbound collection and loss mitigation activities on mortgage loans sixty or more days delinquent. Before joining Meritech, Mr. Dill held various managerial positions at North Dallas Bank and Trust from 1985 to 1997, most recently as Vice President of Consumer Lending. Mr. Dill studied at North Lake Jr. College and has completed real estate lending courses and the Texas Bankers Association Consumer Lending School.

         THOMAS S. CONROY, JR. Mr. Conroy is our Senior Vice President and General Manager of our Wholesale Business Channel and has served in this capacity since January 2001. Before joining Saxon, Mr. Conroy was Vice President of Consumer Lending at Flagstar Bank in 2000 and was Managing Director of the sub-prime unit of DMR Financial Services, Inc., from 1998 until 2000. From 1997 to 1998, Mr. Conroy was the Executive Vice President of Home America Financial Services, Inc. From 1995 until 1997, Mr. Conroy served as Executive Vice President, Third Party Originations for BancOne Financial Services, Inc. Prior to these positions, Mr. Conroy held various managerial positions at the CIT Group, Commercial Credit Corporation and Transamerica Financial Services, Inc. Mr. Conroy received his Bachelor of Arts degree in Business Management from Moravian College.

         FREDERICK R. ELFLEIN, JR. Mr. Elflein is our Senior Vice President and General Manager of our Retail Production. Mr. Elflein has served in this capacity since 1997. Before joining us, Mr. Elflein held various managerial positions at Household Finance Corporation from 1986 to 1997, most recently as Regional Vice President of the Western Sales Region. Mr. Elflein received his Bachelor of Arts degree from Creighton University.

         HERBERT J. SLATTERY JR. Mr. Slattery is our Senior Vice President and Chief Information Officer, having joined us in this position in 2001. From 1999 to 2000, he was a senior consultant with TPG and Associates, Ltd. Before that, he was Vice President responsible for technology at Conti Mortgage from 1996 to 1999. Mr. Slattery was also Senior Vice President, Managing Director, and CIO at J.I. Kislak Mortgage Corporation from 1993 to 1996. He received his Bachelor of Arts in Mathematics from the University of Delaware.

         JEFFREY D. PARKHURST. Mr. Parkhurst is our Vice President of Wholesale Underwriting. Mr. Parkhurst has served as Saxon Mortgage's Vice President of Wholesale Underwriting since 1998. Before that, Mr. Parkhurst had served as Vice President of Central Loan Originations for America's MoneyLine since 1997. Before joining America's MoneyLine, Mr. Parkhurst held various managerial positions at Novus Financial Corporation, most recently as Origination Manager from 1992 to 1997. Mr. Parkhurst also held various managerial positions during a ten-year career at Household Finance Corporation. Mr. Parkhurst received his Bachelor of Science degree in Economics from Illinois State University.

         JOHN J. TRAPP. Mr. Trapp is our Vice President of Correspondent Underwriting. Mr. Trapp has served as Saxon Mortgage's Vice President of Correspondent Underwriting since 1997. Before joining us, Mr. Trapp served as an underwriting manager for Novus Financial Corporation from 1989 until 1997. Prior to this, Mr. Trapp served in various managerial positions at American General Financial Corporation. Mr. Trapp received his Bachelor of Business Administration degree in Finance from Western Illinois University.

         CHARLES L. SMALL. Mr. Small is our Vice President of Retail Underwriting. Mr. Small has served as Vice President of Retail Underwriting for America's MoneyLine since October 2000. Mr. Small served as Assistant Vice President of Underwriting from 1998 to 2000. Before joining us, Mr. Small was a senior underwriter for WMC Equity Services from 1997 until 1998. He was a branch manager for New Century Mortgage Corporation in 1997, and he was a regional marketing manager for First Union National Bank from 1994 to 1997. Prior to this, Mr. Small was a branch manager for Fleet Finance, Inc. Mr. Small received his Bachelor of Business Administration in Finance from Roanoke College.

THE BOARD OF DIRECTORS

         The board of directors currently consists of seven directors, four of whom (Messrs. Harshfield, Kraemer, Wesselink and Wageman) are independent directors.


         The terms of office of the board of directors are divided into three classes, and therefore, a portion of our board of directors will be elected each year. Mr. Partlow and Mr. Wesselink serve in the class whose term expires in 2002, Mr. Stowe and Mr. Kraemer serve in the class which term expires in 2003, and Mr. Sawyer , Mr. Harshfield, and Mr. Wageman serve in the class whose term expires in 2004. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms are to expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of us.

         BOARD COMMITTEES

         EXECUTIVE COMMITTEE. The executive committee will have and may exercise all of the powers and authority of the board of directors in the management of our business and affairs, except where action of the board of directors is required by statute. Unless expressly authorized by resolution of the board of directors, no committee shall have the power or authority to

         o        amend our certificate of incorporation,


         o        adopt an agreement of merger or consolidation,


         o recommend to the stockholders the sale, lease or exchange of all or substantially all of our property and assets,


         o recommend to the stockholders our dissolution or a revocation of a dissolution, or

         o        amend our bylaws.

Actions by the executive committee require the consent of Messrs. Harshfield and Sawyer.

         The executive committee currently consists of Messrs. Harshfield (Chair), Kraemer, Sawyer, and Wesselink.

         AUDIT COMMITTEE.  The audit committee, among other matters, will:

         o make recommendations to the board of directors concerning the engagement of independent public accountants;

         o monitor and review the quality and activities of our internal audit function and those of our independent public accountants; and

         o monitor the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.


         The audit committee operates under a charter that has been adopted by the board of directors, and is required to consist solely of directors who are unaffiliated with us (independent directors). The audit committee currently consists of Messrs. Kraemer (Chair), Harshfield , Wesselink, and Wageman.


         COMPENSATION COMMITTEE. The compensation committee, among other matters, will:

         o review the salaries, benefits, and other compensation of our directors, officers, and employees;

         o administer equity-based compensation under our 2001 Stock Incentive Plan; and

         o make recommendations to our board of directors regarding the salaries, benefits and other compensation of our directors, officers and employees.


         The compensation committee is required to have at least two members, all of whom will be independent directors. The compensation committee currently consists of Messrs. Wesselink (Chair), Harshfield, Kraemer, and Wageman.


NON-EMPLOYEE DIRECTOR COMPENSATION

         We intend to pay our Independent Directors the following fees:

Annual retainer..................................................  $25,000
Annual retainer for committee chairmen...........................  $3,000
Fee for each board and committee meeting.........................  $2,000 (except for Mr. Harshfield, who will receive $6,000 for each board meeting and $2,000 for each committee meeting)


         We will reimburse all non-employee directors for expenses incurred to attend meetings of the board of directors or committees. In addition, upon joining the Board, Mr. Harshfield received options to purchase 250,000 shares of our common stock at an exercise price of $10.00, Mr. Kraemer and Mr. Wesselink each received options to purchase 75,000 shares of our common stock at the same exercise price; Mr. Wageman received options to purchase 75,000 shares of our common stock at an exercise price of $10.10. These grants were not made under our Stock Plan.


EXECUTIVE COMPENSATION

         The following table sets forth the total compensation paid or accrued by us during the last fiscal year to our Chief Executive Officer and our four most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                                                                  LONG TERM
                                                                                  ANNUAL COMPENSATION           COMPENSATION
                                                                                 ---------------------     ----------------------
                                                                                                                          LTIP
NAME AND TITLE                                                          YEAR      SALARY        BONUS       SAR(1)     PAYOUTS(2)
----------------------------------------------------------------------- ----     --------      -------     -------     ----------
Michael L. Sawyer, Director and Chief Executive Officer..........       2000     $180,240      $77,658      $8,000      $175,502
Dennis G. Stowe, Director, President and Chief Operating Officer.       2000     $140,004      $62,242     $11,505      $107,229


                                       68

Robert G. Partlow, Director, Executive Vice President, Chief
   Financial Officer and Treasurer...............................       2000     $128,715      $57,338          --       $49,678
Frederick R. Elflein, Jr., Senior Vice President -- Retail Division     2000     $122,460     $107,665          --            --
Bradley D. Adams, Senior Vice President -- Capital Markets.......       2000     $102,531      $55,000          --       $24,188
----------------------

(1) Monetized stock appreciation rights from previous owner of our business.

(2) Long term incentive plan payments distributed from Dominion Resources's utility growth plan. None of the named executive officers received perquisites or benefits that met or exceeded the lesser of $50,000 or 10% of his respective salary plus bonus payments.

EMPLOYMENT AGREEMENTS

         We have entered into employment agreements with Messrs. Sawyer, Stowe, and Partlow for a three-year term, which automatically renew for successive one-year terms. The employment agreements require each of them to devote their best efforts to our interests and business and prohibit them from disclosing information, competing with us, and soliciting employees for specified periods after termination of employment. Under the terms of these employment agreements, we will pay to each of Messrs. Sawyer and Stowe an annual salary of $325,000. Mr. Partlow will receive an annual salary of $250,000. The employment agreements also provide each of them with an annual bonus of up to 100% of base salary as determined by the compensation committee based upon their performance and our performance for the prior fiscal year. We also extend to each of our executive officers specified benefits and reimbursement of expenses.

         The employment agreements with Messrs. Sawyer, Stowe, and Partlow provide that in the event the executive officer is terminated other than for cause or resigns for good reason, we will pay to that executive 24 months of severance equal to the executive's monthly base salary plus maximum eligible bonus, accelerate the vesting of all stock option grants, and provide other specified benefits.

BENEFIT PLANS

         2001 STOCK INCENTIVE PLAN. Our 2001 Stock Incentive Plan (Stock Plan) was adopted by our board of directors on May 31, 2001, and approved by our sole stockholder on May 31, 2001. The purpose of the plan is to promote our long-term success by attracting and retaining employees, non-employee directors, and consultants and encouraging such individuals to focus on our long-range goals by allowing such individuals to acquire a stake in us. Under the plan, eligible recipients may be awarded options to purchase shares of our common stock. They may also be awarded restricted common stock, stock appreciation rights, or unit awards based on the value of our common stock (collectively, Awards).

         The compensation committee administers the plan. The compensation committee has full authority to select the recipients of Awards, to decide when Awards are to be made, to determine the number of shares of common stock included in each Award (subject to certain limitations), and to establish the vesting requirements and other features and conditions of the Awards, which are to be set forth in the Award agreement between the recipient and us. The compensation committee also interprets the plan and makes all other decisions relating to its operation. Decisions of the compensation committee are final and binding. Employees, non-employee directors, and consultants or advisers who provide services to us are eligible to participate in the plan. The compensation committee in its sole discretion, however, selects the actual recipients of Awards.


         The maximum number of shares of our common stock issuable over the term of the plan is the greatest of 2,998,556, 10.69% of the total number of issued and outstanding shares of common stock, or the maximum number that has been previously awarded under the Stock Plan. The total number of shares available, including the annual adjustment to the 10.69% cap, may not exceed 6,000,000 over the terms of the Stock Plan subject to adjustment for certain changes in the number of our outstanding shares. Such shares may be authorized but unissued shares or treasury shares. As of January 1 of each year, commencing after the effective date of the initial public offering of our common stock or registration of our common stock under the Securities Act, the aggregate number of shares that may be awarded under the plan will be automatically adjusted so that the total number of shares available under the plan equals 10.69% of the total number of shares of common stock issued and outstanding, as of that date.


         If restricted shares or shares of common stock issued upon the exercise of options are forfeited, then the shares will again become available for Awards (except incentive stock options). If stock units, options, or stock appreciation rights are forfeited or terminate for any other reason before being exercised, then the corresponding shares of common stock will again become available for Awards under the plan. If stock units are settled or stock appreciation rights are exercised, then only the number of shares of common stock (if any) actually issued in settlement of such stock units or stock appreciation rights will reduce the number available for Awards under the plan.

         As of November 15, 2001, options exercisable for an aggregate of 2,738,000 shares of common stock were outstanding pursuant to this plan of which 2,185,000 are at an exercise price of $10.00 per share, and 553,000 are at an exercise price of $10.10.


         This summary of the Stock Plan does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Stock Plan, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is part.


         2001 EMPLOYEE STOCK PURCHASE PLAN. Our 2001 Employee Stock Purchase Plan was adopted by our board of directors and received stockholder approval in October 2001. The purchase plan authorizes the issuance of up to a total of 1,000,000 shares of our common stock to participating employees. The 1,000,000 share aggregate limitation shall be adjusted proportionately for any increase or decrease in the number of outstanding shares of our stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any similar increase or decrease in outstanding shares effected without receipt or payment of consideration by us.



         All of our employees, including our directors who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year, are eligible to participate in the purchase plan. Employees who would immediately after any purchase of stock own 5% or more of the total combined voting power or value of our stock or that of any subsidiary are not eligible to participate.



         On the first day of a designated payroll deduction period, or offering period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock as follows: the employee may authorize up to 15% of his or her base pay to be deducted by us from his or her base pay during the offering period and credited to her account. On the last day of this offering period, each participating employee who has not exercised their withdrawal rights purchases shares, at the purchase price, to the extent of the accumulated payroll deductions in his account. Under the terms of the purchase plan, the purchase price is an amount equal to 85% of the last transaction price per share of our common stock on the last trading day of the offering period. In no event may an employee purchase in any one-year period shares that exceeds $25,000 in fair market value, based on the average market price of a share of our common stock for the applicable period, determined as provided in the purchase plan.


         An employee who is not a participant on the last day of the offering period is not entitled to purchase any shares, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has a right to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.


         The purchase plan also allows a one-time purchase by any eligible employee, within ten business days after the effective date of the purchase plan, of any number of shares (subject to the $25,000 fair market value limitation) by means of a cash payment. The price for any such initial purchase shall be eighty-five percent of the fair market value of the shares, determined as provided in the purchase plan, on the tenth business day after such the effective date.


         Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group or by our non-executive employees as a group.

         This summary of the Purchase Plan does not purport to be complete and is subject to, and qualified in its entirety by reference to all of the provision of the Purchase Plan, and copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is part.

         401(k) PLAN. In August 2001, we adopted an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         We did not have a compensation committee until July 2001. No member of our compensation committee is an officer or employee. No inter-banking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationships existed in the past.

INDEMNIFICATION AND LIMITATION ON LIABILITY; INSURANCE

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify certain of its officers, directors, employees and agents. Our amended and restated certificate of incorporation (our charter) provides that we will indemnify, to the fullest extent permitted under Delaware law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved because such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

         In addition to the indemnification obligations set forth in our charter, we have entered into indemnification agreements with each of our directors containing substantially those same indemnification provisions as in our charter.

         We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers because of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We have been advised that, in the opinion of the SEC, providing indemnification for liabilities arising under the Securities Act to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Our charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit). We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

                           RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS


         OPTION GRANTS TO NON-EMPLOYEE DIRECTORS, EXECUTIVE OFFICERS, AND KEY EMPLOYEES. In July 2001, we granted options to purchase shares of common stock to each of the officers and directors listed below. The exercise price of the options is $10.00 per share (except for the exercise for Mr. Wageman's options is $10.10 and was granted in October 2001) and the options vest over a four-year period. The grants to Messrs. Harshfield, Kraemer, Wesselink, and Mr. Wageman were outside our Stock Plan, while those to our officers were pursuant to the Stock Plan.



                                                                                                                            NUMBER
                                                                                                                              OF
NAME                                                                                    TITLE                               SHARES
----------------------------------------------------------   -----------------------------------------------------------  ----------
Edward G. Harshfield......................................   Chairman of the Board                                           250,000
Richard A. Kraemer........................................   Vice Chairman of the Board                                       75,000
David D. Wesselink........................................   Director                                                         75,000
Thomas J. Wageman.........................................   Director                                                         75,000
Michael L. Sawyer.........................................   Chief Executive Officer, Director                               500,000
Dennis G. Stowe...........................................   President and Chief Operating Officer, Director                 500,000
Robert G. Partlow.........................................   Chief Financial Officer, Director                               400,000
David Dill................................................   Senior Vice President                                            75,000
Robert Eastep.............................................   Senior Vice President                                            75,000
Bradley Adams.............................................   Senior Vice President                                            75,000
Bruce Morris..............................................   Senior Vice President                                            60,000
Richard Shepherd..........................................   Senior Vice President                                            60,000
Frederick R. Elflein, Jr..................................   Senior Vice President                                            60,000
Thomas Conroy.............................................   Senior Vice President                                            60,000


         SALE OF STOCK TO OUR EXECUTIVES. On July 6, 2001, we sold 20,000 shares of common sock to Mr. Sawyer, for an aggregate purchase price of $200,000. On July 6, 2001, we sold 20,000 shares of common stock to Mr. Stowe, for an aggregate purchase price of $200,000. On July 6, 2001, we sold 10,000 shares of common stock to Mr. Partlow, for an aggregate purchase price of $100,000.

         FBR WARRANTS GRANT. On July 6, 2001, we granted warrants to Friedman, Billings Ramsey & Co., Inc. to purchase 1,200,000 million shares of our common stock with an exercise price of $10.00 per share. The warrant as exercisable for a period of five years. The warrant may not be transferred, sold, assigned, or hypothecated for a period of one year from July 6, 2001, except to officers or partners of Friedman, Billings Ramsey & Co., Inc.

         We believe that all of the transactions described above were in our best interests and on terms no less favorable to us than could have been obtained from unaffiliated third parties. All of our securities referenced above were purchased or sold at prices equal to the fair market value of such securities, as determined by our board of directors, on the date of issuance.

         Our board of directors has adopted the policy that all future transactions, including loans between our officers, directors, principal stockholders and their respective affiliates and us, will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the total number and percentage of our shares of common stock beneficially owned as of November 15, 2001 and that will be owned immediately following the close of this offering by: (1) each director; (2) each of our chief executive officer and our other four most highly compensated executive officers; and (3) all executive officers and directors as a group. Except as otherwise noted below, the address of each of the persons in the table is c/o Saxon Capital, Inc., 4880 Cox Road, Glen Allen, Virginia 23060.


                                                                                      SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                                                          OWNED PRIOR              OWNED AFTER
                                                                                        TO THE OFFERING          THE OFFERING(2)
                                                                                     -----------------------  ---------------------
BENEFICIAL OWNER(1)                                                                    NUMBER       PERCENT     NUMBER     PERCENT
-------------------                                                                  ------------  ---------
Friedman, Billings, Ramsey & Co., Inc.(3).......................................      3,168,345      10.83%          0          0%
Franklin Mutual Shares(4).......................................................      3,100,000      10.60%          0          0%
Viking Capital (5)..............................................................      2,000,000       6.84%          0          0%
Wasatch Advisors(6).............................................................      1,843,929       6.30%          0          0%
Boston Partners(7)..............................................................      1,650,000       5.64%          0          0%
Michael L. Sawyer...............................................................         20,100           *          0          0%
Dennis G. Stowe.................................................................         20,000           *          0          0%
Edward G. Harshfield............................................................         10,000           *          0          0%
Richard A. Kraemer..............................................................         10,000           *          0          0%
Thomas J. Wageman...............................................................         10,000           *          0          0%
Robert G. Partlow...............................................................         10,000           *          0          0%
David Wesselink.................................................................          5,000           *          0          0%
Bradley D. Adams................................................................             --           *          0          0%
Frederick R. Elflein, Jr........................................................             --           *          0          0%
All executive officers and directors as a group (nine persons)..................         78,100           *          0          0%
----------------------

*        Less than 1%.

(1) Unless otherwise indicated, each of the stockholders named in this table has the sole voting and dispositive power with respect to the shares shown as beneficially owned.

(2) Assumes that each of these stockholders will sell all of its shares available for sale during the effectiveness of the registration statement of which this prospectus is a part. These stockholders are not required to sell their shares.



(3) Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209. Includes 1,080,000 shares issuable upon exercise of warrants and the shares owned by the following affiliates of FBR: 1,000,000 shares owned by FBR Asset Investment Corporation; 200,000 owned by RNR LLC;
         450,000 shares owned by FBR Private Equity Fund L.P.; 200,000 shares held by FBR Weston LP; 50,000 shares owned by Jon Billings; 10,000 shares owned by Rock Tonkel, a warrant to purchase 65,000 shares held by Rock Tonkel, and a warrant to purchase 22,500 shares held by Henry Fan. FBR has entered into a voting agreement with us, see "Description of Capital Stock--Voting Agreement".


(4) 51 J.F.K. Parkway, Short Hills, New Jersey 07078. Includes the shares owned by the following affiliates: 2,340,000 shares owned by Mutual Qualified Fund and 760,000 shares owned by Mutual Financial Services Fund.


(5) 280 Park Avenue, 36th Floor, New York, NY 10017. Includes shares owned by affiliates: 1,125,000 shares owned by Viking Global Equity, LP and 875,000 shares owned by Viking Global Equity III Portfolio, LTD.


(6)      150 Social Hall Avenue, 4th Floor, Salt Lake City, Utah 84111.


(7)      28 State Street, 21st Floor, Boston, MA 02109.

                              SELLING STOCKHOLDERS


         The following table sets forth the number of shares of common stock owned by each of the selling stockholders as of November 15, 2001. To our knowledge, except as provided below, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares covered by this prospectus. Because the selling stockholders may offer all or some of the shares which they hold pursuant to the offering contemplated by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no definitive estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering and the following table has been prepared on the assumption that all options and warrants will be exercised and all shares of common stock offered hereby will be sold. The selling stockholders named below may offer the shares offered by this prospectus from time to time.


                                                                                         SHARES OWNED
                                                                 -----------------------------------------------------------------
                                                                  NUMBER        PERCENT       SHARES OWNED     NUMBER      PERCENT
                                                                  BEFORE         BEFORE         NUMBER          AFTER       AFTER
NAME OF STOCKHOLDER                                              OFFERING       OFFERING      OFFERED(1)      OFFERING    OFFERING
-------------------                                              --------       --------      ----------      --------    --------
Mutual Qualified Fund...................................         2,340,000        7.21%         2,340,000       0            0%
Wasatch Small Cap Fund..................................         1,733,900        5.34%         1,733,900       0            0%
Boston Properties Asset Mgt.............................         1,650,000        5.08%         1,650,000       0            0%
Wasatch Advisors........................................         1,615,000        5.07%         1,615,000       0            0%
Strome, Susskind & Co...................................         1,200,000        3.70%         1,200,000       0            0%
FBR Company(2)..........................................      1,180,845(3)        3.93%      1,180,845(3)       0            0%
Viking Global Equity, LP................................         1,125,000        3.47%         1,125,000       0            0%
Third Point.............................................         1,000,000        3.08%         1,000,000       0            0%
SAC Capital.............................................         1,000,000        3.08%         1,000,000       0            0%
Fineco..................................................         1,000,000        3.08%         1,000,000       0            0%
FBR Asset Investment Corp.(2)...........................         1,000,000        3.08%         1,000,000       0            0%
Merrill Lynch Asset Mgt.................................           897,200        3.08%           897,200       0            0%
Viking Global Equity III Portfolio, LTD.................           875,000        2.70%           875,000       0            0%
Mutual Financial Services Fund..........................           760,000        2.34%           760,000       0            0%
Robertson, Stephens Invest..............................           750,000        2.31%           750,000       0            0%
Dominion Capital, Inc...................................           700,000        2.16%           700,000       0            0%
Oppenheimer Funds.......................................           700,000        2.16%           700,000       0            0%
First Eagle Fund of America.............................           600,000        1.85%           600,000       0            0%
Michael L. Sawyer(4)....................................        520,100(5)        1.60%        520,100(5)       0            0%
Dennis G. Stowe(6)......................................        520,000(5)        1.60%        520,000(5)       0            0%
Millenium...............................................           500,000        1.54%           500,000       0            0%
IDS Financial Services..................................           500,000        1.54%           500,000       0            0%
FBR Private Equity Fund LP(2)...........................           450,000        1.39%           450,000       0            0%
Robert G. Partlow(7)....................................        410,000(8)        1.26%        410,000(8)       0            0%
Sunova Capital..........................................           400,000        1.23%           400,000       0            0%
Swiss Life (UK) P.L.C...................................           370,000        1.14%           370,000       0            0%
MFP Partners, LP........................................           328,500        1.01%           328,500       0            0%
Putnam Companies........................................           300,000            *           300,000       0            0%
Dierberg................................................           300,000            *           300,000       0            0%
Eubel, Brady & Suttman..................................           281,330            *           281,330       0            0%
York Investment Limited.................................           272,874            *           272,874       0            0%
Edward G. Harshfield(9).................................       260,000(10)            *       260,000(10)       0            0%
Greenlight Capital......................................           250,000            *           250,000       0            0%
RNR LLC(2)..............................................           200,000            *           200,000       0            0%
Frorer Partners.........................................           200,000            *           200,000       0            0%
FBR Westen LP(2)........................................           200,000            *           200,000       0            0%
Knott Partners, L.P.....................................           200,000            *           200,000       0            0%
MIL Par Fund US.........................................           198,300            *           198,300       0            0%
First Security Bank Commingle Investment Fund for
   Qualified Employee Benefits Plan.....................           170,000            *           170,000       0            0%
Banco Desio.............................................           150,000            *           150,000       0            0%
Yale University Separate Account........................           121,500            *           121,500       0            0%
York Capital Management, L.P............................           121,098            *           121,098       0            0%
Greenlight Capital Qualified, LP........................           103,000            *           103,000       0            0%
Greenlight Capital Offshore, LTD                                   102,800            *           102,800       0            0%
New South Capital.......................................           100,000            *           100,000       0            0%
Riggs Partners..........................................           100,000            *           100,000       0            0%
4-G Investment Group....................................           100,000            *           100,000       0            0%
Fountainhead Special Value Fund.........................           100,000            *           100,000       0            0%
Gabriel Capital Execution...............................           100,000            *           100,000       0            0%
Rath Foundation, Inc....................................           100,000            *           100,000       0            0%
York Select, L.P........................................           100,000            *           100,000       0            0%

Royal Capital Value Fund, LTD...........................            97,500            *            97,500       0            0%
Central States, Southeast & Southwest Areas Pension Fund            93,400            *            93,400       0            0%
Pennant Offshore Partners, LTD..........................            91,540            *            91,540       0            0%
York Pacific Investors Unit Trust.......................            85,038            *            85,038       0            0%
Richard A. Kraemer(11)..................................        85,000(12)            *        85,000(12)       0            0%
Thomas J. Wageman.......................................        85,000(12)            *        85,000(12)       0            0%
David Dill(14)..........................................    82,500(12)(18)            *    82,500(12)(18)       0            0%
Robert Eastep(14).......................................    82,500(12)(18)            *    82,500(12)(18)       0            0%
Bradley Adams(14).......................................    82,500(12)(18)            *    82,500(12)(18)       0            0%
David Wesselink(13).....................................        80,000(12)            *        80,000(12)       0            0%
Sterling Grace Capital..................................            75,000            *            75,000       0            0%
Piedmont Partners.......................................            75,000            *            75,000       0            0%
McColl Partners Limited.................................            75,000            *            75,000       0            0%
Harvest Partners II, LP.................................            75,000            *            75,000       0            0%
King Investment Advisors................................            75,000            *            75,000       0            0%
Riggs Partners..........................................            75,000            *            75,000       0            0%
J. Rock Tonkel(2).......................................        75,000(26)            *        75,000(26)       0            0%
Delta Institutional, L.P................................            69,000            *            69,000       0            0%
Bruce Morris(14)........................................    67,500(15)(18)            *    67,500(15)(18)       0            0%
Richard Shepherd(14)....................................    67,500(15)(18)            *    67,500(15)(18)       0            0%
Frederick R. Elflein, Jr.(14)...........................    67,500(15)(18)            *    67,500(15)(18)       0            0%
Thomas Conroy(14).......................................    67,500(15)(18)            *    67,500(15)(18)       0            0%
Jeff Haar(14)...........................................            67,500            *            60,000       0            0%
Wayne Biver(16).........................................            67,500            *            60,000       0            0%
Common Fund Hedged Equity Co............................            66,000            *            66,000       0            0%
MIL Shareholder's Fund..................................            63,200            *            63,200       0            0%
Reams Asset Mgt.........................................            60,000            *            60,000       0            0%
Shaar Fund..............................................            60,000            *            60,000       0            0%
MIL Par Fund Ancillary US Fund..........................            58,600            *            58,600       0            0%
Iridian Partners Fund, LLP..............................            52,500            *            52,500       0            0%
Gabriel Capital Execution...............................            50,000            *            50,000       0            0%
RAS Asset Mgmt..........................................            50,000            *            50,000       0            0%
Jon Billings(2).........................................            50,000            *            50,000       0            0%
Morgan Family Trust.....................................            50,000            *            50,000       0            0%
The Peters 1990 Trust...................................            50,000            *            50,000       0            0%
John Trapp(16)..........................................    50,000(17)(19)            *    50,000(17)(19)       0            0%
Jeffrey Parkhurst(16)...................................    50,000(17)(19)            *    50,000(17)(19)       0            0%
Charles Small(16).......................................    50,000(17)(19)            *    50,000(17)(19)       0            0%
MJJM LLC................................................            50,000            *            50,000       0            0%
Matterhorn Offshore Fund, LTD...........................            48,000            *            48,000       0            0%
Iridian Investors, LP...................................            47,500            *            47,500       0            0%
Lonna Cross(16).........................................    47,500(17)(18)            *    47,500(17)(18)       0            0%
Jeffrey Coward(16)......................................    47,500(17)(18)            *    47,500(17)(18)       0            0%
Delta Offshore, LTD.....................................            45,000            *            45,000       0            0%
Greenlight Capital, LP..................................            44,200            *            44,200       0            0%
Halladay Family Trust...................................            40,000            *            40,000       0            0%
Wray & Todd Interests, LTD..............................            40,000            *            40,000       0            0%
Bruce Slavon............................................            40,000            *            40,000       0            0%
Herbert H. Slattery(17).................................            40,000            *            40,000       0            0%
Royal Capital Value Fund (QP) LP........................            36,300            *            36,300       0            0%
Delta Onshore, L.P......................................            36,000            *            36,000       0            0%
Pennant Onshore Partners, LP............................            31,685            *            31,685       0            0%
Pergament Advisors......................................            30,000            *            30,000       0            0%
George Karfunkle........................................            30,000            *            30,000       0            0%
Ritchie Slone...........................................            30,000            *            30,000       0            0%

Fieler Trust............................................            30,000            *            30,000       0            0%
RAS Investments.........................................            30,000            *            30,000       0            0%
Woody Creek Trust.......................................            30,000            *            30,000       0            0%
Steven Rothstein........................................            30,000            *            30,000       0            0%
Asset Management Holdings, Inc..........................            26,775            *            26,775       0            0%
Manulife Canadian Staff Pension Plan....................            26,600            *            26,600       0            0%
E&P Cabot Global Multisyle Fund.........................            25,500            *            25,500       0            0%
TCS Partners............................................            25,000            *            25,000       0            0%
Mongram Special Equity Fund.............................            25,000            *            25,000       0            0%
William Haslan..........................................            25,000            *            25,000       0            0%
Daniel Gridley..........................................            25,000            *            25,000       0            0%
Nancy Gridley...........................................            25,000            *            25,000       0            0%
Ron Kazel(2)............................................        22,500(27)            *        22,500(27)       0            0%
Henry Fan(2)............................................        22,500(27)            *        22,500(27)       0            0%
Lowe Interest...........................................            22,000            *            22,000       0            0%
York Institutional Partners, L.P........................            20,990            *            20,990       0            0%
Clark Gridley...........................................            20,000            *            20,000       0            0%
Darell Krasnoff Trust...................................            20,000            *            20,000       0            0%
David Rosenberg.........................................            20,000            *            20,000       0            0%
Davide E. Sorensen 1995 Trust...........................            20,000            *            20,000       0            0%
Dennis Mykytyn, Roth IRA................................            20,000            *            20,000       0            0%
Michael and Jodi Powers Revocable Trust.................            20,000            *            20,000       0            0%
Norman Rothstein........................................            20,000            *            20,000       0            0%
John P. Lindberg........................................        20,000(20)            *        20,000(20)       0            0%
Jennifer Lee............................................        20,000(20)            *        20,000(20)       0            0%
BH & Associates PSTT....................................            19,000            *            19,000       0            0%
Bert Fingerhut..........................................            19,000            *            19,000       0            0%
Manulife Global International Growth Fund...............            18,100            *            18,100       0            0%
Barnett Gershen.........................................            17,700            *            17,700       0            0%
Bill Ham................................................            17,000            *            17,000       0            0%
Idnani & Associates, LP.................................            17,000            *            17,000       0            0%
R.J. Gallagher, IRA.....................................            17,000            *            17,000       0            0%
Rajesh Idnani...........................................            16,000            *            16,000       0            0%
The Julian Living Trust.................................            16,000            *            16,000       0            0%
Chaya Unger.............................................            15,000            *            15,000       0            0%
Frank Flautt, Jr........................................            15,000            *            15,000       0            0%
Mason Family Trust......................................            15,000            *            15,000       0            0%
National Fire & Casualty................................            15,000            *            15,000       0            0%
Thomas Sachs Morgan Revocable Trust.....................            15,000            *            15,000       0            0%
Eric Jensen.............................................        15,000(21)            *        15,000(21)       0            0%
Lynn N. Smith...........................................        15,000(21)            *        15,000(21)       0            0%
Debra L. Watson.........................................        15,000(21)            *        15,000(21)       0            0%
First Source Common Trust...............................            14,000            *            14,000       0            0%
Y&H Soda Foundation.....................................            13,429            *            13,429       0            0%
Henry Ripp..............................................            17,500            *            17,500       0            0%
Charles & Julie Requadt.................................            12,000            *            12,000       0            0%
Fountainhead Kaleidscope Fund...........................            12,000            *            12,000       0            0%
H.J. Foster, IRA........................................            11,500            *            11,500       0            0%
James Lee...............................................            10,500            *            10,500       0            0%
David & Rachel Eidelman.................................            10,000            *            10,000       0            0%
Kylher Investments, 85-1 LTD............................            10,000            *            10,000       0            0%
Mary M. Kelly...........................................            10,000            *            10,000       0            0%
Michael Powers, IRA R/O.................................            10,000            *            10,000       0            0%
Ramay Securities, LTD...................................            10,000            *            10,000       0            0%
Donald Drapkin..........................................            10,000            *            10,000       0            0%
Sylvester E. Stallone...................................            10,000            *            10,000       0            0%

Allan Rothstein.........................................            10,000            *            10,000       0            0%
Gary Kaplowitz..........................................            10,000            *            10,000       0            0%
Gregory Giebel..........................................            10,000            *            10,000       0            0%
Patricia Moody..........................................        10,000(19)            *        10,000(19)       0            0%
Kelly O'Bannon..........................................        10,000(19)            *        10,000(19)       0            0%
Michael Bonanni(2)......................................        10,000(28)            *        10,000(28)       0            0%
MIL Non Par Fund US.....................................             9,700            *             9,700       0            0%
Royal Capital Managed Account...........................             8,600            *             8,600       0            0%
Martin Hirschhorn.......................................             8,400            *             8,400       0            0%
Kylher Investments, LP 1994.............................             8,000            *             8,000       0            0%
Shirley Rabke...........................................             8,000            *             8,000       0            0%
Trinkaus & Burkhardt International......................             8,000            *             8,000       0            0%
Royal Capital Value Fund, LP............................             7,600            *             7,600       0            0%
Christopher H. Brooks...................................         7,500(18)            *         7,500(18)       0            0%
Joan Dolce..............................................         7,500(18)            *         7,500(18)       0            0%
Matthew W. Grey.........................................         7,500(18)            *         7,500(18)       0            0%
Michael R. Hagan........................................         7,500(18)            *         7,500(18)       0            0%
Timothy B. Hoffman......................................         7,500(18)            *         7,500(18)       0            0%
Timothy R. Masten.......................................         7,500(18)            *         7,500(18)       0            0%
Deanna H. Patterson.....................................         7,500(18)            *         7,500(18)       0            0%
John L. Rojas...........................................         7,500(18)            *         7,500(18)       0            0%
Jennifer Sebastian......................................         7,500(18)            *         7,500(18)       0            0%
Craig Timmons...........................................         7,500(18)            *         7,500(18)       0            0%
Marguerite S. Tyre......................................         7,500(18)            *         7,500(18)       0            0%
Ernest G. Bretana.......................................         7,500(18)            *         7,500(18)       0            0%
John Cox................................................         7,500(18)            *         7,500(18)       0            0%
Ellen Hall..............................................         7,500(18)            *         7,500(18)       0            0%
Lynette Anderson........................................         7,500(18)            *         7,500(18)       0            0%
Susan Figiel............................................         7,500(18)            *         7,500(18)       0            0%
Jeffrey A. Franz........................................         7,500(18)            *         7,500(18)       0            0%
Nicholas F. Heedley.....................................         7,500(18)            *         7,500(18)       0            0%
Mary Jacque Thompson....................................         7,500(18)            *         7,500(18)       0            0%
Donna Gosbee............................................         7,500(18)            *         7,500(18)       0            0%
Debra K. Williams.......................................         7,500(18)            *         7,500(18)       0            0%
John Massey.............................................         7,500(18)            *         7,500(18)       0            0%
Vera Hirschhorn, IRA....................................             7,350            *             7,350       0            0%
Greg Kung...............................................             6,800            *             6,800       0            0%
Kenneth Miller..........................................             6,000            *             6,000       0            0%
Will and Orma Hodges, JT/WROS...........................             6,000            *             6,000       0            0%
John Akridge............................................             6,000            *             6,000       0            0%
Wylie and Rosilind Barrow...............................             6,000            *             6,000       0            0%
Christine Mills.........................................         5,500(22)            *         5,500(22)       0            0%
Brandon T. Moore........................................         5,500(22)            *         5,500(22)       0            0%
Bobbie J. Roberts.......................................         5,500(22)            *         5,500(22)       0            0%
L. Craig Bashinski......................................         5,500(22)            *         5,500(22)       0            0%
Flautt Family, Inc......................................             5,000            *             5,000       0            0%
Jim Dierberg............................................             5,000            *             5,000       0            0%
Kenneth Naehu...........................................             5,000            *             5,000       0            0%
Leja Scheinwexler & Chaya Unger, JT/WROS................             5,000            *             5,000       0            0%
Michael Katz............................................             5,000            *             5,000       0            0%
Peter C. Stearns........................................             5,000            *             5,000       0            0%
Turnberry...............................................             5,000            *             5,000       0            0%
Stephen Zawadzke........................................         5,000(25)            *         5,000(25)       0            0%
Marcell Kranzberg Revocable Trust.......................             4,000            *             4,000       0            0%
Alexander Bistricer.....................................             4,000            *             4,000       0            0%
William Hodges, IRA.....................................             4,000            *             4,000       0            0%

Louis Scowcroft Peery Charitable Foundation.............             3,200            *             3,200       0            0%
King Investment Advisors, Inc. Profit Sharing Plan......             3,000            *             3,000       0            0%
Pat H. Swanson..........................................             3,000            *             3,000       0            0%
James Bowman............................................             3,000            *             3,000       0            0%
Maria Anton Bashinski...................................         3,000(23)            *         3,000(23)       0            0%
Matthew Lambert.........................................         3,000(23)            *         3,000(23)       0            0%
Sandra DeLagrange.......................................         3,000(23)            *         3,000(23)       0            0%
Shari Meyer.............................................         3,000(23)            *         3,000(23)       0            0%
David L. Ferguson.......................................         3,000(23)            *         3,000(23)       0            0%
Phillip M. King.........................................         3,000(23)            *         3,000(23)       0            0%
Lee D. Lieberg..........................................         3,000(23)            *         3,000(23)       0            0%
Ronald L. Mitchell......................................         3,000(23)            *         3,000(23)       0            0%
Barbara Morton..........................................         3,000(23)            *         3,000(23)       0            0%
Michael Murphy..........................................         3,000(23)            *         3,000(23)       0            0%
Vickie C. Papilaris.....................................         3,000(23)            *         3,000(23)       0            0%
Victor G. Rodgers.......................................         3,000(23)            *         3,000(23)       0            0%
Meg Anne Rosenberg......................................         3,000(23)            *         3,000(23)       0            0%
Susan S. Schneider......................................         3,000(23)            *         3,000(23)       0            0%
E. Lee Varnadore........................................         3,000(23)            *         3,000(23)       0            0%
Lynn A. Winfree.........................................         3,000(23)            *         3,000(23)       0            0%
Julie Woodley...........................................         3,000(23)            *         3,000(23)       0            0%
Andrew Berman...........................................         3,000(23)            *         3,000(23)       0            0%
Theresa Dahland.........................................         3,000(23)            *         3,000(23)       0            0%
Sherri R. Deringer......................................         3,000(23)            *         3,000(23)       0            0%
Jeffrey Humphries.......................................         3,000(23)            *         3,000(23)       0            0%
Judy K. Johnson.........................................         3,000(23)            *         3,000(23)       0            0%
Tracy Leckie............................................         3,000(23)            *         3,000(23)       0            0%
Frank Pangelinan........................................         3,000(23)            *         3,000(23)       0            0%
Joseph W. Wilkinson.....................................         3,000(23)            *         3,000(23)       0            0%
Pam Lumpkin.............................................         3,000(23)            *         3,000(23)       0            0%
Joe Wright..............................................         3,000(23)            *         3,000(23)       0            0%
Tahir Kahn..............................................         3,000(23)            *         3,000(23)       0            0%
Patricia Ayers..........................................         3,000(23)            *         3,000(23)       0            0%
Michael Trombley........................................         3,000(23)            *         3,000(23)       0            0%
Judy Bliss..............................................         3,000(23)            *         3,000(23)       0            0%
Michael Myers...........................................         3,000(23)            *         3,000(23)       0            0%
John Olson..............................................             2,500            *             2,500       0            0%
Scott Vick..............................................         2,500(24)            *         2,500(24)       0            0%
Mary Douglas Erickson...................................         2,500(24)            *         2,500(24)       0            0%
Joyce Collins...........................................         2,500(24)           *          2,500(24)       0            0%
Adele Reby Trust........................................             2,000            *             2,000       0            0%
John Devine.............................................             2,000            *             2,000       0            0%
William Nicoll..........................................             2,000            *             2,000       0            0%
Ken Kranzberg, IRA......................................             1,500            *             1,500       0            0%
Ken S. Kranzberg Rev Trust..............................             1,500            *             1,500       0            0%
Blair Fingerhut.........................................             1,000            *             1,000       0            0%
Adele Reby..............................................             1,000            *             1,000       0            0%
Additional selling stockholders(40)**
   Total................................................        32,463,100                     32,463,100
                                                              ============                   ============


--------------------------
*        Less than 1%

** Represents additional selling stockholders who hold in the aggregate less than 1% of our outstanding shares on a fully diluted basis prior to and after the offering.

(1) This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(2) An affiliate of Friedman, Billings, Ramsey & Co., Inc. who served as the initial purchaser in our 144A Offering. See "Business--144A Offering."
(3)      Includes a warrant to purchase 1,080,000 shares
(4)      Our CEO and Director.
(5) Includes an option to purchase 500,000 shares. The option vests over a four-year period.
(6)      Our President, COO, and Director.
(7)      Our CFO, Executive Vice President, and Director
(8) Includes an option to purchase 400,000 shares. The option vests over a four-year period.
(9)      Our Chairman of the Board
(10) Includes an option to purchase 250,000 shares. The option vests over a four-year period.
(11)     Our Vice Chairman of the Board
(12) Includes an option to purchase 75,000 shares. The option vests over a four-year period.
(13)     Our Director.
(14)     Our Senior Vice President
(15) Includes an option to purchase 60,000 shares. The option vests over a four-year period.
(16)     Our Vice President
(17) Includes an option to purchase 40,000 shares. The option vests over a four-year period.
(18) Includes an option to purchase 7,500 shares. The option vests over a four-year period.
(19) Includes an option to purchase 10,000 shares. The option vests over a four-year period.
(20) Includes an option to purchase 20,000 shares. The option vests over a four-year period.
(21) Includes an option to purchase 15,000 shares. The option vests over a four-year period.
(22) Includes an option to purchase 5,500 shares. The option vests over a four-year period.
(23) Includes an option to purchase 3,000 shares. The option vests over a four-year period.
(24) Includes an option to purchase 2,500 shares. The option vests over a four-year period.
(25) Includes an option to purchase 5,000 shares. The option vests over a four-year period.
(26)     Includes a warrant to purchase 65,000 shares.
(27)     Includes a warrant to purchase 22,500 shares.
(28)     Includes a warrant to purchase 10,000 shares.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


         Our amended and restated certificate of incorporation (our charter) provides that we are authorized to issue 100,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of November 15, 2001, there were 28,050,100 shares of our common stock outstanding held by approximately 150 stockholders. This number excludes the 4,413,000 shares of common stock issuable upon the exercise of warrants held by Friedman, Billings, Ramsey & Co., Inc., and upon the exercise of options held by employees and directors.


COMMON STOCK

         Stockholders are entitled to one vote for each share of common stock held of record on all matters on which stockholders are entitled or permitted to vote. The common stock does not have cumulative voting rights in the election of directors. As a result, holders of a majority of the shares of common stock voting for the election of directors can elect all the directors standing for election.

         Holders of the common stock are entitled to receive dividends out of funds legally available for payment of dividends when and if declared from time to time by the board of directors. If we liquidate, dissolve, or wind up, the holders of the common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of holders of any then outstanding preferred stock. The common stock has no preemptive, subscription, or conversion rights, and there are no redemption or sinking fund provisions in our charter. The rights, preferences, and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future. The issued and outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

         The board of directors may issue preferred stock in different series and classes and fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences, and other rights and preferences of preferred stock not in conflict with our charter or Delaware law. There currently are no shares of preferred stock outstanding, and the board of directors has no present plans to issue any shares of preferred stock. The board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of holders of common stock. The issuance of shares of preferred stock might have the effect of delaying, deferring, or preventing a change in control of us.

CORPORATE GOVERNANCE PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

         We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law (Section 203). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the time that person became an interested stockholder unless:


         o the board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination before that person became an interested stockholder;


         o upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or


         o at or following the time at which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.


         Pursuant to Section 161 of the Delaware General Corporation Law, our board of directors may, without stockholder approval, issue shares of capital stock, which may have the effect of delaying, deferring or preventing a change of control of us. We have no plan or arrangement for the issuance of any shares of capital stock other than as described in this prospectus or in the ordinary course under the Stock Plan.

         Our charter, and amended and restated by-laws (our by-laws) provide that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from attempting to do so.

         Our charter and by-laws also provide that special meetings of the stockholders may only be called by the chairman of the board of directors, the chief executive officer, the president, or by the board of directors. Our by-laws provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

REGISTRATION RIGHTS


         In connection with the 144A Offering, we entered into a registration rights agreement with FBR, for the benefit of FBR and its direct and indirect transferees of 28 million of the shares issued and sold in that offering. We agreed to file with the SEC, as soon as practicable but in no event later than 120 days after the closing of the 144A Offering, either (1) a registration statement on the appropriate form under the Securities Act providing for the initial public offering of shares of our common stock (an IPO Registration Statement), which IPO Registration Statement will provide for the resale by the holders of shares sold such offering, or (2) a shelf registration statement on the appropriate form under the Securities Act then available to us providing for the resale pursuant to Rule 415 under the Securities Act from time to time by the holders of shares sold in this offering (a Shelf Registration Statement). We also agreed to keep this registration statement current and effective under the Securities Act, subject to certain exceptions, until the earliest of:



         o the second anniversary of the date of effectiveness of this registration statement,


         o the date on which the selling stockholders may sell all of the shares offered by this prospectus without registration or without regard to any volume limitations because of Rule 144(k) of the Securities Act, or


         o such time as all of the shares offered by this prospectus have been sold pursuant to this registration statement and or Rule 144 of the Securities Act. The registration rights agreement also covers the shares underlying the warrants issued to FBR in connection with that offering.


         Upon an underwritten offering pursuant to a registration statement filed in accordance with the registration rights agreement, the holders agree not to sell any remaining shares (other than under such registration statement) during a lock-up period (not to exceed 30 days before and 180 days following that offering) to be negotiated between the underwriters and us, subject to certain exceptions and limitations.

         We also agreed to certain restrictions on the registration rights we may grant to any other holder or prospective holder of our securities without the prior written consent of the holders of a majority of the then outstanding shares.

         This summary of the registration rights agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference to the registration statement of which this prospectus is part.

VOTING AGREEMENT

         On July 6, 2001, we entered into a voting agreement with FBR, whereby FBR granted us the right to vote the shares of our common stock held by FBR. Under the terms of the voting agreement we must vote such shares in the same proportion as the vote of all of our other common stockholders on such matter. This agreement terminates with respect to any share held by FBR on the date such share is sold by FBR, and terminates in its entirety upon the earlier of the date of all such shares are sold by FBR, or the date FBR notifies us that it and its affiliates own less than 9% of our common stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is American Stock Transfer & Trust Co.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of August 31, 2001, we have 28,050,100 shares of common stock outstanding. Additionally, as of November 15, 2001, options for the purchase of 3,213,000 shares of common stock had been granted to several of our employees and directors, and we have granted warrants to purchase 1,200,000 shares. The exercise price of 2,585,000 these options and all of the warrants is $10.00. The exercise price of 628,000 of these options is $10.10. All of these shares of common stock are being registered pursuant to the registration statement of which this prospectus is part.


         All of the shares of common stock sold by the selling stockholders will be freely tradable in the public market without restriction or limitation under the Securities Act, except for any shares purchased by any "affiliate" (as defined in the Securities Act) of ours. The shares of common stock that are held by our affiliates are "restricted shares' for purposes of Rule 144 under the Securities Act, and may not be sold by it other than in compliance with the registration requirements of the Securities Act or pursuant to an available exemption therefrom.

         In general, under Rule 144 as currently in effect, an affiliate of ours may sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the then outstanding shares of such class, or (2) the average weekly trading volume on the Nasdaq National Market during the four calendar weeks preceding the date on which a notice of sale is filed with the Securities and Exchange Commission with respect to the proposed sale. Sales under Rule 144 are subject to restrictions relating to the manner of sale, notice and the availability of current public information about the issuer. A person who has not been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate), would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions, notice or other requirements of Rule 144.


         In addition, we intend to file a registration statement on Form S-8 covering the issuance of 3,262,000 shares of common stock pursuant to our Stock Plan, 1,000,000 shares pursuant to our 2001 Employee Stock Purchase Plan, and 1,000,000 shares pursuant to our 401(k) Plan promptly after the effectiveness of this Registration Statement. Accordingly, these shares of common stock will be available for sale in the public market without restriction or limitation under the Securities Act, except for any shares held by an affiliate of ours. The number of shares available under the Stock Plan adjusts each January 1 after the effective date of the registration statement of which this prospectus is a part so that it equals 10.69% of the total number of share of common stock issued and outstanding. Assuming that none of the warrants or options are exercised and none of the shares reserved for issuance pursuant to either the 2001 Employee Stock Purchase Plan or 401(k) Plan are issued, on January 1, 2002, the number of shares available under the Stock Plan will remain at 2,998,555. Assuming, however, that the warrants and options are exercised before December 31, 2001, the number of shares available under the Stock Plan will increase to 3,470,305. The maximum aggregate number of shares available under the Stock Plan is 6 million shares.


         Messrs. Sawyer, Stowe, and Partlow have each agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable for any of our common stock or any right to acquire our common stock, before July 6, 2002, subject to certain exceptions. FBR, at any time, and without notice, may release all or any portion of the common stock subject to the foregoing lock-up agreements.


         We cannot predict the effect that any future sales of shares of common stock, or the availability of such shares for sale, will have on the market price of the common stock from time to time. We believe that sales of substantial numbers of shares of common stock, or the perception that such sales could occur, would adversely affect prevailing market prices of the common stock and our ability to raise capital in the future through the sale of additional securities.

                              PLAN OF DISTRIBUTION

         As used in this "Plan of Distribution," the term "selling stockholders" includes the selling stockholders named on page 89 and any permitted transferees or other successors-in-interest of shares received from a named selling stockholder who is a permitted assignee of the registration rights contained in the common stock purchase agreement after the date of this prospectus. The selling stockholders may sell the shares from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         The selling stockholders may sell the common stock directly to one or more purchasers (including pledgees) or through brokers, dealers, or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling stockholders may effect the distribution of the common stock in or more of the following methods:

         - ordinary brokers transactions, which may include long or short sales;

         - transactions involving cross or block trades or otherwise on the open market;

         - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

         - "at the market" to or through market makers or into an existing market for the common stock;

         - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         - through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

         - any combination of the above, or by any other legally available means.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

         In addition, the selling stockholders or successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or successors in interest may also enter into option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

         Brokers, dealers, underwriters, or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The selling stockholders may be, and any broker-dealers acting in connection with the sale of the common stock by this prospectus may be deemed to be, underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of common stock as principals may be underwriting compensation under the Securities Act. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We do not know of any existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock. We intend, however, to facilitate in the placing of blocks of shares with one or more large investors in the future whenever possible. Because the selling stockholders may be deemed underwriters within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. The SEC Staff is of the view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. Friedman, Billings, Ramsey & Co., Inc., one of the selling stockholders, is a registered broker-dealer. Franklin Mutual Shares, one of the selling stockholders, is an affiliate of Franklin Distributor, Inc., a registered broker-dealer. We will not pay compensation, discounts or commissions to any underwriter in connection with the securities being registered in this registration statement.

         The selling stockholders and any other persons participating in a distribution of securities will be subject to the rules, regulations, and applicable provisions of the Securities Exchange Act, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. The selling stockholders have, before any sales, agreed not to effect any offers or sales of the common stock in any manner other than as specified in this prospectus and not to purchase or induce others to purchase common stock in violation of Regulation M under the Exchange Act. All of the foregoing may affect the marketability of the securities offered by this prospectus.

         Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

         We cannot assure you that the selling stockholders will sell any or all of the shares of common stock offered by the selling stockholders.

         To comply with the securities laws of certain states, if applicable, the selling stockholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling stockholders may not sell the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


                                     EXPERTS

         The consolidated financial statements of SCI Services, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in this prospectus, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         McKee Nelson LLP will pass upon the validity of our common stock offered for sale in this prospectus for us.

      COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         We have been advised that, in the opinion of the SEC, indemnifying our directors, officers, and controlling persons for liabilities arising under the Securities Act of 1933 pursuant to our charter and bylaws, or otherwise, is against public policy as expressed in the Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building, 233 Broadway New York, New York. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

         Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with the requirements of the Securities Exchange Act, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referred to above.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                              PAGE
SAXON CAPITAL, INC. (SUCCESSOR)

Consolidated Balance Sheets as of September 30, 2001 (unaudited) (Successor) and December 31, 2000 (Predecessor)..........      F-2
Consolidated Statements of Operations for the period July 6, 2001 to September 30, 2001 (Successor), for the period
   January 1, 2001 to July 5, 2001 (Predecessor), for the nine months ended September 30, 2000 (Predecessor)..............      F-3
Consolidated Statements of Cash Flows for the period July 6, 2001 to September 30, 2001 (Successor), for the period
   January 1, 2001 to July 5, 2001 (Predecessor), and for the nine months ended September 30, 2000 (Predecessor)
   (unaudited)............................................................................................................      F-4
Notes to Consolidated Financial Statements (unaudited)....................................................................      F-6

SCI SERVICES, INC. (PREDECESSOR TO SAXON CAPITAL, INC.)

Independent  Auditors' Report.............................................................................................     F-15
Consolidated Balance Sheets as of December 31, 2000 and 1999..............................................................     F-16
Consolidated Statements of Operations for the years ended December 31, 2000, 1999 and 1998................................     F-17
Consolidated Statements of Stockholder's Equity for the years ended December 31, 1998, 1999 and 2000......................     F-18
Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998................................     F-19
Notes to Consolidated Financial Statements................................................................................     F-20

                               SAXON CAPITAL, INC.
                           CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                                        SUCCESSOR      PREDECESSOR
                                                                                                       SEPTEMBER 30,   DECEMBER 31,
                                                                                                          2001            2000
                                                                                                     ---------------  -------------
                                                                                                       (UNAUDITED)
ASSETS
Cash...........................................................................................            $2,259            $435
Accrued interest receivable....................................................................             3,430             443
Mortgage loans held  prior to securitization, net..............................................           506,604         105,214
Securitized loans, net.........................................................................           669,550              --
Interest-only residual assets..................................................................                --         298,415
Mortgage servicing rights, net.................................................................            36,814          47,834
Subordinate bonds..............................................................................                --          13,597
Servicing related advances.....................................................................            95,993          30,847
Furniture, fixtures and equipment, net.........................................................             4,395          11,311
  Predecessor goodwill, net....................................................................                --          46,095
Prepaid expenses...............................................................................             2,335           1,525
Income tax asset...............................................................................             3,156           4,759
Other assets...................................................................................            13,007          11,933
                                                                                                     ---------------  -------------
Total assets...................................................................................        $1,337,543        $572,408
                                                                                                     ===============  =============
LIABILITIES AND  STOCKHOLDERS' EQUITY
LIABILITIES:

Accrued interest payable.......................................................................              $780          $1,324
Payroll related liabilities....................................................................             2,466           3,992
Warehouse financing facilities.................................................................           398,939          88,225
Non-recourse financing.........................................................................           650,265              --
Notes payable..................................................................................            25,000              --
Due to Dominion Capital........................................................................                --          99,847
Deferred tax liability.........................................................................                --          31,539
Other liabilities..............................................................................             6,391           3,944
                                                                                                     ---------------  -------------
Total liabilities..............................................................................         1,083,841         228,871
                                                                                                     ---------------  -------------

Commitments and contingencies..................................................................                --              --

 STOCKHOLDERS' EQUITY:

Common stock, no par value, stated value $1 per share and 100 shares, authorized, issued and
   outstanding (Predecessor)...................................................................                --              --
Common stock, $0.01 par value per share, 100,000,000 shares authorized; 28,050,100 shares issued
   and outstanding (Successor).................................................................               281              --
Additional paid-in capital.....................................................................           258,360         294,113
(Accumulated deficit) retained earnings........................................................           (4,939)          49,424
                                                                                                     ---------------  -------------
 Total stockholders' equity....................................................................           253,702         343,537
                                                                                                     ---------------  -------------

Total liabilities and  stockholders' equity....................................................        $1,337,543        $572,408
                                                                                                     ===============  =============

   The accompanying notes are an integral part of these financial statements.

                               SAXON CAPITAL, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                   (UNAUDITED)


                                                            SUCCESSOR           PREDECESSOR

                                                             FOR THE       FOR THE
                                                           PERIOD JULY     PERIOD     FOR THE NINE
                                                           6, 2001 TO    JANUARY 1,   MONTHS ENDED
                                                            SEPTEMBER   2001 TO JULY    SEPTEMBER
                                                            30, 2001       5, 2001      30, 2000
                                                          ------------- ------------- -------------
REVENUES:

   Interest income.......................................      $18,437       $15,331       $30,733
   Interest expense......................................       (9,353)      (11,524)      (19,165)
                                                          ------------- ------------- -------------

      Net interest income before provision for loan loss.        9,084         3,807        11,568
   Provision for loan loss...............................       (5,430)       (8,423)       (2,944)
                                                          ------------- ------------- -------------

      Net interest income................................        3,654        (4,616)        8,624
   Gain on securitizations...............................           --        32,892        46,239
   Servicing income, net of  amortization................        5,128        16,550        19,076
                                                          ------------- ------------- -------------

      Total net revenues.................................       $8,782        44,826        73,939

EXPENSES:
   Payroll and related expenses..........................        8,312        25,220        24,879
   General and administrative expenses...................        6,576        16,684        20,748
   Depreciation and amortization.........................          919         3,736         5,476
   Impairment of residual assets, net....................           --         7,301       107,106
   Impairment of predecessor goodwill...................            --        44,963            --
   Other expense (income)................................        1,070       (1,962)         3,124
                                                          ------------- ------------- -------------

      Total expenses.....................................       16,877        95,942       161,333
   (Loss) income before taxes............................       (8,095)      (51,116)      (87,394)
   Income tax (benefit) expense..........................       (3,156)      (21,609)      (33,639)
                                                          ------------- ------------- -------------

   NET (LOSS) INCOME.....................................      $(4,939)     $(29,507)     $(53,755)
                                                          ============= ============= =============
EARNINGS PER COMMON STOCK:

   Average common shares.................................   28,050,100            --            --
   Basic and diluted earnings per common share...........        ($.18)           --            --

   OTHER COMPREHENSIVE INCOME (LOSS):
   Unrealized gain (loss) on residuals assets, net of tax
      of $-0-,$-0-, $2,496, $-0- and  $0                            --            --         6,400
                                                          ------------- ------------- -------------

   TOTAL COMPREHENSIVE (LOSS) INCOME.....................      $(4,939)     $(29,507)     $(47,355)
                                                          ============= ============= =============

   The accompanying notes are an integral part of these financial statements.

                               SAXON CAPITAL, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                   (UNAUDITED)


                                                                                         SUCCESSOR          PREDECESSOR

                                                                                          FOR THE       FOR THE
                                                                                        PERIOD JULY      PERIOD     FOR THE NINE
                                                                                        6, 2001 TO     JANUARY 1,   MONTHS ENDED
                                                                                         SEPTEMBER    2001 TO JULY    SEPTEMBER
                                                                                          30, 2001       5, 2001      30, 2000
                                                                                      -------------  ------------- --------------
OPERATING ACTIVITIES:
Net loss from operations.........................................................          $(4,939)     $(29,507)     $(53,755)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
   Depreciation and amortization.................................................             5,305        16,117        21,943
   Deferred income tax  benefit..................................................                --      (20,492)       (2,188)
   Permanent impairment on assets................................................                --        51,987        99,499
   Purchase of mortgage loans, including premiums................................                --   (1,224,885)   (1,588,057)
   Proceeds from securitization or sale of mortgage loans........................                --       661,456     1,539,039
   Principal collections and liquidations on mortgage loans......................                --         4,959        11,204
   Interest-only residual assets retained from securitizations...................                --      (37,711)      (72,959)
   Cash received from residuals..................................................                --        25,542        46,520
   Subordinate bonds sold........................................................                --            --        14,770
   Payments received on subordinate bonds........................................                --           462            --
   Capitalization of mortgage servicing rights...................................                --       (8,229)      (13,785)
   Provision for loan losses.....................................................             5,430         8,423         2,944
   (Increase) decrease in servicing related advances.............................          (15,748)      (49,398)           704
   Net change in other assets and other liabilities..............................           (7,437)         9,793      (19,393)
                                                                                      -------------  ------------- --------------
      Net cash provided by (used in) provided operating activities...............          (17,389)     (591,483)      (13,514)
                                                                                      -------------  ------------- --------------
INVESTING ACTIVITIES:
Securitized Loans:
   Securitization of mortgage loans..............................................         (680,526)            --            --
   Principal payments on securitized loans.......................................             6,638            --            --
   Increase in accrued interest receivable.......................................           (5,313)            --            --
   Decrease in funds held by trustee.............................................                95            --            --
Net increase on loans held prior to securitization...............................           159,910            --            --
Acquisition of Saxon Capital, Inc................................................         (170,130)            --            --
Net capital expenditures.........................................................             (559)       (4,064)       (2,083)
                                                                                      -------------  ------------- --------------
      Net cash used in investing activities......................................         (689,885)       (4,064)       (2,083)
                                                                                      -------------  ------------- --------------
FINANCING ACTIVITIES:
Non-recourse debt:

   Proceeds from issuance of non-recourse debt...................................           661,628            --            --
   Principal payments on non-recourse debt.......................................           (9,956)            --            --
   Increase in accrued interest payable..........................................             1,671            --            --
Proceeds from warehouse financing facilities, net................................          (232,097)       552,311        13,715
Proceeds received from issuance of stock.........................................           260,288            --            --
Proceeds received from note payable..............................................            25,000            --            --


                                         F-4

Repayment of Dynex Capital, Inc. note............................................                --       (9,500)       (9,500)
Proceeds from due to Dominion Capital............................................                --        55,300        11,505
                                                                                      -------------  ------------- --------------
Net cash provided by financing activities........................................           706,534       598,111        15,720
                                                                                      -------------  ------------- --------------

Net (decrease) increase in cash..................................................             (740)         2,564           123
Cash at beginning of period......................................................             2,999           435           416
                                                                                      -------------  ------------- --------------

Cash at end of period............................................................            $2,259        $2,999          $539
                                                                                      =============  ============= ==============

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for interest...........................................................            $9,032       $11,420       $17,896
Refunds received for taxes.......................................................                --       (2,475)       (8,288)
NON-CASH FINANCING ACTIVITIES:

Conversion of intercompany borrowings from parent to capital.....................                $--           $--      $40,000

   The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)

(1)      ORGANIZATION AND BASIS OF PRESENTATION


         Saxon Capital, Inc. (the Company or Successor) was formed April 23, 2001. The Company acquired all of the issued and outstanding capital stock of SCI Services, Inc. (Predecessor) from Dominion Capital, Inc. (Dominion Capital) on July 6, 2001. The Company had no activities between April 23, 2001 and the the acquisition of SCI Services, Inc. In connection with the acquisition of Successor, the Company sold 28.5 million shares in a private placement offering. See page F-13 for further discussion.


         The acquisition of SCI Services, Inc. was recorded in accordance with SFAS No. 141 and as such, the unaudited consolidated financial statements include the results of operations for the Company from July 6, 2001 to September 30, 2001 (denoted as Successor) and for SCI Services, Inc. from January 1, 2001 to July 5, 2001 (denoted as Predecessor). As required by Regulation 210.3-05 of Regulation S-X, the historical financial results of Predecessor are included. However, in accordance with SFAS No. 141, the acquisition of SCI Services, Inc. is accounted for as a purchase and the results of Predecessor are not combined with the results of Successor.


         The unaudited consolidated financial statements of the Company are prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. These financial statements should be read in conjunction with SCI Services, Inc.'s 2000 audited financial statements included on pages F-15.

         In the opinion of management, all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for the periods have been included. The consolidated financial statements of the company include the accounts of all wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

(2)      RECENTLY ISSUED ACCOUNTING STANDARDS





         In September 2000, Statement of Financial Accounting Standard No. 140 ("SFAS No. 140"), ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, a replacement of FASB Statement No. 125, was issued. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000.


         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 141, BUSINESS COMBINATIONS and SFAS No.142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets after their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. For the acquisition of the Company, we will apply the purchase method of accounting. Accordingly, we will not amortize the $4.3 million of goodwill recorded from the acquisition of the Company.


         In June 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs would be capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. Management has not yet determined the impact, if any, of adoption of SFAS No. 143.


         In August 2001, FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144), which supersedes both FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121) and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (Opinion 30), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121. For example, SFAS No. 144 provides guidance on how a long-lived asset is held for sale, and prescribes the accounting for a long-lived asset that will be disposed of other than by sale. SFAS No. 144 retains the basic provisions of Opinion 30 on how to present discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business).


         The Company is required to adopt SFAS No. 144 no later than the year beginning after December 15, 2001, and plans to adopt its provisions for the quarter ending March 31, 2002. Management does not expect the adoption of SFAS No. 144 for long-lived assets held for use to have a material impact on the Company's financial statements because the impairment assessment under SFAS No. 144 is largely unchanged from SFAS No. 121. The provisions of the Statement for assets held for sale or other disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities. Therefore, management cannot determine the potential effects that adoption of SFAS No. 144 will have on the Company's financial statements.


(3)      LOSS PER SHARE


         Net loss per common share is presented for the period July 6, 2001 to September 30, 2001 on both a basic net loss per common share and diluted net loss per common share basis. Diluted net loss per common share assumes the conversion of stock optons and warrants, using the treasury stock method, but only if these items are dilutive. For the period July 6, 2001 to September 30, 2001, 3.2 million stock options and 1.2 million warrants are excluded from the calculation of diluted earnings per share because their effect is anti-dilutive. Thus, primary and diluted net loss and weighted average shares are the same.


         Because Predecessor was a wholly-owned subsidiary of Dominion Capital, net income per share is not included for any periods prior to July 6, 2001.


(4)      MORTGAGE LOANS HELD  PRIOR TO SECURITIZATION



         The components of mortgage loans held prior to securitization at September 30, 2001 and December 31, 2000 was as follows:


                                                                SUCCESSOR             PREDECESSOR

                                                            SEPTEMBER 30, 2001
           (DOLLARS IN THOUSANDS)                              (UNAUDITED)         DECEMBER 31, 2000
           --------------------------------------------       --------------       ----------------
           Mortgage loans..............................             $505,122               106,420
           Reserve for losses..........................              (6,569)               (2,606)
           Unamortized premiums and discounts, net.....                8,051                 1,400
                                                              --------------       ----------------
           Ending balance..............................             $506,604              $105,214
                                                              ==============       ================



         Activity related to the loan loss reserve for mortgage loans held prior to securitization for the nine months ended September 30, 2001 and 2000 is as follows:


                                                                    SUCCESSOR               PREDECESSOR

                                                                 FOR THE PERIOD
                                                                JULY 6, 2001 TO   FOR THE PERIOD     NINE MONTHS
                                                                 SEPTEMBER 30,   JANUARY 1, 2001   ENDED SEPTEMBER
(DOLLARS IN THOUSANDS)                                               2001        TO JULY 5, 2001      30, 2000
--------------------------------------------------------------  ---------------  ---------------- -----------------
                                                                  (UNAUDITED)      (UNAUDITED)       (UNAUDITED)
Beginning balance............................................        $7,050           $3,607            $1,035
Provision for loan losses....................................         3,357            8,423             2,944
Transfer of loan loss reserve to securitized loans...........       (3,929)               --                --
Recoveries (Charge-offs).....................................            91          (8,052)           (2,552)
                                                                -------------    --------------   ----------------
Ending balance...............................................        $6,569           $3,978            $1,427
                                                                =============    ==============   ===============


(5)      SECURITIZED LOANS


         Historically our securitizations were structured as a sale of the loans, with a corresponding one time recognition of gain or loss in accordance with SFAS 140. As a result of this accounting treatment, the mortgage loans were removed from our balance sheet except for certain residual interests we retained in our securitizations (see footnote 6). After July 6, 2001, we structure our securitizations as financing transactions because these securitizations do not meet the qualifying special purpose entity criteria under Statement of Financial Accounting Standards No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, REPLACEMENT OF FASB STATEMENT NO. 125 (SFAS No. 140) and related interpretations because after the loans are securitized, the securitization trust may acquire derivatives relating to beneficial interests retained by us. We, as servicer, may also use our best commercial judgment in determining whether to sell or work out any loans securitized through the securitization trust that become troubled. Accordingly, following a securitization in accordance with provisions in SFAS 140, the mortgage loans remain on our balance sheet, and the securitization indebtedness replaces the warehouse debt associated with the securitized mortgage loans. We now record interest income on the mortgage loans and interest expense on the securities issued in the securitization over the life of the securitization, instead of recognizing a gain or loss upon completion of the securitization.


         During the period July 6, 2001 to September 30, 2001, the Company securitized $650.4 million in principal balances of mortgage loans. The components of securitized loans at September 30, 2001 are as follows:


                                                                  SUCCESSOR

(DOLLARS IN THOUSANDS)                                        SEPTEMBER 30, 2001
------------------------------------------------------       --------------------
                                                                 (UNAUDITED)
Mortgage loan principal balances.....................               $643,772
Reserve for losses...................................                (7,058)
Unamortized premiums and discounts, net..............                 27,523
Accrued interest receivable..........................                  5,313
Ending balance.......................................               $669,550


         PROVISION FOR LOAN LOSS. Provision for loan losses on securitized loans is made in an amount sufficient to maintain credit loss reserves at a level considered adequate to absorb likely losses of principal, interest and fees currently existing in the portfolio of securitized loans. Likely losses are determined based on contractual delinquency status and historical loss experience. In addition, loss reserves are adjusted to reflect our judgment of portfolio risk factors. Loss provisions are reported in earnings when they become known. Estimates of losses are also based upon mortgagee payment patterns and economic conditions. Carrying values are written down to net realizable value when the loan is foreclosed or deemed uncollectable. Typically, the carrying values are written down to net realizable value prior to six months contractually delinquent.


         NONACCRUAL LOANS. Nonaccrual loans are loans on which accrual of interest has been suspended. Interest income is suspended on all securitized loans when principal or interest payments are more than three months contractually past due. Accrual of income on non-accrual securitized loans is resumed if the receivable becomes less than three months contractually past due.


         Activity related to the loan loss reserve for securitized loans for the period July 6, 2001 to September 30, 2001 is as follows:


                                                                              SUCCESSOR

                                                                         FOR THE PERIOD JULY
                                                                         6, 2001 TO SEPTEMBER
(DOLLARS IN THOUSANDS)                                                         30, 2001
---------------------------------------------------------------------- ------------------------
                                                                             (UNAUDITED)
Beginning balance...................................................                       $--
Provision for loan losses...........................................                     2,074
Provision for losses on advanced interest...........................                     1,055
Transfer of loan loss reserve from mortgage loans in warehouse......                     3,929
                                                                          ---------------------
Ending balance......................................................                    $7,058
                                                                          =====================




          There were no charge-offs related to securitized loans during the period July 6, 2001 to September 30, 2001.

(6)      INTEREST-ONLY RESIDUAL ASSETS


          Predecessor's retained interest in loan securitizations represented the net present value of the expected cash flows from the excess of interest received on the underlying mortgage loans over the interest paid to the purchaser of the sold classes of a securitization, less servicing fees and expected credit losses over the life of the security. Predecessor discounted the cash flows on the underlying loans sold at a rate it believes a purchaser would require as a rate of return, 17% at June 30, 2001.


         On June 30, 2000, Predecessor increased the discount rate on its residual assets from 12% to 17% and on its mortgage servicing rights from 12% to 15% to reflect changes in market discount rates. In addition, the Predecessor transferred these investments from its available-for-sale portfolio to trading because of Dominion Resources Inc.'s (Dominion Resources) intention to divest its interest in Predecessor. Predecessor reflected the impairment losses of $106.5 million in its consolidated statement of operations.



          Successor acquired all of the issued and outstanding capital stock of Predecessor from Dominion Capital, Inc. (Dominion Capital), a wholly owned subsidiary of Dominion Resources, Inc. (Dominion Resources) on July 6, 2001. Dominion Resources retained all of the interest-only residual assets during this transaction.



         Activity for the interest-only residual assets for the period January 1, 2001 to July 5, 2001 and the nine months ended September 30, 2000 is summarized as follows:




                                                                                            PREDECESSOR

                                                                                       INTEREST-ONLY RESIDUAL
                                                                                              ASSETS(1)
                                                                                       ----------------------
                                                                                            (UNAUDITED)
                                                                                       (DOLLARS IN THOUSANDS)
Balance at January 1, 2000...................................................                        $346,675
Retained from securitizations, including related hedges......................                          72,959
Amortization.................................................................                        (10,711)
Cash received................................................................                        (46,520)
Loss on trading securities, net of hedge activity............................                           (631)
Permanent impairment.........................................................                       (101,119)
                                                                                       ----------------------
Balance at  September 30, 2000...............................................                        $260,653
                                                                                       ======================

Balance at January 1, 2001...................................................                        $298,415
Retained from securitization.................................................                          37,711
Purchased....................................................................                              --
Amortization.................................................................                         (5,346)
Cash received................................................................                        (25,542)
  Gain on trading securities, net of hedge activity..........................                             111
                                                                                       ----------------------
Balance at  July 5, 2001.................................................                            $305,349
                                                                                       ======================

------------
(1)      Includes prepayment penalties.


(7)      SUBORDINATED BOND INVESTMENTS



         At the time of a securitization, Predecessor retained some of the bonds being sold. All of the bonds retained by the Predecessor had been subordinate debentures . Interest income recognized on the subordinate bonds for the period ended January 1, 2001 to July 5, 2001 and the nine months ended September 30, 2000 was $0.7 million and $1.4 million, respectively. During the nine months ended September 30, 2000, Predecessor sold $14.8 million of subordinated bonds for a loss of $0.4 million. There were no sales of subordinated bonds during the period ended July 5, 2001.



          Predecessor reclassed these bonds from available for sale to trading during June 2000, which resulted in a $1.6 million gain recognized at the time of the reclassification.



         Successor acquired all of the issued and outstanding capital stock of Predecessor from Dominion Capital, Inc. (Dominion Capital), a wholly owned subsidiary of Dominion Resources, Inc. (Dominion Resources) on July 6, 2001. Dominion Resources retained all of the subordinate bond investments during this transaction.



         Activity for the subordinate bond investments for the period January 1, 2001 to July 5, 2001 and the nine months ended September 30, 2000 is summarized as follows:

                                                                           PREDECESSOR

                                                               FOR THE PERIOD
                                                             JANUARY 1, 2001 TO    NINE MONTHS ENDED
                                                                JULY 5, 2001        SEPTEMBER 30,2000
                                                              ------------------   ------------------
                                                                (UNAUDITED)           (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
Balance, beginning of period...............................              $13,597              $27,019
Principal Payments.........................................                (462)             (14,770)
Fair value adjustment......................................                  277                1,208
                                                              ------------------   ------------------
Balance, end of period.....................................              $13,412              $13,457
                                                              ==================   ==================




(8)      MORTGAGE SERVICING RIGHTS



         Mortgage servicing rights represent the carrying value of the Company's servicing portfolio. The following table summarizes activity in mortgage servicing rights for the period July 6, 2001 to September 30, 2001 (Successor), the period January 1, 2001 to July 6, 2001 and the nine months ended
September 30, 2000 (Predecessor):




                                                                 SUCCESSOR                      PREDECESSOR
                                                              FOR THE PERIOD       FOR THE PERIOD
                                                              JULY 6, 2001 TO    JANUARY 1, 2001 TO   NINE MONTHS ENDED
                                                             SEPTEMBER 30, 2001     JULY 5, 2001      SEPTEMBER 30, 2000
                                                           ---------------------  ------------------   -------------------
                                                                (UNAUDITED)          (UNAUDITED)          (UNAUDITED)
                                                                                          (DOLLARS IN THOUSANDS)
Balance, beginning of period..............................               $41,616              $47,834              $40,416
Retained from securitizations.............................                    --                5,439               13,785
Purchased.................................................                    --                2,790                   --
Amortization..............................................               (4,802)             (14,447)             (11,112)
                                                           ---------------------  -------------------  -------------------
Balance, end of period....................................               $36,814              $41,616              $43,089
                                                           =====================  ===================  ===================




         Investor funds totaling $200.5 million and $104.0 million were held in segregated bank accounts at September 30, 2001 and December 31, 2000, respectively. These funds are applicable to mortgage loans serviced for investors. Escrow funds totaling $31.2 million, and $20.1 million at September 30, 2001 and December 31, 2000, respectively, were held in segregated bank accounts. These funds are applicable to mortgage loans being serviced. The funds and the related liabilities of the accounts are not included in the accompanying financial statements.



(9)       SERVICING RELATED ADVANCES



         Certain servicing customers of the Company require payments to be made based on scheduled remittances as opposed to actual payments received from the borrower. To the extent there are delinquencies, the Company may be required to make advances for principal and interest due to the investors. In addition, the Company may also be required to make similar advances related to escrow collections. During 2001, we had a one-time change in the method of recording the advances and recoveries from the securitization from a net basis to a gross basis.


         In the case of loans in foreclosure, the Company may be required to make certain expenditures or to advance funds. These expenditures and advances are established as a receivable and are collected once the mortgage has been liquidated.


         The balances of servicing related advances at September 30, 2001 and December 31, 2000 were as follows:



                                                                  SUCCESSOR            PREDECESSOR
                                                            SEPTEMBER 30, 2001      DECEMBER 31, 2000
                                                            ---------------------   -------------------
                                                                (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
Escrow advances (taxes and insurance)..................                   $17,116               $16,758
Foreclosure advances...................................                    15,143                 9,980
Principal and interest advances........................                    63,722                 4,105
Other advances.........................................                        12                     4
                                                            ---------------------   -------------------


                                      F-10

Total servicing related advances.......................                   $95,993               $30,847
                                                            =====================   ===================



(10)      WAREHOUSE FINANCING FACILITIES , NON-RECOURSE DEBT AND NOTE PAYABLE



         A summary of the activity under these agreements at September 30, 2001 (unaudited) and December 31, 2000, respectively, is as follows:



                                                                         SUCCESSOR            PREDECESSOR
                                                                    SEPTEMBER 30, 2001      DECEMBER 31, 2000
                                                                    ------------------      -----------------
                                                                       (UNAUDITED)
                                                                           (DOLLARS IN THOUSANDS)
AMOUNTS OUTSTANDING

Warehouse Borrowing..........................................                  $32,226                $76,097
Repurchase Agreements........................................                  366,713                  2,628
Non-Recourse Debt............................................                  650,265                     --
Note Payable.................................................                   25,000                     --
Due to Dominion Capital......................................                       --                 99,847
Due to Dynex.................................................                       --                  9,500
                                                                    ------------------      -----------------
Total........................................................               $1,074,204               $188,072
                                                                    ==================      =================
OUTSTANDING COLLATERAL

Warehouse Borrowing..........................................                 $111,410                $98,652
Repurchase Agreements........................................                  371,768                  2,693
Non-Recourse Debt............................................                  643,772                     --
Note Payable.................................................                       --                     --
Due to Dominion Capital......................................                       --                     --
Due to Dynex.................................................                       --                     --
                                                                    ------------------      -----------------
Total........................................................               $1,126,950               $101,345
                                                                    ==================      =================
REMAINING CAPACITY TO BORROW

Warehouse Borrowing..........................................                   42,772                $43,903
Repurchase Agreements........................................                  863,287                     --
Non-Recourse Debt............................................                       --                     --
Note Payable.................................................                       --                     --
Due to Dominion Capital......................................                       --                100,153
Due to Dynex.................................................                       --                     --
                                                                    ------------------      -----------------
Total........................................................                 $906,059               $144,056
                                                                    ==================      =================
WEIGHTED AVERAGE COST OF FUNDS

Warehouse Borrowing..........................................                    4.94%                  6.91%
Repurchase Agreements........................................                    6.01%                  6.87%
Non-Recourse Debt............................................                    5.42%                     --
Note Payable.................................................                    8.00%                     --
Due to Dominion Capital......................................                    5.93%                  6.75%
Due to Dynex.................................................                       --                  6.50%



                                                                       SUCCESSOR             PREDECESSOR

                                                                   FOR THE PERIOD    FOR THE PERIOD     FOR THE NINE
                                                                   JULY 6, 2001 TO   JANUARY 1, 2001    MONTHS ENDED
                                                                    SEPTEMBER 30,    TO JULY 5, 2001   SEPTEMBER 30,
INTEREST EXPENSE                                                        2001                                2000
                                                                   --------------    ---------------   -------------
                                                                     (UNAUDITED)       (UNAUDITED)      (UNAUDITED)
                                                                                       (DOLLARS IN THOUSANDS)
Warehouse Borrowing..........................................                $77              $499            1,074
Repurchase Agreements........................................              3,217             6,726           11,340


                                   F-11

Non-Recourse Debt............................................              5,149                --               --
Note Payable.................................................                477                --               --
Due to Dominion Capital......................................                 --             3,665            6,257
Due to Dynex.................................................                 --                --               --
Other........................................................                433               634              494
                                                                   --------------    ---------------   -------------
Total........................................................             $9,353           $11,524          $19,165
                                                                   ==============    ===============   =============



(11)     DERIVATIVES



         CHANGE IN ACCOUNTING PRINCIPLE



         Effective January 1, 2001, we adopted Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended. SFAS 133 requires all derivatives, whether designated in hedging relationships or not, to be recorded on the balance sheet at fair value. SFAS 133 requires that changes in a derivative's fair value be recognized currently in earnings or other comprehensive income.



         The adoption of SFAS 133 on January 1, 2001 was accounted for as a cumulative effect of a change in accounting principle. The impact of adoption was not material.



         ACCOUNTING POLICIES



         All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, we designate the derivative as a fair value hedge which hedges the fair value of a recognized asset. Changes in the fair value of derivatives designated as fair value hedges and changes in fair value of the hedged asset attributable to the hedged risk, which are determined to be effective, are recorded in current period earnings. Accordingly, ineffective portions of changes in the fair value of hedging instruments are recognized in other income.



         Some derivative instruments are acquired to hedge the changes in fair value of another derivative (interest rate lock commitments), with changes in fair value being recorded to current period earnings.



         We document the relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives to specific assets or liabilities on the balance sheet. We also assess, both at the hedge's inception and on an on going basis, whether the derivatives used in hedging transactions are highly effective in offsetting changes in fair values of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has cased to be a highly effective hedge, we discontinue hedge accounting prospectively, as discussed below.



         When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, the derivative will continue to be recorded on the balance sheet at its fair value. For terminated hedges or hedges no longer qualifying as effective, the formerly hedged asset will no longer be adjusted for changed in fair value and any previously recorded adjustment to the hedged asset will be included in the carrying basis. These amounts will be included in income (amortized or in a transactional gain or loss) based upon the disposition of the asset or liability.



         If the hedged asset is sold or extinguished, we typically terminate any applicable hedges. However, if we continue to hold the derivatives, they continue to be recorded on the balance sheet at fair value with any charges being recorded to current period earnings.



         OBJECTIVES FOR HOLDING DERIVATIVE INSTRUMENTS



         Our risk management program addresses potential financial risks such as interest rate and counterparty risk. The Board of Directors determines limits for such risks and reviews and regularly approves our policies and procedures for such activities.



         We generally fund our assets with liabilities that have similar interest rate features which reduces any structural interest rate risk. Over time, customer demand for our mortgage loans shifts between fixed rate and floating rate products, based on market conditions and preferences. These shifts result in different funding strategies and produce different interest rate exposures. We maintain an overall risk management strategy that uses a variety of interest rate derivative financial instruments to mitigate our exposure to fluctuations caused by volatility in interest rates. We manage our exposure to interest rate risk primarily through the use of interest rate forwards, futures, options and swaps, and other risk management instruments. We do not use derivatives to speculate on interest rates and we do not use leveraged derivative instruments for interest rate risk management.

         By using derivative instruments as part of our risk management strategy, we are exposed to addition credit risk. We mitigate counterparty credit risk in derivative instruments by established credit approval policies and risk control limits, and by using only highly rated financial institutions. Certain derivative agreements require payments be made to, or be received from, our counterparty when the fair value of the derivative exceeds a prespecified contractual amount. We have not experienced nonperformance by any derivative instrument counterparty.



         At September 30, 2001, our fair value hedges totaling $(1.3) million were included in mortgage loans held prior to Securitization. Hedge ineffectiveness associated with fair value hedges reported in earnings during the period presented was immaterial.



(12)     PREDECESSOR GOODWILL IMPAIRMENT



         In connection with the divestiture of Predecessor, the historical goodwill recorded on Predecessor's balance sheet was determined to be impaired as the purchase price paid for Predecessor was substantially at net book value, excluding historical goodwill. As such, Predecessor recorded a $45.0 million goodwill impairment charge to its consolidated statement of operations in the second quarter of 2001.



(13)     ACQUISITION OF SCI SERVICES, INC. AND ISSUANCE OF COMMON STOCK



         On July 6, 2001, Saxon Capital, Inc. (Saxon Capital) issued 28,050,100 shares of $.01 par value common stock at a price of $9.30 per share (net of underwriter's discount). A portion of the proceeds were used to acquire SCI Services, Inc., (SCI Services), as described below.



         On July 6, 2001, the Company, acquired 100 percent of the issued and outstanding common shares of SCI Services from Dominion Capital at a price equal to its adjusted book value (excluding certain assets, liabilities and goodwill ("old goodwill")) at closing plus a $5 million premium. In addition, SCI Services, Inc. paid a $6.7 million premium for mortgage loans held for sale, which represented the accretion in value of mortgage loans after February 28, 2001. Dominion Capital retained interest-only residual assets, and subordinated bonds that Saxon retained in securitizations before July 6, 2001. In addition, the due to Dominion Capital liability and all tax liabilities were paid at closing. The aggregate purchase price was $170.1 million, including $145.1 million of cash and a $25 million note payable to Dominion Capital. The note to Dominion Capital pays interest at 8% per annum and is due in full on July 6, 2006.



         In connection with the acquisition of Saxon, the old goodwill recorded on SCI Services was determined to be impaired as the purchase price paid for SCI Services was substantially at net book value, excluding old goodwill. As such, SCI Services recorded a $45.0 million permanent impairment charge to its consolidated statement of operations in the second quarter of 2001.



         The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.



                                 AT JULY 6, 2001

                                     ($000s)
Cash......................................................      $2,999
Mortgage loans held for sale..............................     669,680
Mortgage servicing rights.................................      41,614
Servicing related assets..................................      84,199
Furniture, fixtures and equipment.........................       6,031
Other Assets..............................................       7,117
                                                               -------
   Total assets acquired..................................     811,640
Warehouse financing facilities............................     631,036
Other current liabilities.................................      13,424
                                                               -------
   Total liabilities acquired.............................     644,460
   Net assets acquired....................................     167,180
                                                               -------
Purchase price paid.......................................     170,130
Goodwill..................................................       2,949

         The acquisition of Saxon resulted in goodwill ("new goodwill") of $2.9 million. In accordance with SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, which was issued in June 2001, new goodwill, which is included in other assets, will be not be amortized but will be evaluated periodically for impairment.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
SCI Services, Inc.
Glen Allen, Virginia


         We have audited the accompanying consolidated balance sheets of SCI Services, Inc. (formerly Dominion Mortgage Services, Inc.) and subsidiaries ("Saxon") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of Saxon's management. Our responsibility is to express an opinion on these financial statements based on our audits.


         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Saxon as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Richmond, Virginia

March 16, 2001
(October 5, 2001, as to Note 16)

                               SCI SERVICES, INC.
                      (PREDECESSOR TO SAXON CAPITAL, INC.)
                           CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                                               DECEMBER 31,
                                                                                                              2000          1999
                                                                                                            ---------    ---------
ASSETS

Cash...................................................................................................          $435         $416
Accrued interest receivable............................................................................           443        2,769
Mortgage loans held for sale, net......................................................................       105,214      123,609
Interest-only residual assets..........................................................................       298,415      346,675
Mortgage servicing rights, net.........................................................................        47,834       40,416
Subordinate bonds......................................................................................        13,597       27,019
Servicing related advances.............................................................................        32,957       28,735
Furniture, fixtures and equipment, net.................................................................        11,311       10,631
Goodwill, net..........................................................................................        46,095       48,358
Prepaid expenses.......................................................................................         1,525        1,127
Income tax asset.......................................................................................         4,759        8,488
Other assets...........................................................................................         9,823        2,189
                                                                                                            ---------    ---------
Total assets...........................................................................................      $572,408     $640,432
                                                                                                            =========    =========

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:

Accrued interest payable...............................................................................        $1,324       $1,927
Payroll related liabilities............................................................................         3,992        4,914
Warehouse financing facilities.........................................................................        88,225      110,465
Due to Dominion Capital................................................................................        99,847      121,864
Deferred tax liability.................................................................................        31,539       52,534
Other liabilities......................................................................................         3,944        3,071
                                                                                                            ---------    ---------
Total liabilities......................................................................................       228,871      294,775
                                                                                                            ---------    ---------
Commitments and contingencies..........................................................................            --           --
STOCKHOLDER'S EQUITY:
Common stock, no par value, stated value $1 per share and 100 shares, authorized, issued and outstanding           --           --
Additional paid-in capital.............................................................................       294,113      254,113
Accumulated other comprehensive loss...................................................................            --      (6,400)
Retained earnings......................................................................................        49,424       97,944
                                                                                                            ---------    ---------
Total stockholder's equity.............................................................................       343,537      345,657
                                                                                                            ---------    ---------
Total liabilities and stockholder's equity.............................................................      $572,408     $640,432
                                                                                                            =========    =========

   The accompanying notes are an integral part of these financial statements.

                               SCI SERVICES, INC.
                      (PREDECESSOR TO SAXON CAPITAL, INC.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                                 2000         1999        1998
                                                                                               ---------   ---------   ---------
REVENUES:

   Interest income.........................................................................      $34,444     $45,818     $35,794
   Interest expense........................................................................     (24,875)    (21,342)    (18,817)
                                                                                               ---------   ---------   ---------
      Net interest income before provision for loan loss...................................        9,569      24,476      16,977
   Provision for loan loss.................................................................      (6,403)     (9,107)     (4,363)
                                                                                               ---------   ---------   ---------
      Net interest income..................................................................        3,166      15,369      12,614
   Gain on securitizations.................................................................       79,234      98,369      76,277
   Servicing income, net of amortization...................................................       24,885      15,984      10,237
                                                                                               ---------   ---------   ---------
      Total net revenues...................................................................      107,285     129,722      99,128
   EXPENSES:
   Payroll and related expenses............................................................       32,445      29,871      19,414
   General and administrative expenses.....................................................       27,681      27,264      21,617
   Depreciation and amortization...........................................................        7,308       7,255       6,420
   Impairment of residual assets, net......................................................      108,445       8,308      28,596
   Other expense (income)..................................................................        4,010       (852)       3,665
                                                                                               ---------   ---------   ---------
      Total expenses.......................................................................      179,889      71,846      79,712
   (Loss) income before taxes..............................................................     (72,604)      57,876      19,416
   Income tax (benefit) expense............................................................     (24,084)      21,228       7,398
                                                                                               ---------   ---------   ---------
   NET (LOSS) INCOME.......................................................................     (48,520)      36,648      12,018
   OTHER COMPREHENSIVE INCOME (LOSS):

   Unrealized gain (loss) on residuals assets, net of tax of $2,496, $(2,439), and $7......       6,400      (6,418)          18
                                                                                               ---------   ---------   ---------
   TOTAL COMPREHENSIVE (LOSS) INCOME.......................................................    $(42,120)     $30,230     $12,036
                                                                                               =========   =========   =========
   The accompanying notes are an integral part of these financial statements.

                               SCI SERVICES, INC.
                      (PREDECESSOR TO SAXON CAPITAL, INC.)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                           ACCUMULATED
                                                                          ADDITIONAL          OTHER
                                                              COMMON        PAID-IN       COMPREHENSIVE     RETAINED
                                                               STOCK        CAPITAL       INCOME (LOSS)     EARNINGS        TOTAL
                                                            ---------      ---------     --------------    ---------    ----------
January 1, 1998.......................................           $--        $161,413               $--       $49,278      $210,691
Capital infusions from Dominion Capital...............            --          66,200                --            --        66,200
Unrealized gain on mortgage securities, net of tax of $7          --              --                18            --            18
Net income............................................            --              --                --        12,018        12,018
                                                            ---------      ---------     --------------    ---------    ----------
Balance at end of year................................            --         227,613                18        61,296       288,927
                                                            ---------      ---------     --------------    ---------    ----------
December 31, 1998
   1999 Capital infusions from Dominion Capital.......            --          26,500                --            --        26,500
Unrealized loss on mortgage securities, net of tax of
   ($2,439)...........................................            --              --           (6,418)            --       (6,418)
Net income............................................            --              --                --        36,648        36,648
                                                            ---------      ---------     --------------    ---------    ----------
Balance at end of year................................            --         254,113           (6,400)        97,944       345,657
                                                            ---------      ---------     --------------    ---------    ----------
December 31, 1999
   2000 Capital infusions from Dominion Capital.......            --          40,000                --            --        40,000
Unrealized gain on mortgage securities, net of tax of
   $2,496.............................................            --              --             6,400            --         6,400
Net loss..............................................            --              --                --      (48,520)      (48,520)
                                                            ---------      ---------     --------------    ---------    ----------
Balance at end of year December 31, 2000..............           $--        $294,113               $--       $49,424      $343,537
                                                            =========      =========     ==============    =========    ==========

   The accompanying notes are an integral part of these financial statements.

                               SCI SERVICES, INC.

                      (PREDECESSOR TO SAXON CAPITAL, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------------------------
                                                                                      2000              1999                 1998
                                                                                --------------     --------------       ------------
OPERATING ACTIVITIES:

Net (loss) income from operations........................................            $(48,520)            $36,648            $12,018
Adjustments to reconcile net (loss) income to net cash provided by (used
   in) operating activities:
   Depreciation and amortization.........................................               29,640             26,805             16,800
   Deferred income tax (benefit) expense.................................             (24,576)              8,938              7,960
   Fair value adjustments on assets......................................              100,697             22,955             30,195
   Purchase of mortgage loans, including premiums........................          (2,103,228)        (2,711,126)        (2,430,462)
   Proceeds from securitization of mortgage loans........................            2,098,659          2,679,556          2,349,035
   Principal collections and liquidations on mortgage loans..............               19,488             51,445             28,101
   Interest-only residual assets retained from securitizations...........            (122,821)          (168,984)          (157,134)
   Cash received from residuals..........................................               51,461             78,463             57,574
   Subordinate bonds retained from securitizations.......................                   --           (12,683)           (42,636)
   Subordinate bonds sold................................................               14,770             28,300                 --
   Capitalization of mortgage servicing rights...........................             (18,575)           (16,040)           (24,004)
   Provision for loan losses.............................................                6,403              9,107              4,363
   Charge-off of mortgage loans..........................................              (3,831)           (12,583)            (2,103)
   Increase in servicing related advances................................              (4,222)           (13,000)            (9,114)
   Net change in other assets and other liabilities......................               12,216           (11,363)             24,858
                                                                                --------------     --------------       ------------
      Net cash provided by (used in) operating activities................                7,561            (3,562)          (134,549)
INVESTING ACTIVITIES:

Net capital expenditures.................................................              (3,285)            (4,331)            (5,286)
                                                                                --------------     --------------       ------------
      Net cash used in investing activities..............................              (3,285)            (4,331)            (5,286)
FINANCING ACTIVITIES:

(Repayments of) proceeds from warehouse financing facilities, net........             (12,740)           (26,658)             60,381
Repayment of note for acquisition of company.............................              (9,500)                 --           (19,000)
Proceeds from Dominion Capital note payable..............................               17,983             34,254             98,100
                                                                                --------------     --------------       ------------
      Net cash (used in) provided by financing activities................              (4,257)              7,596            139,481
Net increase (decrease) in cash..........................................                   19              (297)              (354)
Cash at beginning of period..............................................                  416                713              1,067
                                                                                --------------     --------------       ------------
Cash at end of period....................................................                 $435               $416               $713
                                                                                ==============     ==============       ============

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for interest...................................................              $25,478            $21,162            $18,477
(Refunds received) cash paid for taxes...................................              (6,818)              7,153              5,045
NON-CASH FINANCING ACTIVITIES:

Conversion of intercompany borrowings from parent to capital.............              $40,000            $26,500            $66,200

   The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      THE COMPANY AND PRINCIPLES OF CONSOLIDATION

         SCI Services, Inc. (the "Company" or "Saxon", formerly Dominion Mortgage Services, Inc. and predecessor to Saxon Capital, Inc.), a Virginia Corporation, is a wholly-owned subsidiary of Dominion Capital, Inc. ("Dominion Capital"). Dominion Capital is a wholly-owned subsidiary of Dominion Resources, Inc. ("Dominion Resources"). As a result of the merger of Dominion Resources and Consolidated Natural Gas, Inc. ("Consolidated Natural Gas") in January 2000, the Securities and Exchange Commission ("SEC") issued an order that requires Dominion Resources to divest all non-regulated entities within three years of the merger date. With the acquisition of Consolidated Natural Gas, Dominion Resources became a registered public utility holding company subject to the requirements of the Public Utility Holding Company Act of 1935. One such requirement restricts investment in non-regulated businesses (not functionally related to the public utility business). As a result, the SEC's order authorizing the Consolidated Natural Gas acquisition required divestiture of Dominion Capital's financial services businesses (including Saxon) within three years.


         The Company, through its wholly-owned subsidiaries Saxon Mortgage, Inc. ("Saxon Mortgage") and America's MoneyLine, Inc. ("America's MoneyLine"), is licensed to originate loans in 49 states. Its activities consist primarily of originating and purchasing single-family residential mortgage loans and home equity loans through three production channels--brokers, correspondents and direct consumers. In addition, the Company, through its wholly-owned subsidiary Meritech Mortgage Services, Inc. ("Meritech"), services and sub-services single-family mortgage loans throughout the country that primarily have been purchased or originated by the Company. The Company, headquartered in Richmond, Virginia, has operation centers in Fort Worth, Texas and Foothill Ranch, California and 16 branch offices located throughout the country at September 30, 2001. The focus of the Company is on originating, purchasing and securitizing loans to homebuyers who generally do not meet the underwriting guidelines of one of the government-sponsored agencies such as Freddie Mac, Fannie Mae, and Ginnie Mae. Loans originated or purchased by the Company are extended on the basis of equity in the borrower's property and the creditworthiness of the borrower. The Company accumulates such loans in its warehouse until a sufficient volume has been reached to securitize into an asset-backed security. These securities are sold on the open market and the Company generally retains only residual classes of the security.

         The consolidated financial statements of the company include the accounts of all wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

         (b)      USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (c)      MORTGAGE

         LOANS HELD FOR SALE. Mortgage loans held for sale consist of mortgage loans secured by single-family residential properties. Loan origination fees and direct loan origination costs, as well as any premiums or discounts from acquiring mortgage loans are deferred as an adjustment to the cost basis of the loans and are therefore included in the determination of any gains or losses on sales of the related loans. Mortgage loans held for sale are carried at the lower of cost or fair value in the aggregate.

         The Company periodically evaluates the need for or the adequacy of reserves for credit losses on its loans. Any loan not eligible for securitization is reserved for separately. In addition, the Company reviews the overall delinquency of the loans and determines the need for additional reserves. Reserve amounts are charged as a current period expense to operations.

         PROVISION FOR LOAN LOSS. Provision for loan losses on mortgage loans in warehouse is made in an amount sufficient to maintain credit loss reserves at a level considered adequate to cover known losses of principal, interest and fees in the existing portfolio of mortgage loans held for sale. Known losses are determined based on contractual delinquency status and historical loss experience. In addition, loss reserves are maintained to reflect our judgment of portfolio risk factors. Loss reserve estimates are reviewed periodically and adjustments are reported in earnings when they become known. As these estimates are influenced by factors outside of our control and due to the granularity on the portfolio and migration into various credit risks, such as mortgagee payment patterns and economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change. Carrying values are written down to net realizable value when the loan is foreclosed or deemed uncollectable. Typically, the carrying values are written down to net realizable value prior to 6 months contractually delinquent.


         NONACCRUAL LOANS. Nonaccrual loans are loans on which accrual of interest has been suspended. Interest income is suspended on all mortgage loans held for sale when principal or interest payments are more than three months contractually past due. Accrual of income on nonaccrual mortgage loans held for sale is resumed if the receivable becomes less than three months contractually past due.

         (d)      SECURITIZATION AND SALE OF MORTGAGE LOANS

         During the securitization process, the Company sells loans to an unconsolidated special-purpose loan securitization trust, Saxon Asset Securitization Trust ("SASTA"), in exchange for cash proceeds and an interest in the loans securitized. When the Company sells receivables through specific securitizations of residential mortgage loans, it retains interest-only strips, one or more subordinated tranches, servicing rights, and future rights to prepayment penalties, all of which are retained interests in the securitized receivables. Gain on sale of the receivables depends in part on the previous carrying amount of the mortgage loans involved in the transfer and the fair value of the retained interest. The Company generally estimates fair value based on the present value of future expected cash flows estimated using management's best estimates of key market-based assumptions--credit losses, prepayment speeds, forward yield curves, and discount rates commensurate with the risks involved.

         (e)      INTEREST INCOME

         The Company earns interest income on mortgage loans held for sale before such loans are securitized. The Company does not accrue more than 30 days of interest on loans at any given point in time.

         (f)      INTEREST-ONLY RESIDUAL ASSETS AND SUBORDINATE BOND INVESTMENTS

         Residual assets at December 31, 2000 and 1999 consist of subordinate bonds and interest-only ("I/O") strips retained at securitization of the mortgage loans. As a result of Dominion Resources's intent to sell the company during the second quarter of 2000, these instruments were reclassified as trading investments.


         The amount initially allocated to the I/Os at the date of a securitization reflected the allocated original basis of the relative fair values of those interests. The amount recorded for the I/Os was reduced for distributions on I/Os, which we received from the related trust, and was adjusted for changes in the fair value of the I/Os, which were reflected in our consolidated statements of operations. Because there is not a highly liquid market for these assets, we estimated the fair value of the I/Os primarily based upon discount, prepayment and default (frequency and severity) rates we estimate that another market participant would use to purchase the I/Os. The estimated market assumptions were applied based upon the underlying loan portfolio grouped by loan types, terms, credit quality, interest rates, geographic location, and value of loan collateral, which are the predominant characteristics that affect prepayment and default rates.


         In recording and accounting for I/Os, we made assumptions, which we believed reasonably reflected economic and other relevant conditions that affect fair value which were then in effect, about rates of prepayments, and defaults and the value of collateral. Due to subsequent changes in economic and other relevant conditions, the actual rates of prepayments and defaults and the value of the collateral generally differed from our initial estimates, and these differences were sometimes material. If actual prepayment and default rates were higher than previously assumed, the value of the I/Os would be impaired and the declines in fair value were recorded in our consolidated statements of operations. Conversely, if actual prepayment and default rates were lower than previously assumed, the value of the I/Os would be higher and the increases in fair value were recorded in our consolidated statements of operations.

         The Bond and Certificate holders and their securitization trusts have no recourse to the Company for failure of mortgage loan borrowers to pay when due. The Company's residuals are subordinate to the Bonds and Certificates until the Bond and Certificate holders are fully paid.

         (g)      MORTGAGE SERVICING RIGHTS

         The Company recognizes as a separate asset the rights to service mortgage loans for others once such rights are contractually separated from the underlying loans, however those servicing rights are acquired. The Company assesses the impairment of mortgage servicing rights using a methodology similar to the methodology used for the interest-only residual assets--see Note 1(f). Mortgage servicing rights are amortized in proportion to and over the period of the estimated net servicing income.

         (h)      SERVICING REVENUE RECOGNITION

         Mortgage loans serviced require regular monthly payments from borrowers. Income on loan servicing is generally recorded as payments are collected and is based on a percentage of the principal balance of loans serviced. Loan servicing expenses are charged to operations when incurred.

         (i)      FEDERAL INCOME TAXES

         The Company's results of operations are included in a consolidated Federal income tax return with Dominion Resources. Current benefits and expenses related to consolidated Federal income taxes are allocated to the Company based on its taxable income. The Company recognizes the benefit of tax credits, if any, when they are utilized for purposes of reducing Dominion Resources's consolidated Federal income tax liability.

         The Company measures and records deferred tax assets and liabilities for all temporary differences. Temporary differences occur when events and transactions recognized for financial reporting result in taxable or tax deductible amounts in future periods.

         (j)      DERIVATIVE FINANCIAL INSTRUMENTS

         We may enter into interest rate swap agreements, interest rate cap agreements, interest rate floor agreements, financial forwards, financial futures and options on financial futures ("Interest Rate Agreements") to manage our sensitivity to changes in interest rates. These Interest Rate Agreements are intended to provide income and cash flow to offset potential reduced net interest income and cash flow under certain interest rate environments. At trade date, these instruments are designated as either trade positions or hedge positions.

         For Interest Rate Agreements entered into for trading purposes, realized and unrealized changes in fair value of these instruments are recognized in the consolidated statements of operations as trading activities in the period in which the changes occur or when such trade instruments are settled. Amounts payable to or receivable from counterparties, if any, are included on the consolidated balance sheets in accrued expenses and other liabilities. The revenues and costs associated with interest rate swap agreements are recorded as adjustments to interest income or expense on the asset or liability being hedged. For interest rate cap agreements, the amortization of the cost of the agreements is recognized in the consolidated statements of operations as trading activities.

         For Interest Rate Agreements designated as hedge instruments, we evaluate the effectiveness of these hedges periodically against the financial instrument being hedged under various interest rate scenarios. The unamortized cost is included in the carrying amount of the related investment. Revenues or cost associated with futures and option contracts are recognized in income or expense in a manner consistent with the accounting for the asset or liability being hedged. Amounts payable to or receivable from counterparties are included in the financial statement line of the item being hedged.

         As a part of our interest rate risk management process, we may be required periodically to terminate hedge instruments. Any realized gain or loss resulting from the termination of a hedge is amortized into income or expense of the corresponding hedged instrument over the remaining period of the original hedge or hedged instrument as a yield adjustment.

         If the underlying asset, liability or commitment is sold or matures, or the criteria that was executed at the time the hedge instrument was entered into no longer exists, the Interest Rate Agreement is no longer accounted for as a hedge. Under these circumstances, the accumulated change in the market value of the hedge is recognized in current income to the extent that the effects of interest rate or price changes of the hedged item have not offset the hedge results.

         Cash flows from hedging transactions are included with the cash flows related to the hedged item in the statement of cash flows.

         (k)      FURNITURE, FIXTURES AND EQUIPMENT

         Furniture, fixtures and equipment are stated at cost. Depreciation is computed using the straight-line method over a period of three to five years. Additions to equipment, leasehold improvements, and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred.

         Capital leases are classified as furniture, fixtures and equipment in the accompanying consolidated balance sheet. The amounts representing capital lease obligations are amortized using the interest method to allocate payments between principal reduction and interest expense. The initial carrying amounts represent the present value of the future rental payments discounted at the lower of the incremental borrowing rate of the lessee or the interest rate implicit in the lease.

         (l)      ERRORS AND OMISSIONS POLICY

         As of December 31, 2000, the Company carried an errors and omissions policy of $10 million and a mortgage bankers blanket bond for $25 million.

         (m)      GOODWILL

         Goodwill is the excess of the cost of net identifiable assets acquired in business combinations over their fair value. It is amortized on a straight-line basis over periods of up to 40 years. Goodwill is evaluated for impairment at least annually.

         (n)      RECLASSIFICATION

         Certain amounts for 1999 and 1998 have been reclassified to conform to the presentation for 2000.

         (o)      RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1998, Statement of Financial Accounting Standard No. 133 ("SFAS No. 133") ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES was issued. SFAS No. 133 establishes accounting and reporting standards requiring that derivative instruments, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at fair value. SFAS No. 133 also requires that changes in a derivative's fair value be recognized currently in earnings. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

         The Company adopted SFAS No. 133, as amended and interpreted, on January 1, 2001. The impact of the adoption of SFAS No. 133 on the Company's financial statements was not material.

         In September 2000, Statement of Financial Accounting Standard No. 140 ("SFAS No. 140"), ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, a replacement of FASB Statement No. 125, was issued. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company has included the applicable disclosure required by SFAS 140--see note (3).

(2)      MORTGAGE LOANS HELD FOR SALE

         The Company purchases and originates fixed-rate and adjustable-rate mortgage loans that have a contractual maturity of up to 30 years. These loans are secured by single-family residential, condominium and one-to-four unit properties. These mortgages are being held at the lower of cost or estimated market value for future sale. At December 31, 2000 and 1999, there were no valuation adjustments. Certain of these mortgages are pledged as collateral for a portion of the warehouse financing and other borrowings.

         Approximately 22%, 21% and 29% of the property securing loans funded during the years ended December 31, 2000, 1999 and 1998 is located in the state of California. No other state comprised more than 6% of volume in 2000, 1999 or 1998.

         Activity related to loans in warehouse for the years ended December 31, 2000, 1999 and 1998, respectively, was as follows:

                                                                         YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------------------
                                                               2000              1999               1998
                                                          -------------     --------------     --------------
                                                                      (DOLLARS IN THOUSANDS)
Beginning balance.................................             $123,609           $138,101            $87,483
Funded volume, including premium..................            2,103,228          2,711,126          2,430,462
Principal payments and liquidations...............             (19,488)           (51,445)           (28,101)
Securitized loans.................................          (2,098,659)        (2,679,556)        (2,349,035)
(Decrease) increase in warehouse hedges...........                (904)              1,907              (448)
(Increase) decrease in reserves for loan losses...              (2,572)              3,476            (2,260)
                                                            -----------       ------------      -------------
Ending balance....................................             $105,214           $123,609           $138,101
                                                            ===========       ============      =============

                                       F-23

Gain on securitized loans.........................              $79,234            $98,369            $76,277

         The Company is exposed to risk of loss from delinquent loans in its warehouse and establishes this reserve on a loan level basis taking into account a variety of criteria including the number of months the loan has been delinquent and loan-to-value ratio. The adequacy of this reserve is evaluated monthly and adjusted as needed based on this review. During December 1999, the Company sold $20.7 million in delinquent loans resulting in a loss of $5.3 million. There were no delinquent loan sales in 2000.

         Activity related to the loan loss reserve for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                                             YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------
                                                                        2000            1999          1998
                                                                      ----------     ---------    ----------
                                                                             (DOLLARS IN THOUSANDS)
Beginning balance................................................         $1,035         $4,511        $2,251
Provision for loan losses........................................          6,403          9,107         4,363
Charge offs......................................................        (3,831)       (12,583)       (2,103)
                                                                      ----------      ---------    ----------
Ending balance...................................................         $3,607         $1,035        $4,511
                                                                      ==========      =========    ==========

(3)      INTEREST-ONLY RESIDUAL ASSETS

         Our retained interest in loan securitizations represents the net present value of the expected cash flows from the excess of interest received on the underlying mortgage loans over the interest paid to the purchaser of the sold classes of a securitization, less servicing fees and expected credit losses over the life of the security. The Company discounts the cash flows on the underlying loans sold at a rate it believes a purchaser would require as a rate of return, 17% as of December 31, 2000, 12%, as of December 31,1999, and 11% as of December 31, 1998. Cash flows to the interest-only class utilized to build over-collateralization within the security structure are maintained at predetermined levels. The over-collateralization is used as a form of credit enhancement for the sold classes of the security. Cash flows received from the residual are utilized either to recognize interest income and/or amortize the residual's value.

         The Company revalues the residuals monthly, based upon the prepayment and loss experience of each particular residual's underlying mortgage collateral as well as management's estimate of future performance of the underlying loans. To the extent the residual's carrying value exceeds fair market value, adjustments are taken during the month through the Company's consolidated statements of operations. Separate prepayment and loss assumptions are utilized for each type of collateral (fixed rate, 6-month LIBOR ARM, 1-year Constant Maturity Treasury ("CMT"), etc.). The prepayment assumptions vary based upon:

         - the historical prepayment trends of the specific collateral as well as that of similar loans in the marketplace,

         - the rate environment during the period of the collateral's origination,

         -        the duration and scope of prepayment penalties, and

         - the percentage of any teaser rates remaining on ARM collateral.

         During 2000 and 1999, the Company sold residential mortgage loans in securitization transactions. In all those securitizations, the Company retained servicing responsibilities and subordinated interests. The Company receives annual servicing fees approximating 50 basis points of the outstanding balance and rights to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. In addition, the Company receives future cash flows from prepayment penalties on mortgage loans that prepay during the contractual penalty period and other ancillary benefits. The investors and the securitization trusts have no recourse to the Company's other assets for failure of debtors to pay when due. The Company's retained interests are subordinate to investor's interests. Their value is subject to credit, prepayment, and interest rate risks on the transferred financial assets.

         In 2000, 1999 and 1998, the Company recognized pretax gains of $79.2 million, $98.4 million and $76.3 million, respectively, on the securitization of residential mortgage loans.

         On June 30, 2000, the Company increased the discount rate on its residual assets from 12% to 17% and on its mortgage servicing rights from 12% to 15% to reflect changes in market discount rates. In addition, the Company transferred these investments from its available-for-sale portfolio to trading because of Dominion
Resources's intention to divest its interest in the Company. The Company reflected the impairment losses of $106.5 million in its consolidated statement of operations.

         Activity for the interest-only residual assets and mortgage servicing rights is summarized as follows:

                                                                          INTEREST-ONLY RESIDUAL           MORTGAGE
                                                                                 ASSETS(1)             SERVICING RIGHTS      TOTAL
                                                                          ----------------------       ----------------    ---------
                                                                                                (DOLLARS IN THOUSANDS)
Balance at January 1, 1998....................................                     $213,879                  $19,767        $233,646
Retained from securitizations.................................                      157,134                   24,004         181,138
Amortization..................................................                      (2,946)                  (7,434)        (10,380)
Cash received.................................................                     (57,574)                       --        (57,574)
Fair value adjustment.........................................                     (28,596)                       --        (28,596)
                                                                           ----------------            -------------     -----------
Balance at December 31, 1998..................................                      281,897                   36,337         318,234
                                                                           ----------------            -------------     -----------
Retained from securitizations.................................                      168,984                   16,040         185,024
Amortization..................................................                      (7,589)                 (11,961)        (19,550)
Cash received.................................................                     (78,463)                       --        (78,463)
Unrealized loss, pre tax......................................                      (9,846)                       --         (9,846)
Fair value adjustment.........................................                      (8,308)                       --         (8,308)
                                                                           ----------------            -------------     -----------
Balance at December 31, 1999..................................                      346,675                   40,416         387,091
                                                                           ----------------            -------------     -----------
Retained from securitizations, including related hedges.......                      122,821                   18,575         141,396
Amortization..................................................                     (14,997)                  (7,335)        (22,332)
Cash received.................................................                     (51,461)                       --        (51,461)
Loss on trading securities, net of hedge activity.............                      (1,970)                       --         (1,970)
Fair value adjustment.........................................                    (102,653)                  (3,822)       (106,475)
                                                                           ----------------            -------------     -----------
Balance at December 31, 2000..................................                     $298,415                  $47,834        $346,249
                                                                           ================            =============     ===========

-----------

(1)      Includes prepayment penalties.

         Key economic assumptions used in measuring the retained interests at the date of securitization resulting from securitizations completed during 2000 were as follows (rate* per annum):

                                                                RESIDENTIAL MORTGAGE       MORTGAGE SERVICING
                                                                       LOANS(1)                  RIGHTS
                                                                --------------------       ------------------
Prepayments speed.....................................                           (3)                      (3)
Weighted average life--loans (in years)................                         3.63                     3.63
Expected credit losses................................                      2.26%(2)                    2.26%
Residual cash flow discounted at......................                     15.07%(4)                14.04%(5)

------------
* Weighted-average rates for securitizations entered into during the period for securitizations of loans with similar characteristics.

(1)      Includes prepayment penalties.

(2)      Percentage of securitized balance with losses beginning in month five.

(3) Fixed rate loans ramp up to 24 CPR ("Constant Prepayment Rate") over 13 months and thereafter.

         Adjustable rate loans ramp up to 40 CPR over 13 months; ramping down to 24 CPR over 32 months and thereafter.

         Two-year hybrid loans ramp up to 29 CPR over 13 months; ramping up to 57 CPR in month 21 ramping down to 29 CPR over 18 months and thereafter. Three-year hybrid loans ramp up to 29 CPR over 13 months; ramping up to 57 CPR in month 34 ramping down to 29 CPR over 18 months and thereafter.

(4)      Discount rate used for 2000-1, 2000-2, 2000-3 and 2000-4 was 12%, 14%,
         17% and 17%, respectively.

(5)      Discount rate used for 2000-1, 2000-2, 2000-3 and 2000-4 was 12%, 12%,
         17% and 15%, respectively.

         At December 31, 2000, the fair value and weighted average life in years of the interest-only residual assets and mortgage servicing rights were as follows:

                                                          INTEREST-ONLY RESIDUAL ASSETS(1)           MORTGAGE SERVICING RIGHTS(2)
                                                         ----------------------------------       ----------------------------------
                                                                          WEIGHTED-AVERAGE                        WEIGHTED-AVERAGE
                                                         FAIR VALUE      LIFE OF COLLATERAL       FAIR VALUE      LIFE OF COLLATERAL
                                                         ----------      ------------------       ----------      ------------------
                                                                                 (DOLLARS IN MILLIONS)
96 Deals.........................................              $6.7                    3.78             $0.7                    3.78
97 Deals.........................................              31.5                    3.59              2.7                    3.59
98 Deals.........................................              50.5                    3.91              8.6                    3.91
99 Deals.........................................             102.1                    3.63             15.6                    3.63
00 Deals.........................................             110.9                    3.52             19.0                    3.52
                                                         ----------                                ---------
Total............................................            $301.7                                    $46.6
                                                         ==========                                =========

         The table below indicates the key economic assumptions and the sensitivity to immediate 20%, 25% and 50% adverse prepayment speeds used to value interest-only residual assets and mortgage servicing rights as of December 31, 2000:


                                            INTEREST-ONLY RESIDUAL ASSETS(1)                             MORTGAGE SERVICING RIGHTS
                                            --------------------------------                         -------------------------------
                                                20%          25%         50%                           20%          25%         50%
                             CURRENT          ADVERSE     ADVERSE     ADVERSE      CURRENT           ADVERSE      ADVERSE    ADVERSE
                           ASSUMPTIONS         EFFECT      EFFECT      EFFECT    ASSUMPTIONS          EFFECT      EFFECT     EFFECT
                           -----------        -------     -------     -------    -----------         -------      -------    -------
                                                                   (DOLLARS IN MILLIONS)
96 Deals..............         (2)             $(0.5)      $(0.6)       $(1.1)       (2)              $(0.1)      $(0.1)      $(0.2)
97 Deals..............         (2)              (2.3)       (2.8)        (4.9)       (2)               (0.4)       (0.4)       (0.8)
98 Deals..............         (2)              (6.9)       (8.3)       (14.8)       (2)               (1.1)       (1.3)       (2.4)
99 Deals..............         (2)             (12.3)      (15.0)       (26.1)       (2)               (2.3)       (2.8)       (5.0)
00 Deals..............         (2)             (14.8)      (17.9)       (30.7)       (2)               (2.5)       (3.1)       (5.4)
                                              -------     -------      -------     -------            ------      ------     -------
Total.................                        $(36.8)     $(44.6)      $(77.6)                        $(6.4)      $(7.7)     $(13.8)
                                              =======     =======      =======     =======            ======      ======     =======

------------
(1)      Includes prepayment penalties.

(2) Fixed rate loans ramp up to 24 CPR over 13 months and thereafter for series 96-1, 96-2, 97-1, 99-3, 99-4, 99-5 and 00-1; ramp up to 22 CPR over 13 months and thereafter for series 98-1 and 99-2; ramp up to 27 CPR over 13 months and thereafter for series 97-2 and 97-3.

         Adjustable rate loans ramp up to 40 CPR over 13 months; ramping down to 24 CPR over 32 months and thereafter.

         Two-year hybrid loans ramp up to 30 CPR over 13 months; ramping up to 60 CPR in month 21 ramping down to 30 CPR over 18 months and thereafter.

         Three-year hybrid loans ramp up to 30 CPR over 13 months; ramping up to 60 CPR in month 33 ramping down to 30 CPR over 18 months and thereafter.

         The table below indicates the key economic assumptions and the sensitivity to immediate 20%, 25% and 50% adverse credit losses used to value the interest-only residual assets (mortgage servicing rights are not impacted) as of December 31, 2000:

                                                                                               INTEREST-ONLY RESIDUAL ASSETS(1)
                                                                                     -----------------------------------------------
                                                                                                       20%          25%        50%
                                                                                        CURRENT      ADVERSE      ADVERSE    ADVERSE
                                                                                     ASSUMPTIONS(2)   EFFECT      EFFECT     EFFECT
                                                                                     --------------  --------     -------    -------
                                                                                                      (DOLLARS IN MILLIONS)
96 Deals...............................................................                   1.48%       $(0.3)      $(0.3)     $(0.6)
97 Deals...............................................................                   2.08%        (1.2)       (1.5)      (2.9)
98 Deals...............................................................                   2.24%        (3.8)       (4.8)      (9.5)
99 Deals...............................................................                   2.41%        (7.8)       (9.7)     (21.2)
00 Deals...............................................................                   2.53%        (6.9)       (8.6)     (16.9)
                                                                                       --------      -------     ------     -------
Total..................................................................                   2.28%      $(20.0)     $(24.9)    $(51.1)
                                                                                       ========      =======     =======    =======

(1)      Includes prepayment penalties.

(2) Loss assumption is based on expected total losses as a percentage of the total securitization.

         The table below indicates the sensitivity to immediate 50 basis point, 100 basis point and 150 basis point adverse effect on LIBOR paid on the mortgage bonds as it relates to the current fair value of interest-only residual assets (mortgage servicing rights are not impacted) as of December 31, 2000:

                                                                         INTEREST-ONLY RESIDUAL ASSETS(1)
                                                  ----------------------------------------------------------------------------------
                                                    CURRENT              50 BASIS POINT        100 BASIS POINT       150 BASIS POINT
                                                  ASSUMPTIONS              INCREASE               INCREASE              INCREASE
                                                  -----------            --------------        ---------------       ---------------
                                                                               (DOLLARS IN MILLIONS)
96 Deals.....................................         (2)                          $--                    $--                   $--
97 Deals.....................................         (2)                           --                  (0.1)                 (0.1)
98 Deals.....................................         (2)                        (0.3)                  (0.6)                 (1.2)
99 Deals.....................................         (2)                        (2.5)                  (5.3)                 (8.4)
00 Deals.....................................         (2)                        (2.7)                  (9.4)                (16.2)
                                                                            ----------              ---------              --------
Total........................................                                   $(5.5)                $(15.4)               $(25.9)
                                                                            ==========              =========              ========

(1)      Includes prepayment penalties.

(2) Based on the full forward 1-month LIBOR, 6-month LIBOR or 1 year CMT through 1/1/2004 based on the variable component of the variable rate contracts.

         The table below indicates the immediate sensitivity on the current fair value of interest-only residual assets and mortgage servicing rights using a 20%, 22% and 24% discount rate as of December 31, 2000:

                                          INTEREST-ONLY RESIDUAL ASSETS                       MORTGAGE SERVICING RIGHTS
                                 -------------------------------------------------    ---------------------------------------------
                                                     20%         22%        24%                         20%        22%         24%
                                    CURRENT       DISCOUNT    DISCOUNT    DISCOUNT      CURRENT      DISCOUNT    DISCOUNT  DISCOUNT
                                 ASSUMPTIONS        RATE        RATE        RATE      ASSUMPTIONS      RATE        RATE      RATE
                                 -----------      --------    --------    --------    -----------    --------    --------  --------
                                                                       (DOLLARS IN MILLIONS)
96 Deals.....................        17%            $(0.6)      $(0.9)     $(1.1)       15%            $(0.1)     $(0.1)     $(0.1)
97 Deals.....................        17%             (1.8)       (2.8)      (3.7)       15%             (0.3)      (0.4)      (0.5)
98 Deals.....................        17%             (3.3)       (5.3)      (7.1)       15%             (0.9)      (1.2)      (1.5)
99 Deals.....................        17%             (6.9)      (11.0)     (14.8)       15%             (1.8)      (2.3)      (2.7)
00 Deals.....................        17%             (5.1)      (10.3)     (15.1)       15%             (1.1)      (1.7)      (2.3)
                                   -----          --------     -------    -------      ----            ------     ------     ------
Total........................        17%           $(17.7)     $(30.3)    $(41.8)       15%            $(4.2)     $(5.7)     $(7.1)
                                   =====          ========     =======    =======      ====            ======     ======     ======

         These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a constant percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. The effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

         The following table shows losses for residential mortgages securitized during 1996 through December 31, 1999 and losses occurring during 2000, total losses life-to-date, actual remaining projected losses, total expected losses and total expected losses as a percentage of original issue:

                                                                           ACTUAL
                                 LOSSES                   TOTAL LOSSES    REMAINING       TOTAL
                                THROUGH                     LIFE TO       PROJECTED      EXPECTED     PERCENT OF
YEAR OF SECURITIZATION           1999       2000 LOSSES      DATE           LOSSES        LOSES     ORIGINAL ISSUE
----------------------          -------     -----------   ------------    ---------      --------   --------------
                                                  (DOLLARS IN MILLIONS)
1996.....................        $4,860          $1,406         $6,266       $1,372        $7,638            1.12%
1997.....................        12,237           7,461         19,698        6,839        26,537            1.73%
1998.....................         5,333          12,613         17,946       23,044        40,990            2.09%
1999.....................           181           9,052          9,233       52,434        61,667            2.46%
2000.....................            --             302            302       58,602        58,904            2.52%

Total....................       $22,611         $30,834        $53,445     $142,291      $195,736            2.17%
                                =======         =======        =======     ========      ========            =====

         The table below summarizes certain cash flows received from and paid to securitization trusts during 2000:

                                                                                                   (DOLLARS IN MILLIONS)
                                                                                                   ---------------------
Proceeds from securitizations.....................................................................              $2,098.7
Servicing fees received...........................................................................                  24.3
Other cash flows received on retained interests...................................................                  53.2
Purchases of delinquent or foreclosed assets......................................................                (34.8)
Servicing advances, net of repayments.............................................................                 (4.2)
Prepayment penalties received.....................................................................                  14.2
Master servicing fees.............................................................................                   1.0

         The following table presents quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them.

                                                                                         PRINCIPAL AMOUNT
                                                             TOTAL PRINCIPAL AMOUNT      OF LOANS 60 DAYS
                                                                        OF               OR MORE PAST DUE
                                                               LOANS AT DECEMBER 31,     AT DECEMBER 31,   NET CREDIT LOSSES DURING
                                                                       2000                  2000(3)              THE YEAR(4)
                                                            ------------------------     ----------------  -------------------------
                                                                                     (DOLLARS IN MILLIONS)
1996 Deals...............................................                      $97.9       $10.1    10.3%                       $1.4
1997 Deals...............................................                      308.5        45.0    14.6%                        7.5
1998 Deals...............................................                      906.6       102.7    11.3%                       12.6
1999 Deals...............................................                    1,865.3       184.1     9.9%                        9.0
2000 Deals...............................................                    2,168.5        99.2     4.6%                        0.3
                                                            ------------------------     --------   -----  -------------------------
Total loans securitized(1)(2)............................                   $5,346.8      $441.1     8.2%                      $30.8
Loans held for sale......................................                      105.2        14.3    13.6%                        3.8
                                                            ------------------------     --------   -----  -------------------------

Total loans held for sale or securitized.................                   $5,452.0      $455.4     8.4%                      $34.6
                                                           =========================    ========  =======  =========================

(1) Owned and securitized loans are residential mortgage loans, in which the transferor retains a subordinate interest or retains any risk of loss.

(2) Represents the principal amount of the loan. Interest-only strips and mortgage servicing rights (or other retained interests) held for securitized assets are excluded from this table because they are recognized separately.

(3) Loans 60 days or more past due are based on the securities December 17th cutoff period of total loans.

(4) Net credit losses are charge-offs and are based on total loans outstanding.

(4)      SUBORDINATED BOND INVESTMENTS

         At the time of a securitization, the Company may retain some of the bonds being sold. To date, all of the bonds retained by the Company have been subordinate debentures with only interest payments received thus far. Interest income recognized on the subordinate bonds in 2000, 1999 and 1998 was $1.8 million, $3.4 million and $1.1 million, respectively, with an interest receivable balance at December 31, 2000 and 1999 of $0.1 million and $0.2 million, respectively. During 2000 and 1999, the Company sold $14.8 million and $28.3 million of subordinate bonds for a loss of $0.4 million and a gain of $0.02 million, respectively.

         The Company reclassed these bonds from available for sale to trading during June 2000, which resulted in a $1.6 million gain recognized at the time of the reclassification.

         Activity for the subordinate bond investments is summarized as follows:

                                                                                      (DOLLARS IN THOUSANDS)
                                                                                      ----------------------
Balance at January 1, 1999........................................................                   $41,019
Retained from securitization......................................................                    12,683
Subordinate bonds sold............................................................                  (28,300)
Fair value adjustment.............................................................                     1,617
                                                                                      ----------------------
Balance at December 31, 1999......................................................                    27,019
Subordinate bonds sold............................................................                  (14,770)
Fair value adjustment.............................................................                     1,348
                                                                                      ----------------------
Balance at December 31, 2000......................................................                   $13,597
                                                                                      ======================

(5)       INVESTOR FUNDS AND ESCROW

         Investor funds totaling $104.0 million and $102.6 million were held in segregated bank accounts at December 31, 2000 and 1999, respectively. These funds are applicable to mortgage loans serviced for investors. Escrow funds totaling $20.6 million and $20.1 million at December 31, 2000 and 1999, respectively, were held in segregated bank accounts. These funds are applicable to mortgage loans being serviced. The funds and the related liabilities of the accounts are not included in the accompanying financial statements.

(6)       LOAN SERVICING PORTFOLIO

         As of December 31, 2000 and 1999, the Company serviced a portfolio consisting of loans in all 50 states. The Company services mortgage assets for Saxon, Dynex Capital, Inc., Ginnie Mae, Fannie Mae, Freddie Mac and private investors. The loan servicing portfolios as of December 31, 2000 and 1999 are summarized below:

                                                                                               DECEMBER 31,
                                                                         --------------------------------------------------------
                                                                                    2000                           1999
                                                                         -------------------------      -------------------------
                                                                         NUMBER OF       PRINCIPAL      NUMBER OF       PRINCIPAL
                                                                           LOANS          BALANCE         LOANS          BALANCE
                                                                         ---------      ----------      ---------      ----------
                                                                                          (DOLLARS IN THOUSANDS)
                                     F-29

Saxon...............................................................        55,325      $5,261,564         44,874      $4,384,851
Dynex Capital, Inc..................................................         2,001         231,350          2,555         304,536
Credit Suisse First Boston..........................................            --              --             --              --
Greenwich Capital, Inc..............................................            --              --             --              --
Ginnie Mae (177 loan pools).........................................         1,342          41,702          1,491          48,299
Fannie Mae..........................................................           561          15,287            675          19,355
Freddie Mac.........................................................            99           4,634            120           5,640
Other...............................................................           848          34,061            983          41,131
                                                                         ---------      ----------      ---------      ----------
Total...............................................................        60,176      $5,588,598         50,698      $4,803,812
                                                                         =========      ==========      =========      ==========

(7)       SERVICING ADVANCES

         Certain servicing customers of the Company require payments to be made based on scheduled remittances as opposed to actual payments received from the borrower. To the extent there are delinquencies, the Company may be required to make advances for principal and interest due to the investors. In addition, the Company may also be required to make similar advances related to escrow collections.

         In the case of loans in foreclosure, the Company may be required to make certain expenditures or to advance funds. These expenditures and advances are established as a receivable and are collected once the mortgage has been liquidated.

         The balances of servicing related advances at December 31, 2000 and 1999 and were as follows:

                                                                                           DECEMBER 31,
                                                                                      ----------------------
                                                                                          2000        1999
                                                                                      -----------   --------
                                                                                      (DOLLARS IN THOUSANDS)
Escrow advances (taxes and insurance)..............................................       $16,758     $14,602
Foreclosure advances...............................................................        10,124       9,270
Principal and interest advances....................................................         4,105       3,170
Other advances.....................................................................         1,970       1,693
                                                                                         --------    --------
Total servicing related advances...................................................       $32,957     $28,735
                                                                                         ========    ========

(8)       WAREHOUSE FINANCING FACILITIES AND DUE TO DOMINION CAPITAL

         On February 22, 2000, the Company increased its committed credit facility with a commercial banking syndicate from $100 million to $120 million to finance the purchase of mortgage loans. The facility expires on September 21, 2001. The Company expects that this credit facility will be renewed, if necessary, at the expiration date, although there can be no assurance of such renewal.

         At December 31, 2000, the Company also has committed revolving repurchase agreements with several counter-parties that have a cumulative limit of $890 million.

         The Company has a $200 million revolving line of credit with Dominion Capital payable on May 14, 2002. The note is unsecured, and provides for interest payments to Dominion Capital at their cost of borrowing (7.36% and 6.55% at December 31, 2000 and 1999, respectively). The Company expects that this line of credit will be renewed, if necessary, at the expiration date, although there can be no assurance of such renewal.

         The Company also has an unsecured note with Dynex, Capital, Inc. ("Dynex") as a result of the sale of the Company to Dominion Resources. This note is payable in five annual installments of $9.5 million beginning January 1997. This note was paid in full in January 2001.

         A summary of the activity under these agreements at December 31, 2000 and 1999, 1998, respectively, is as follows:

                                                                                   DECEMBER 31,
                                                                       ----------------------------------
                                           F-30

(DOLLARS IN THOUSANDS)                                                      2000          1999         1998
----------------------                                                  ----------     --------     ---------
AMOUNTS OUTSTANDING
Warehouse Borrowing...............................................         $76,097      $48,096       $92,307
Repurchase Agreements.............................................           2,628       43,369        25,816
Due to Dominion Capital...........................................          99,847      121,864       114,110
Due to Dynex......................................................           9,500       19,000        19,000
                                                                          --------     --------      --------
Total.............................................................        $188,072     $232,329      $251,233
                                                                          ========     ========      ========
OUTSTANDING COLLATERAL
Warehouse Borrowing...............................................         $98,652      $56,224       $95,764
Repurchase Agreements.............................................           2,693       43,369        30,028
Due to Dominion Capital...........................................              --           --            --
Due to Dynex......................................................              --           --            --
                                                                          --------     --------      --------
Total.............................................................        $101,345      $99,593      $125,792
                                                                          ========     ========      ========

REMAINING CAPACITY TO BORROW
Warehouse Borrowing...............................................         $43,903      $51,904       $57,693
Repurchase Agreements.............................................              --      556,631       674,184
Due to Dominion Capital...........................................         100,153       78,136        30,890
Due to Dynex......................................................              --           --            --
                                                                          --------     --------      --------
Total.............................................................        $144,056     $686,671      $762,767
                                                                          ========     ========      ========

WEIGHTED AVERAGE COST OF FUNDS
Warehouse Borrowing...............................................           6.91%        6.04%         6.39%
Repurchase Agreements.............................................           6.87%        5.83%         5.94%
Due to Dominion Capital...........................................           6.75%        5.59%         5.70%
Due to Dynex......................................................           6.50%        6.50%         6.50%
INTEREST EXPENSE
Warehouse Borrowing...............................................          $1,639       $2,798        $4,737
Repurchase Agreements.............................................          14,541       10,698         6,558
Due to Dominion Capital...........................................           8,044        6,587         5,697
Due to Dynex......................................................             651        1,259         1,825
Other.............................................................              --           --            --
                                                                          --------     --------      --------
Total.............................................................         $24,875      $21,342       $18,817
                                                                          ========     ========      ========

(9)       EMPLOYEE SAVINGS PLAN

         The Company's employees are eligible to participate in the Dominion Resources 401(k) plan upon the employee's sixth month of employment. Under the current plan, eligible employees may defer up to 15% of their income on a pretax basis. The Company matches 50% of the employees' contribution up to 6% of the employees' income. The total expense related to the Company's matching contributions during the years ended December 31, 2000, 1999 and 1998 was $0.4 million, $0.4 million and $0.2 million, respectively.

(10)      INCOME TAXES

         The components of the Company's provision for income taxes for the years ended December 31, 2000, 1999, and 1998 consist of the following:

                                                                             YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------
(DOLLARS IN THOUSANDS)                                                       2000         1999         1998
----------------------                                                    ----------   ---------   ---------
Federal

                                     F-31

   Current........................................................           $(172)     $10,698      $(1,858)
   Deferred.......................................................         (27,801)       8,974         8,547
State

   Current........................................................              664       1,592         1,296
   Deferred.......................................................            3,225        (36)         (587)
                                                                          ---------     -------      --------

Total income tax (benefit) expense................................        $(24,084)     $21,228        $7,398
                                                                          =========     =======      ========

         The amounts provided for income taxes differ from the amount provided at the statutory federal rate as follows:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                            ---------------------------------
(DOLLARS IN THOUSANDS)                                                         2000         1999        1998
----------------------                                                       ---------    --------    -------
Federal income tax (benefit) expense at statutory rate...............        $(25,411)     $20,526     $6,795
State income tax (benefit) expense, net..............................          (2,904)       1,736        582
Federal tax expense (benefit) of state tax deduction.................            1,106       (607)      (203)
Other expense (benefit), net.........................................            3,125       (427)        224
                                                                             ---------     -------    -------
Total income tax (benefit) expense...................................        $(24,084)     $21,228     $7,398
                                                                             =========     =======    =======

         The income tax effects of temporary differences that give rise to the net deferred tax liability at December 31, 2000, 1999 are as follows:

                                                                                            DECEMBER 31,
                                                                                    -------------------------
(DOLLARS IN THOUSANDS)                                                                  2000           1999
----------------------                                                              ----------      ---------
Reserves for loan losses.....................................................           $1,542           $393
Residual Related.............................................................            6,789       (24,667)
Gain on sale of MSRs.........................................................         (36,014)       (25,716)
Amortization of intangibles..................................................          (1,565)        (1,192)
Other........................................................................          (2,291)        (1,352)
                                                                                     ---------      ---------
Total deferred tax liability.................................................        $(31,539)      $(52,534)
                                                                                     =========      =========

         The Company recognizes all or a portion of its net deferred tax assets if it believes that it is more likely than not, given all available evidence, that all or a portion of the benefits of the carryforward losses and other deferred tax assets will be realized. Management believes that, based on the available evidence, it is more likely than not that the Company will realize the benefit from its deferred tax assets.

(11)      STOCKHOLDER'S EQUITY

         During the years ended December 31, 2000, 1999 and 1998, the Company converted $40.0 million, $26.5 million and $66.2 million, respectively, of borrowings from Dominion Capital into capital.

(12)      DISCLOSURE ABOUT FINANCIAL INSTRUMENTS

         Fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. In cases where market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments due to their nature and all non-financial instruments are excluded from this disclosure. At December 31, 2000 and 1999, the Company's financial assets and liabilities were recorded at fair value with the exception of mortgage loans held for sale, the carrying value of which approximates fair value. At December 31, 2000 and 1999, the carrying value and fair value of the mortgage loans held for sale are $105.2 million, and $123.6 million, respectively.

         The following methods and assumptions were used to estimate the fair value of the Company's financial instruments:

         MORTGAGE LOANS HELD FOR SALE--The fair value of the Company's mortgage loans held for sale is based on outstanding commitments from investors.

         RESIDUALS--The fair value of the Company's investment in mortgage loan residuals is based on estimates of market assumptions based on the type of collateral, estimates of prepayment, credit loss assumptions, and discounted cash flows.

         SUBORDINATE BONDS--The fair value of the Company's investment in mortgage loan subordinate bonds is based on the price of similar bonds trading in the secondary market at year-end.

         HEDGE POSITIONS, NET--Derivatives for loans held for sale used as hedging instruments are off-balance sheet items marked-to-market with any unrealized gains or losses deferred until the related loans are securitized or sold.

         NOTES PAYABLE--Notes payable are secured by mortgage loans held for sale and are tied to one month LIBOR and accordingly carrying value is considered a reasonable estimate of fair value.

         DUE TO AFFILIATE--The carrying amount of due to affiliate amounts with variable interest rates is a reasonable estimate of fair value.

         INTEREST RATE SWAPS--The fair value of the Company's interest rate swaps held on its residuals is based upon the spread between LIBOR and the stated interest rate on the bonds it supports.

(13)      HEDGING TRANSACTIONS

         MORTGAGE LOANS HELD FOR SALE

         Market changes may have an adverse effect on the value of the mortgage loans held for sale. To reduce the risk of such declines in market value, the Company may hedge certain loans in warehouse and existing commitments to fund mortgage loans. The Company has credit risk to the extent that the counterparties to the derivative financial instruments do not perform their obligation under the agreements. If one of the counterparties does not perform, the Company would not receive the cash to which it would otherwise be entitled under the conditions of the agreement. As of December 31, 2000 and 1999, the Company had outstanding forward delivery financial futures contracts outstanding for hedging purposes (other than trading) aggregating gross notional amounts of $0 million and $178 million and options with an outstanding long position of $800 million and $1,690 million and short positions of $3,625 million, $570 million, respectively. At December 31, 2000 and 1999, the Company had outstanding (payables) receivables related to its hedging positions with certain counterparties of $(2.7) million and $2.7 million, respectively. Net deferred hedging gains related to loans in warehouse totaled $0 million and $0.6 million at December 31, 2000 and 1999, respectively.

         INTEREST-ONLY RESIDUAL ASSETS

         At December 31, 2000 and 1999, the Company held interest rate swap agreements with a total notional value of $589.0 million and $212.1 million, respectively, and a total fair value of $(3.7) million and $4.4 million, respectively. These swaps are used to hedge the basis risk of the interest paid on the asset-backed securities bonds, which are based on 1-month LIBOR, and the interest received on the mortgage collateral which is fixed for a period of time. The notional amount of interest rate swaps does not represent future cash requirements, as the cash paid out or received depends upon the difference in the interest rates of the bonds they support and one month LIBOR. The interest rate swaps are classified as trading, and as such, are marked to market through earnings

(14)      COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT RISK

         LEASES

         The Company is obligated under non-cancelable operating leases for property and both operating and capital leases for equipment. Minimum annual rental payments at December 31, 2000, are as follows:

                                                                                              EQUIPMENT
                                                                      PROPERTY         --------------------
                                                                      OPERATING        OPERATING    CAPITAL
                                                                      ---------        --------     -------
                                                                             (DOLLARS IN THOUSANDS)
                                     F-33

2001                                                                    $2,774         $1,239         $85
2002                                                                     2,912            626          78
2003                                                                     2,832            282          74
2004                                                                     2,501            201          29
2005                                                                     2,027             --          --
Thereafter.....................................................          3,547             --          --
                                                                       -------         ------        ----
Total..........................................................        $16,593         $2,348        $266
                                                                       =======         ======        ====
Imputed interest rate..........................................           6.6%
Present value of net minimum lease payments....................           $321

         Rent and lease expense amounted to $4.9 million, $3.6 million and $2.4 million for the years ended December 31, 2000, 1999 and 1998, respectively.

         MORTGAGE LOANS

         At December 31, 2000 and 1999, the Company had commitments to fund mortgage loans of approximately $161.8 million, $339.1 million, respectively. This does not necessarily represent future cash requirements, as some portion of the commitments will expire without being drawn upon or will be subsequently declined for credit or other reasons.

         As part of its representations and warranties made at the time of securitization, the Company guarantees that it will repurchase any loan, which is found to have violated standard representation and warranties. As of December 31, 2000 and 1999, the Company was not obligated to repurchase any loans that had been securitized.

         LEGAL MATTERS

         Because the nature of the Company's business involves the collection of numerous accounts, the validity of liens and compliance with various state and federal lending laws, the Company is subject, in the normal course of business, to various legal proceedings. The resolution of these lawsuits, in management's opinion, will not have a material adverse effect on the financial position or the results of operations of the Company.

(15)      SEGMENTS

         The operating segments reported below are the segments of the Company for which separate financial information is available and for which operating income amounts are evaluated regularly by management in deciding how to allocate resources and in assessing performance. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies (Note 1).

         Operating income amounts evaluated include net interest income, loan losses, gain on sale and servicing income, general and administrative expenses. Corporate and other activities primarily consist of executive management, certain unallocated administrative support functions and securitization activities.

         Management does not identify assets to the segments and evaluates assets only at the consolidated level. As such, only operating results for the segments are included herein.

                                             WHOLESALE      CORRESPONDENT      RETAIL      SERVICING      CORPORATE     CONSOLIDATED
                                             ---------      -------------      ------      ---------     ----------     ------------
                                                                           (DOLLARS IN THOUSANDS)
1998
Net interest income..................            $7,556           $11,593       $1,004       $(1,351)       $(1,825)         $16,977
Loan losses..........................             (820)           (1,173)           --             --        (2,370)         (4,363)
Total production and servicing related
   revenues..........................            23,099            14,775        5,213         12,230         31,197          86,514
General and administrative expenses..            18,093             5,813        9,913          7,323          9,974          51,116
Residual losses......................                --                --           --             --       (28,596)        (28,596)
                                               --------          --------    ---------       --------     ----------       ---------
                                     F-34

(Loss) income before taxes...........           $11,742           $19,382     $(3,696)         $3,556      $(11,568)         $19,416
                                               ========          ========    =========       ========     ==========       =========

1999
Net interest income..................           $12,975           $13,444       $2,239       $(2,924)       $(1,258)         $24,476
Loan losses..........................           (3,946)           (5,964)        (571)             --          1,374         (9,107)
Total production and servicing related
   revenues..........................            29,587            30,879       12,554         17,292         24,041         114,353
General and administrative expenses..            25,047             6,017       11,803         12,088          8,583          63,538
Residual losses......................                --                --           --             --        (8,308)         (8,308)
                                               --------          --------    ---------       --------     ----------       ---------
(Loss) income before taxes...........           $13,569           $32,342       $2,419         $2,280         $7,266         $57,876
                                               ========          ========    =========       ========     ==========       =========

2000
Net interest income..................            $4,196            $6,729       $1,376       $(2,082)         $(650)          $9,569
Loan losses..........................           (1,304)           (2,862)        (260)             --        (1,977)         (6,403)
Total production and servicing related
   revenues..........................            24,309            12,047       14,551         23,001         30,211         104,119
General and administrative expenses..            15,391             6,489       15,776         14,372         19,416          71,444
Residual losses......................                --                --           --        (3,822)      (104,623)       (108,445)
                                               --------          --------    ---------       --------     ----------       ---------
(Loss) income before taxes...........           $11,810            $9,425       $(109)         $2,725      $(96,455)       $(72,604)
                                               ========          ========    =========       ========     ==========       =========

(16)     SUBSEQUENT EVENT

         On July 6, 2001, Saxon Capital, Inc. (Saxon Capital) issued 28,050,100 shares of $.01 par value common stock at a price of $9.30 per share (net of underwriter's discount). A portion of the proceeds were used to acquire SCI Services, Inc., (SCI Services), as described below.

         On July 6, 2001, the Company, acquired 100 percent of the issued and outstanding common shares of SCI Services from Dominion Capital at a price equal to its adjusted book value (excluding certain assets, liabilities and goodwill ("old goodwill")) at closing plus a $5 million premium. In addition, SCI Services, Inc. paid a $6.7 million premium for mortgage loans held for sale, which represented the accretion in value of mortgage loans after February 28, 2001. Dominion Capital retained interest-only residual assets, and subordinated bonds that Saxon retained in securitizations before July 6, 2001. In addition, the due to Dominion Capital liability and all tax liabilities were paid at closing. The aggregate purchase price was $170.1 million, including $145.1 million of cash and a $25 million note payable to Dominion Capital. The note to Dominion Capital pays interest at 8% per annum and is due in full on July 6, 2006.

         In connection with the acquisition of Saxon, the old goodwill recorded on SCI Services was determined to be impaired as the purchase price paid for SCI Services was substantially at net book value, excluding old goodwill. As such, SCI Services recorded a $45.0 million permanent impairment charge to its consolidated statement of operations in the second quarter of 2001.

         The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

                                 AT JULY 6, 2001
                                     ($000s)

Cash...........................................................................................        $2,999
Mortgage loans held for sale...................................................................       669,680
Mortgage servicing rights......................................................................        41,614
Servicing related assets.......................................................................        84,199
Furniture, fixtures and equipment..............................................................         6,031
Other Assets...................................................................................         7,117
                                                                                                     --------
   Total assets acquired.......................................................................       811,640
Warehouse financing facilities.................................................................       631,036
Other current liabilities......................................................................        13,424
                                                                                                     --------

                                     F-35

   Total liabilities acquired..................................................................       644,460
   Net assets acquired.........................................................................       167,180
                                                                                                     --------
Purchase price paid............................................................................       170,130
Goodwill.......................................................................................         2,949

         The acquisition of Saxon resulted in goodwill ("new goodwill") of $2.9 million. In accordance with SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, which was issued in June 2001, new goodwill will be not be amortized but will be evaluated periodically for impairment.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        32,463,100 SHARES OF COMMON STOCK

                                     [LOGO]

                               SAXON CAPITAL, INC.


                            ------------------------


                                   PROSPECTUS


-------------------------------------------------------------------------------


         Until [ ], 2001, all dealers that effect transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    [ ], 2001

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the offering by the selling stockholders described in this Registration Statement. All such amounts, except the SEC Registration Fee, are estimated. Pursuant to the Registration Rights Agreement we are responsible for all such expenses.

SEC Registration Fee.........................................................................     $ 81,969.33
Printing Expenses............................................................................     $ 75,000.00
Legal Fees and Expenses......................................................................     $300,000.00
Accounting Fees and Expenses.................................................................     $150,000.00
NASDAQ Listing Fee...........................................................................     $ 90,000.00
Miscellaneous................................................................................     $200,000.00
                                                                                                  -----------
   Total.....................................................................................     $896,969.33

ITEM 14.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify certain of its officers, directors, employees and agents. Our amended and restated certificate of incorporation (our charter) provides that we will indemnify, to the fullest extent permitted under Delaware law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved because such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

         In addition to the indemnification obligations set forth in our charter, we have entered into indemnification agreements with each of our directors containing substantially those same indemnification provisions as in our charter.

         We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers because of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnifying our directors, officers, and controlling persons for liabilities arising under the Securities Act of 1933 pursuant to our charter and bylaws, or otherwise, is against public policy as expressed in the Act and is, therefore, unenforceable.

         Our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit). We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

ITEM 15.          RECENT SALES UNREGISTERED SECURITIES

         The following information relates to the securities we have issued or sold within the past three years that were not registered under the Securities Act of 1933, as amended (the Securities Act).


         (i) April 23, 2001, we issued 100 shares of our common stock to our founding stockholder, Michael L. Sawyer, for $0.01 per share.


         (ii) July 6, 2001, we issued 28,000,000 shares of our common stock to Friedman, Billings, Ramsey & Co., Inc. as the initial purchaser in our 144A Offering for a price of $9.30 per share. See "Business--144A Offering."

         (iii) July 6, 2001, we issued 50,000 shares of our common stock to certain senior executives for a price of $10.00 per share. See "Related Party Transactions."

         (iv) July 6, 2001, we issued warrants to purchase 1,200,000 shares of our common stock with a exercise price of $10.00 per share to Friedman, Billings, Ramsey & Co., Inc. in connection with our 144A offering. These warrants are immediately exercisable. See "Business--144A Offering."

         (v) July, 2001, we issued options to purchase 400,000 shares of common stock with an exercise price of $10.00 per share to our non-employee directors. Each option vests pro rata over a four-year period. See "Related Party Transactions."

         (vi) July, 2001, we issued options to purchase 2,185,000 shares of common stock, with an exercise price of $10.00 per share to certain of our employees pursuant to our Stock Plan. Each option vests pro rata over a four-year period.


         (vii) October, 2001, we issued options to purchase 75,000 shares of common stock, with an exercise price of $10.10 per share to Thomas Wageman, a non-employee director. The option vests pro rata over a four-year period. See "Related Party Transactions."



         (viii) October, 2001, we issued options to purchase 553,000 shares of common stock, with an exercise price of $10.10 per share to certain of our employees pursuant to our Stock Plan. Each option vests pro rata over a four-year period.


         Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon the exemptions provided by Section 4(2) for transactions not involving a public offering.

ITEM 16.          EXHIBIT AND FINANCIAL STATEMENT SCHEDULES.

                  (a)      Exhibits


    EXHIBIT NUMBER                       DESCRIPTION
    -------------- -------------------------------------------------------------

         *1        Purchase Agreement by and between Saxon Capital Acquisition
                   Corp. and Friedman, Billings, Ramsey & Co., Inc. dated June
                   29, 2001
         3.1       Amended and Restated Certificate of Incorporation, of Saxon
                   Capital, Inc.
         3.2       Amended and Restated Bylaws of Saxon Capital, Inc.
         4.1       Form of Common Stock Certificate
         5.1       Opinion of McKee Nelson LLP
         10.1      Form of Saxon Capital, Inc. 2001 Stock Incentive Plan
         10.4      Form of Employment Agreement of Michael L. Sawyer, dated June
                   7, 2001
         10.5      Form of Employment Agreement of Dennis G. Stowe, dated June 7,
                   2001
         10.6      Form of Employment Agreement of Robert G. Partlow, dated June
                   7, 2001
         *10.7     Stock Purchase Agreement by and among Dominion Capital, Inc.,
                   Saxon Acquisition Corp., and SCI Services, Inc. dated June 7,
                   2001

    EXHIBIT NUMBER                       DESCRIPTION
    -------------- -------------------------------------------------------------
         *10.8     First Amendment to the Stock Purchase Agreement dated June 7,
                   2001 by and among Dominion Capital, Inc., Saxon Acquisition
                   Corp., and SCI Services, Inc. dated June 29, 2001
         10.9      Residual Assignment and Services Agreement, by and among Saxon
                   Acquisition Corp., SCI Services, Inc., Saxon Mortgage, Inc.,
                   Meritech Mortgage Services, Inc., and Dominion Capital, Inc.
                   dated June 7, 2001
         *10.10    Registration Rights Agreement by and between Saxon Capital
                   Acquisition Corp. and Friedman, Billings, Ramsey & Co., Inc.
                   dated July 6, 2001
         *10.11    FBR Warrant Agreement by and between Saxon Capital Acquisition
                   Corp. and Friedman, Billings, Ramsey & Co., Inc. dated July 6,
                   2001
         *10.12    Promissory Note dated July 6, 2001 in the principal amount of
                   $25,000,000 payable to Dominion Capital, Inc.
         *10.14    Form of Option Grant to Edward G. Harshfield dated July 6,
                   2001
         *10.15    Form of Option Grant to Richard A. Kraemer dated July 6, 2001
         *10.16    Form of Option Grant to David Wesselink dated July 12, 2001
         *10.18    Voting Agreement by and between Saxon Capital Acquisition
                   Corporation and Friedman, Billings, Ramsey & Co., Inc. dated
                   July 6, 2001
         10.19     Deed of Lease between Innslake, L.P. and Resource Mortgage
                   Capital, Inc., dated September 15, 1994, as amended
         10.20     Lease Agreement by and between Reliance Insurance Company and
                   Meritech Mortgage Services, Inc. dated August 15, 1996, as amended
         *10.21    Form of Saxon Capital, Inc. 2001 Employee Stock Purchase Plan
         10.22     Form of Option Grant to Thomas J. Wageman dated October 9,
                   2001
         *21.1     List of subsidiaries of Saxon Capital, Inc.
         23.1     Consent of Deloitte & Touche LLP
         *23.2     Consent of McKee Nelson LLP (included in Exhibit 5.1)
         **24.1    Power of Attorney (included on signature page)

-------------------

*         Previously filed.
**       Previously filed, except Thomas J. Wageman filed herewith.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which any officers or sales are being made, a post-effective amendment to the registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933.

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement.

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

                  (2) That for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

         We have been advised that, in the opinion of the Securities and Exchange Commission, indemnifying our directors, officers, and controlling persons for liabilities arising under the Securities Act of 1933 pursuant to our charter and bylaws, or otherwise, is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers, or controlling persons concerning the securities being registered, the we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, state of Virginia, on November 21, 2001.


                                       SAXON CAPITAL, INC.


                                       By:        /s/ MICHAEL L. SAWYER
                                             ----------------------------------
                                                 Name: Michael L. Sawyer
                                              Title: CHIEF EXECUTIVE OFFICER


         KNOW ALL PERSONS BY THESE PRESENTS, that Thomas J. Wageman whose name appears below appoints and constitutes Michael L. Sawyer and Robert G. Partlow and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments to this registration statement, including post-effective amendments, and to sign any and all registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below and as of the dates indicated.


                       SIGNATURE                               CAPACITY IN WHICH TO SIGN                  DATE
          ----------------------------------------      ------------------------------------        -----------------
                           *                            Chairman of the Board of
          ----------------------------------------       Directors                                  November 21, 2001
                 Edward G. Harshfield

                           *                            Vice Chairman of the Board of
          ----------------------------------------       Directors                                  November 21, 2001
                   Richard A. Kraemer

                           *                            Chief Executive Officer and
          ----------------------------------------       Director                                   November 21, 2001
                   Michael L. Sawyer

                                                        Chief Financial Officer and
          ----------------------------------------       Director                                   November 21, 2001
                   Robert G. Partlow

                           *
          ----------------------------------------      President and Director                      November 21, 2001
                    Dennis G. Stowe

                           *
          ----------------------------------------      Director                                    November 21, 2001
                  David D. Wesselink

                 /s/ Thomas J. Wageman
          ----------------------------------------      Director                                    November 21, 2001
                   Thomas J. Wageman



       *By: /s/ Michael L. Sawyer
             Michael L. Sawyer
             Attorney-in-Fact